Exhibit 10.1

CREDIT AGREEMENT

Dated as of January 23, 2014

among

CHC GROUP LTD., as the Parent Guarantor

6922767 HOLDING S.À R.L., as the Company,

CHC HELICOPTER HOLDING S.À R.L., as Holdco,

CHC HELICOPTER S.A.,

as Initial Borrower,

THE LENDERS PARTY HERETO,

HSBC BANK PLC,

as Administrative Agent

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED,

as Collateral Agent,

HSBC BANK CANADA,

J.P. MORGAN SECURITIES LLC,

BARCLAYS BANK PLC,

RBC CAPITAL MARKETS* and

UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners,

J.P. MORGAN SECURITIES LLC and

BARCLAYS BANK PLC,

as Co-Syndication Agents

and

ROYAL BANK OF CANADA and

UBS SECURITIES LLC,

as Co-Documentation Agents

*	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Table of Contents

		Page
ARTICLE I DEFINITIONS		2
Section 1.01.	Defined Terms	2
Section 1.02.	Terms Generally	64
Section 1.03.	Effectuation of Transfers	65
Section 1.04.	Exchange Rates; U.S. Dollar Equivalents	65

ARTICLE II THE CREDITS		66
Section 2.01.	Commitments	66
Section 2.02.	Loans and Borrowings	66
Section 2.03.	Requests for Borrowings	67
Section 2.04.	[Reserved]	67
Section 2.05.	Swingline Loans	67
Section 2.06.	Revolving Letters of Credit	71
Section 2.07.	[Reserved]	76
Section 2.08.	Funding of Borrowings	76
Section 2.09.	Interest Elections	77
Section 2.10.	Termination and Reduction of Commitments	78
Section 2.11.	Repayment of Loans; Evidence of Debt	79
Section 2.12.	Repayment of Loans	80
Section 2.13.	Prepayment of Loans	80
Section 2.14.	Fees	83
Section 2.15.	Interest	84
Section 2.16.	Alternate Rate of Interest	86
Section 2.17.	Increased Costs	86
Section 2.18.	Break Funding Payments	88
Section 2.19.	Taxes	88
Section 2.20.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	92
Section 2.21.	Mitigation Obligations; Replacement of Lenders	94
Section 2.22.	Increase in Commitments and/or Establishment of Term Loan Commitments	95
Section 2.23.	Designated Borrowers	97
Section 2.24.	Illegality	98
Section 2.25.	Extensions of Term Loans, Revolving Facility Loans and Commitments and Additional/Replacement Revolving Facility Loans and Additional/Replacement Revolving Credit Commitments	99

ARTICLE III REPRESENTATIONS AND WARRANTIES		102
Section 3.01.	Organization; Powers	102
Section 3.02.	Authorization; No Violation; No Conflict	103
Section 3.03.	Enforceability	103
Section 3.04.	Governmental Approvals	103

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Prepayment Notice
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Junior Lien Intercreditor Agreement
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Note
Exhibit H	Form of Designated Borrower Request and Assumption Agreement
Exhibit I	Form of United States Tax Compliance Certificate
Exhibit J	Form of Designated Borrower Notice
Exhibit K	Form of Administrative and Collateral Agent Appointment Deed Accession Agreement

Schedule I	Designated Borrower Subsidiaries
Schedule II	Existing Letters of Credit
Schedule III	Security Documents
Schedule IV	Closing Date Guarantors
Schedule V	Agreed Security Principles
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(d)	Condemnation Proceedings
Schedule 3.07(f)	Subsidiaries
Schedule 3.07(g)	Subscriptions
Schedule 3.08(a)	Litigation
Schedule 3.08(b)	Violations
Schedule 3.12	Taxes
Schedule 3.15	Environmental Matters
Schedule 3.19	Labor Matters
Schedule 3.20	Insurance
Schedule 4.02(k)	Governmental Approvals

CREDIT AGREEMENT dated as of January 23, 2014 (as amended, amended and restated, supplemented or otherwise modified, this “Agreement”), among CHC GROUP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Guarantor”), 6922767 HOLDING S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”) whose registered office is located at 13-15 avenue de la Liberté, L-1931 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (“R.C.S. Luxembourg”) under number B 136792 (the “Company”), CHC HELICOPTER HOLDING S.À R.L. (formerly known as CHC Helicopter LLC), a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Luxembourg whose registered office is located at 13-15 avenue de la Liberté, L-1931 Luxembourg and registered with the R.C.S. Luxembourg under number B 155574 (“Holdco”), CHC HELICOPTER S.A. (formerly CHC Helicopter S.à r.l.), a société anonyme incorporated under the laws of Luxembourg whose registered office is located at 13-15 avenue de la Liberté, L-1931 Luxembourg, registered with the R.C.S. Luxembourg under number B 139673 (the “Initial Borrower”), the Designated Borrowers listed on Schedule I hereto (which shall become party hereto by executing this Agreement on the Signing Date) and the other Borrowers party hereto from time to time, the LENDERS party hereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”), HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”).

W I T N E S S E T H :

WHEREAS, an Affiliate (with such term and each other capitalized term used but not defined in this preamble having the meaning assigned thereto in Article I) of a fund managed by First Reserve Corporation (the “Sponsors”) indirectly formed the Company, Holdco and the Initial Borrower in connection with a plan of arrangement whereby in 2008 the Company indirectly became the holder of all of the issued share capital of CHC Helicopter Corporation (the “Arrangement”). Holdco is a direct Subsidiary of the Company and the Initial Borrower is a direct Subsidiary of Holdco;

WHEREAS, in connection with a refinancing of certain Indebtedness occurred in connection with the Arrangement (i) the Company and certain of its Subsidiaries entered into a $300,000,000 credit agreement dated as of October 4, 2010 between, amongst others, the Company as holdco, the Initial Borrower as borrower, the financial institutions listed therein as lenders and Morgan Stanley Senior Funding, Inc., HSBC Securities (USA) Inc., RBC Capital Markets Corporation and UBS Securities LLC as joint lead arrangers and joint bookrunners (the “Existing Facility”); and (ii) the Initial Borrower issued senior secured notes in an initial aggregate amount of U.S.$1,100,000,000 (subsequently increased to U.S.$1,300,000,000 pursuant to an additional offering) (the “Senior Notes”);

WHEREAS, an Affiliate of the Company or a Parent Company intends to undertake an IPO and, in connection with the IPO (as defined below), the Initial Borrower intends to terminate the Existing Facility and refinance all amounts owing thereunder (the “Refinancing”);

WHEREAS, the Initial Borrower has requested that the Lenders extend credit in the form of Revolving Facility Loans and Revolving Letters of Credit at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of U.S.$375,000,000 (or its equivalent);

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquired Debt” shall mean, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” shall mean (1) any properties or assets to be used by the Company or a Restricted Subsidiary in a Permitted Business; or (2) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clause (2), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Additional Interest” shall mean at any time, all additional interest then owing pursuant to the registration rights agreement entered into or required to be entered into pursuant to the Senior Notes Indenture.

“Additional/Replacement Revolving Credit Commitments” shall have the meaning specified in Section 2.22.

“Additional/Replacement Revolving Credit Loans” shall mean any loan made under a tranche of Additional/Replacement Revolving Credit Commitments.

“Additional/Replacement Revolving Credit Lender” shall mean, at any time, any Lender that has an Additional/Replacement Revolving Credit Commitment.

“Additional Term Loan Tranche” shall have the meaning specified in Section 2.22.

“Administrative Agent” shall have the meaning specified in the introductory paragraph of this Agreement

“Administrative Agent’s Spot Rate of Exchange” shall mean the Administrative Agent’s spot rate of exchange for the purchase of the relevant currency with U.S. Dollars in the London foreign exchange market at or about 11.00 a.m. London time on a particular day.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” shall have the meaning specified in Section 6.07(a).

“Agent Parties” shall have the meaning specified in Section 9.17(c).

“Agent Fee Letter” shall have the meaning specified in clause (ii) of the definition of the term “Fee Letter”.

“Agent Fees” shall have the meaning specified in Section 2.14(e).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Security Principles” shall mean the security principles set out in Schedule V.

“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

“Aircraft Sale and Leaseback Transaction” shall mean, in respect of any new or existing aircraft acquired or owned by the Company or any of its Restricted Subsidiaries (whether before or after the Closing Date), any transaction occurring whereby such aircraft is sold by and leased back to the Company or any of its Restricted Subsidiaries (or where the contract relating to the purchase of such aircraft is assigned or novated to an entity which will lease the aircraft to the Company or any of its Restricted Subsidiaries).

“Alternate Base Rate” shall mean the greater of (i) the rate of interest per annum determined by the Swingline Lender from time to time as its prime commercial lending rate for U.S. Dollar loans in the United States for such day (the “Prime Rate”), (ii) the Federal Funds Rate plus 0.50% per annum and (iii) the rate per annum equal to the rate determined by the Swingline Lender to be the offered rate that appears on the Reuters LIBOR01 screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to one month, determined as of approximately 11:00 a.m. (London time) on the Business Day prior to the date at which the Alternate Base Rate is being determined, plus 1%. The Prime Rate is not necessarily the lowest rate that the Swingline Lender is charging to any corporate customer.

“Applicable Margin” shall mean for any day with respect to (a) prior to the Trigger Date, any LIBOR Loan, 4.50%, (b) prior to the Trigger Date, any ABR Loan, 3.50% (c) prior to the Trigger Date, any Canadian Prime Rate Loan, 3.50%, (d) prior to the Trigger Date, any EURIBOR Loan, 4.50%, (e) prior to the Trigger Date, any CDOR Loan, 4.50% and (f) thereafter, the applicable margin per annum set forth below under the caption “LIBOR Loan Spread”, “ABR Loan Spread”, “Canadian Prime Rate Loan Spread”, “CDOR Loan Spread” and “EURIBOR Loan Spread”, as applicable, based upon the Total Leverage Ratio as of the last date of the most recent fiscal quarter of the Parent Guarantor:

Total Leverage Ratio:	ABR Loan Spread	LIBOR Loan Spread	CDOR Loan Spread	Canadian Prime Rate Loan Spread	EURIBOR Loan Spread
Category 1: Equal to or greater than 3.50 to 1.00	3.50%	4.50%	4.50%	3.50%	4.50%
Category 2: Less than 3.50 to 1.00	2.75%	3.75%	3.75%	2.75%	3.75%

For purposes of the foregoing, (1) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Parent Guarantor’s fiscal year based upon the consolidated financial information of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.04(a) or (b) and (2) each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective on the first Business Day after the date of delivery to the Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or the Required Lenders, at any time during which the Parent Guarantor fails to deliver the consolidated financial information when required to be delivered pursuant to Section 5.04(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the computations of the Total Leverage Ratio set forth in a certificate of a Financial Officer of the Parent Guarantor delivered to the

Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest for any period based on an Applicable Margin that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such certificate of a Financial Officer of the Parent Guarantor shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest theretofor paid by the Parent Guarantor or the Company for the relevant period pursuant to Section 2.15 as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.15, as applicable, at the time the interest for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full), in accordance with the terms of this Agreement); provided that, notwithstanding the foregoing, so long as an Event of Default described in Section 7.01(i) or Section 7.01(j) has not occurred with respect to any Borrower, such shortfall shall be due and payable five (5) Business Days following the determination described above.

“Applicant Borrower” shall have the meaning specified in Section 2.23(b).

“Approved Fund” shall have the meaning specified in Section 9.04(b).

“Arrangement” shall have the meaning specified in the first recital hereto.

“Asset Acquisition” shall mean:

(i) an investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company or shall be merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; or

(ii) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business but including acquisitions of aircraft.

“Asset Sale” shall mean:

(i) the sale, lease, conveyance or other disposition of any assets or rights of the Company and its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be subject to the provisions of Section 6.06 and not Section 6.03; and

(ii) the issuance or sale of Equity Interests in any of the Company’ Restricted Subsidiaries (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 6.02 and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(A) any single transaction or series of related transactions that involves assets or Equity Interests of any Restricted Subsidiary having a Fair Market Value of less than $10.0 million;

(B) a transfer of assets between or among the Company and any Restricted Subsidiary; provided that any transfers from the Initial Borrower or a Guarantor to a Restricted Subsidiary that is not a Guarantor of assets that constitute Collateral (i) do not result in the Lien on such Collateral being released and (ii) to the extent such transfer involves a transfer of aircraft, do not exceed in any year the greater of (x) $50.0 million and (y) 2.0% of Total Assets (measured at the time of such transfer);

(C) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(D) the sale or lease of inventory, products or services or the lease, assignment or sub-lease of any real or personal property;

(E) the sale or discounting of accounts receivable in the ordinary course of business;

(F) any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties, including aircrafts and parts;

(G) any sale of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(H) the sale or other disposition of cash, Cash Equivalents or Marketable Securities;

(I) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing;

(J) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(K) a Restricted Payment that does not violate the covenant described under Section 6.01 or a Permitted Investment;

(L) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(M) the granting of Liens not otherwise prohibited by the Senior Notes Indenture;

(N) the surrender, or waiver of contract rights, leases, or settlement, release or surrender of contract, tort or other claims; and

(O) any exchange of assets related to a Permitted Business of comparable market value, as determined in good faith by the Company.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Company (if required pursuant to Section 9.04(b)), in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender, at any time of determination, an amount equal to the amount by which (a) the Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bank Products” shall mean any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, cash pooling and other cash management arrangements and commercial credit card and merchant card services.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board Of Directors” shall mean:

(i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(ii) with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership;

(iii) with respect to a limited liability company, the Board of Directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(iv) with respect to any other Person, the board or committee of such Person serving a similar function or, in relation to a Dutch Loan Party its managing board (bestuur).

“Borrowers” shall mean, collectively, (a) as of the Signing Date, the Initial Borrower and the Designated Borrowers listed on Schedule I and (b) upon the designation of any other Designated Borrower, the Initial Borrower, the Designated Borrowers listed on Schedule I and such other Designated Borrower and “Borrower” shall mean any one of them, as the context may require.

“Borrowing” shall mean a group of Loans of a single Type and made on a single date to a Borrower and, in the case of LIBOR Loans, CDOR Loans or EURIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of a Borrowing (other than a Swingline Borrowing), (i) denominated in U.S. Dollars, $1,000,000, (ii) denominated in Canadian Dollars, C$1,000,000 (iii) denominated in Euro, €1,000,000, and (iv) denominated in Sterling, £500,000; and (b) in the case of a Swingline Borrowing, (i) denominated in U.S. Dollars, $250,000 and (ii) denominated in Canadian Dollars, C$250,000.

“Borrowing Multiple” shall mean (a) in the case of a Borrowing (other than a Swingline Borrowing), (i) denominated in U.S. Dollars, U.S.$100,000, (ii) denominated in Canadian Dollars, C$100,000 (iii) denominated in Euro, €100,000 and (iv) denominated in Sterling £50,000; and (b) in the case of a Swingline Borrowing, (i) denominated in U.S. Dollars, U.S.$100,000 and (ii) denominated in Canadian Dollars, C$100,000.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in New York, New York, Vancouver, British Columbia, Toronto, Ontario, London, England and, where used in the context of (i) EURIBOR Loans or LIBOR Loans, is also a day on which dealings are carried on in the London interbank market and (ii) any date for payment or purchase of Euro, is also a TARGET Day.

“Canadian Borrower” shall have the meaning specified in Section 2.15(i).

“Canadian Dollars” or “C$” shall mean the lawful currency of Canada.

“Canadian Prime Rate” shall mean, with respect to a Canadian Prime Rate Loan on any day, the annual rate of interest expressed on the basis of a year of 365 or 366 days which is equal on such day to the greater of (a) the annual rate of interest announced from time to time by the Swingline Lender as being its reference rate then in effect on such day for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada; and (b) the 30- day CDOR Rate on such day.

“Canadian Prime Rate Borrowing” shall mean a Borrowing under the Swingline Facility comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loan” shall mean a Swingline Loan denominated in Canadian Dollars bearing interest at a rate determined by reference to the Canadian Prime Rate in accordance with the provisions of Article II.

“Canadian JV” shall mean any joint venture formed with a Canadian investor for the purpose of holding all the Capital Stock of CHC Global Operations Canada (2008) Inc.

“Capital Lease Obligations” shall mean, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that any obligations of the Company or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Company and its Restricted Subsidiaries, either existing on the Closing Date or created prior to any re-characterization described below (or any refinancings thereof) (i) that were not included on the consolidated balance sheet of the Company as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Company and its Restricted Subsidiaries, due to a change in accounting treatment or otherwise, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness.

“Capital Stock” shall mean:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Contributions” shall mean the aggregate amount of cash contributions made to the capital of the Initial Borrower or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” shall mean:

(i) Canadian Dollars, Euro, United States dollars or such local currencies held by the Company and any of its Restricted Subsidiaries from time to time in the ordinary course of business;

(ii) securities issued or directly and fully guaranteed or insured by the government of Canada, Luxembourg, the United States, Norway, the United Kingdom, Ireland, South Africa, Holland or Australia or any agency or instrumentality of such government (provided that the full faith and credit of the such government is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any bank to which the Bank Act (Canada) applies or by any company licensed to carry on the business of a trust in one or more provinces of Canada or any financial institution that is a member of the Federal Reserve System, or the comparable banking authority in Norway, the United Kingdom, South Africa, Holland or Australia, in each case having combined capital and surplus and undivided profits of not less than U.S.$500.0 million, whose debt has a rating, at the time as of which any investment made therein is made of at least A-1 by S&P or at least P-1 by Moody’s or having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(iv) repurchase obligations for underlying securities of the types described in (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in (iii) above;

(v) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(vi) securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(vii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition; and

(viii) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moody’s with maturities of 24 months or less from the date of acquisition.

“Cash Management Obligations” shall mean obligations owed by the Company or any of its Subsidiaries (treating the EMEA JV and any joint venture that is consolidated with the Company for accounting purposes as Subsidiaries for this purpose) to any Lender or Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearing house transfers of funds.

“CDOR Rate” shall mean, on any day, the rate of interest per annum equal to the arithmetic average of the annual rates (rounded up, if necessary, to the nearest basis point) for the applicable period for Canadian Dollar bankers’ acceptances displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter

Monitor Money Rates Service as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided however, that if no such rates are available at such time on such date, then the CDOR Rate for any day will be the banker’s acceptance rate of the Swingline Lender for the applicable period as of 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided that the CDOR Rate, determined in the foregoing manner, shall be increased by 0.10% per annum for the portion of any CDOR Loan or CDOR Borrowing from any Lender or Swingline Lender that is a Schedule II Bank or Schedule III Bank under the Bank Act (Canada). No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in this Agreement.

“CDOR Borrowing” shall mean a Borrowing by a Borrower under the Revolving Facility comprised of CDOR Loans to such Borrower.

“CDOR Loan” shall mean, in respect of a Borrower, a Loan to such Borrower under the Revolving Facility Loan denominated in Canadian Dollars that bears interest at a rate determined by reference to CDOR in accordance with the provisions of Article II.

“Centre of Main Interests” shall have the meaning specified in Article 3(1) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on Insolvency Proceedings.

“Change in Control” shall be deemed to occur if, at any time, any Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders (or a single Permitted Holder), shall own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Initial Borrower, and any combination of the Permitted Holders (including a single Permitted Holder) own beneficially (as defined above), directly or indirectly, a smaller percentage of such ordinary voting power at such time than the Equity Interests owned by such other Person or group.

“Change in Law” shall mean (a) the adoption of any law, rule, regulation or treaty after the Signing Date, (b) any change in law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the Signing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.17(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily be expected to comply) of any Governmental Authority made or issued after the Signing Date. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued; provided that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Signing Date, then such Lender shall be compensated pursuant to Section 2.17 only if such Lender imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

“Charges” shall have the meaning specified in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Facility Loans, Term Loans, New Term Loans, Extended Term Loans (of the same Extension Series), Extended Revolving Facility Loans (of the same Extension Series), Additional/Replacement Revolving Credit Loans (made pursuant to the same tranche) or Swingline Loans and, when used in reference to any “commitment”, refers to whether such commitment is a Commitment, a New Term Commitment, an Extended Revolving Credit Commitment (of the same Extension Series), an Additional/Replacement Revolving Credit Commitment (made pursuant to the same tranche) or a Swingline Commitment.

“Closing Date” shall mean the first date on which all conditions precedents to a Credit Event set forth in Section 4.02 are satisfied or waived in accordance with the terms of this Agreement, which date is expected to be January 24, 2014; provided that the Closing Date must occur on or prior to June 30, 2014.

“Co-Syndication Agent” shall have the meaning specified in the introductory paragraph of this Agreement.

“Co-Documentation Agent” shall have the meaning specified in the introductory paragraph of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” (or equivalent term of the same meaning) as defined in any Security Document. At the option of the relevant Loan Party, so long as no Event of Default is outstanding, the Collateral may exclude any aircraft with a greater of book or Fair Market Value of $7,000,000 or less, so long as the aggregate such value of all aircraft owned by the Loan Parties and registered in Security Jurisdictions that is not part of the Collateral does not at any time exceed $50,000,000. If an Event of Default has occurred and is continuing, and the relevant Security Documents do not operate so as to automatically include such aircraft as Collateral while such Event of Default is continuing, the relevant Loan Parties shall promptly upon the request of the Administrative Agent or the Collateral Agent provide security over aircraft that have been excluded from the Collateral by operation of the preceding sentence; provided, that such security will at the request of the relevant Loan Party be released from the Collateral upon the waiver or cure of such Event of Default.

“Collateral Agent” shall have the meaning specified in the introductory paragraph of this Agreement.

“Collateral Agent and Administrative Agent Appointment Deed” shall mean the Collateral Agent and Administrative Agent Appointment Deed, dated as of October 4, 2010 by, among others, the Collateral Agent, the Loan Parties and the Notes Trustee, as acceded to by the Administrative Agent and the Lenders on or prior to the Closing Date.

“Collateral and Guarantee Requirement” shall mean the requirement that, subject to the Agreed Security Principles:

(a) on the Closing Date, the Collateral Agent shall have received from each applicable Loan Party a counterpart of each Security Document listed on Part A of Schedule III, duly executed and delivered on behalf of such Loan Party;

(b) on the Closing Date, the Collateral Agent shall be the beneficiary of a pledge of all the issued and outstanding Equity Interests of (i) Holdco, (ii) the Initial Borrower, (iii) each Subsidiary Loan Party that is organized under the laws of the United States and (iv) any other Material Subsidiary directly owned on the Closing Date by any Loan Party that is organized under the laws of the United States; except, in each case, to the extent that a pledge of such Equity Interests is not permitted under Section 9.22 and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or a copy of a register of Equity Interests showing the registration of a security interest on the Equity Interests or shall have otherwise received a security interest over and have control (if control is required to perfect such security interest under applicable personal property security legislation) of such Equity Interests reasonably satisfactory to the Collateral Agent;

(c) on the Closing Date, the Collateral Agent shall have received from each of (i) the Parent Guarantor, (ii) the Company, (iii) Holdco, (iv) the Initial Borrower and (v) each Subsidiary of the Company listed on Schedule IV (except as the Administrative Agent may agree, in its sole discretion (and any such excused Subsidiary will provide a counterpart of the Loan Document Guarantee pursuant to paragraph (e) below)) a counterpart of the Loan Document Guarantee, duly executed and delivered on behalf of such Loan Party, subject to the terms of such Guarantee;

(d) within 30 days following the Closing Date, the Collateral Agent shall have received from the Parent Guarantor a counterpart of each Security Document listed on Part B of Schedule III, duly executed and delivered on behalf of the Parent Guarantor;

(e) in the case of any Person that becomes a Loan Party after the Closing Date, within the relevant time period set forth in Section 5.13, the Collateral Agent shall have received a supplement to the Loan Document Guarantee and the applicable Security Documents, in the form specified therein (or, if appropriate, new Security Documents in form substantially consistent with the existing Security Documents in the same jurisdiction with whatever amendments are required to reflect the different Collateral and in any case reflecting the Agreed Security Principles), duly executed and delivered on behalf of such Loan Party, subject, in each case, to the terms of such Guarantee or Security Document;

(f) after the Closing Date, within the relevant time period set forth in Section 5.13, all the outstanding Equity Interests directly owned by a Loan Party or any Person that becomes (i) a Subsidiary Loan Party or (ii) a Material Subsidiary incorporated in a Security Jurisdiction after the Closing Date, shall have been pledged pursuant to the applicable Security Document, as applicable, to the extent permitted under Section 5.10(d), and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or shall have otherwise received a security interest over such Equity Interests;

(g) all Indebtedness of each Borrower and each Subsidiary of a Borrower having an aggregate principal amount in excess of U.S.$5.0 million (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrowers and their Subsidiaries) that is owing to any Loan Party organized under the laws of the United States or Canada shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the applicable Security Document, and the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank within the timeframe prescribed by the applicable Security Document;

(h) all documents and instruments, including UCC and PPSA financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording concurrently with, or promptly following, the execution and delivery of each such Security Document or within the timeframe prescribed by each such Security Document;

(i) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and the performance of its obligations thereunder;

(j) with respect to each of the items identified in this definition of “Collateral and Guarantee Requirement” that are required to be delivered on a date after the Closing Date, the Administrative Agent, in each case, may (in its sole discretion) extend such date.

“Commitment” shall mean the amount in U.S. Dollars set opposite each Lender’s name under the heading “Commitment” in Schedule 2.01.

“Commitment Fee” shall have the meaning specified in Section 2.14(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Commitment, (b) with respect to any Swingline Lender, its Swingline Commitment, and (c) with respect to any Issuing Bank, its Revolving L/C Commitment.

“Communications” shall have the meaning specified in Section 9.17.

“Commodity Agreements” shall mean, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement and designed to protect such Person against fluctuation in commodity prices.

“Company” shall have the meaning specified in the recital of parties to this Agreement.

“Consolidated Adjusted EBITDA” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication to the extent the same was deducted in calculating Consolidated Net Income (treating the EMEA JV and any joint venture that is consolidated with the Company for accounting purposes as Restricted Subsidiaries for this purpose):

(i) provision for Canadian or other taxes based on income, profits or capital, including without limitation provincial, state, franchise, local, foreign and similar taxes, of such Person and its Restricted Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(ii) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(iii) depreciation, amortization (including amortization of advance aircraft lease rental payments and amortization of goodwill and other intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets (including pursuant to the application of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangibles” and Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”) and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(iv) the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, integration, business optimization, systems establishment cost or excess pension, OPEB, curtailment or other excess charges); plus

(v) the minority expense relating to any partner in a joint venture which is consolidated with the Company for accounting purposes and the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus

(vi) the amount of management, consulting, monitoring and advisory fees and related expenses paid to the Equity Investors or any other Permitted Holder (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $5.0 million and (y) 2.0% of Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries for such period; plus

(vii) accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods; plus

(viii) to the extent not otherwise included, the proceeds of any business interruption insurance received during such period; minus

(1) non-cash items increasing such Consolidated Net Income for such period, other than (i) amortization of deferred revenue and deferred gains on aircraft sale leasebacks, (ii) any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required and (iii) any items which represent the impact of purchase accounting; and (2) the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (treating the EMEA JV and any joint venture that is consolidated with the Company for accounting purposes as Restricted Subsidiaries for this purpose) for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(i) any net after-tax extraordinary, unusual or nonrecurring gains or losses or income or expense or charge (including, without limitation, income, expenses and charges from litigation and arbitration settlements, severance, relocation, other restructuring costs and lease costs in connection with early aircraft contract terminations), any severance or relocation expense, pre operating expenses that are expensed and not capitalized, and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition, disposition or incurrence or repayment of Indebtedness or other obligations permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges, and any financing charges, including penalty interest and bank charges, related to any Indebtedness or other obligations, in each case, shall be excluded;

(ii) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(iii) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded;

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness and Hedging Obligations or other derivative instruments shall be excluded;

(v) (A) the Net Income for such period of any Person that is not a Subsidiary (other than the EMEA JV or other joint venture that is consolidated with the Company for accounting purposes), or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Company or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Company or a Restricted Subsidiary thereof in excess of the amount included in clause (A);

(vi) any increase in depreciation, or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after the Closing Date shall be excluded;

(vii) accruals and reserves that are established within twelve months after an acquisition’s closing date and that are so required to be established as a result of such transaction in accordance with GAAP or as a result of a modification of accounting policies shall be excluded;

(viii) any impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141 or asset write-offs shall be excluded;

(ix) any long-term incentive plan accruals and any compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(x) any asset impairment writedowns under GAAP or SEC guidelines shall be excluded;

(xi) (A) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of Statement of Financial Accounting Standard No. 133), (B) any foreign exchange gains and losses and (C) any adjustments for financial instruments, derivatives or Hedging Obligations required by GAAP shall be excluded except for any realized exchange gains or losses on derivative instruments which are included as offsets to operating items as part of a designated hedging relationship;

(xii) solely for the purpose of determining the amount available for Restricted Payments under Section 6.01(a)(iv)(C)(1), the Net Income of any Restricted Subsidiary of the Initial Borrower (other than a Guarantor and the EMEA JV or other joint venture that is consolidated with the Company for accounting purposes) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to the Company or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(xiii) the cumulative effect of a change in accounting principles will be excluded; and

(xiv) the amount by which any income or charge attributable to a post-employment benefit scheme differs from the current service costs attributable to the scheme will be excluded.

“Consolidated Indebtedness” shall mean, as at any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Parent Guarantor, the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit and all obligations under Qualified Receivables Financings, all Hedging Obligations and all Capital Lease Obligations or other lease obligations in connection with aircraft).

“Consolidated Net Indebtedness” shall mean, as at any date of determination, Consolidated Indebtedness of the Parent Guarantor, the Company and its Restricted Subsidiaries on such date minus an amount equal to the lesser of (a) the amount of any cash and Cash Equivalents of the Parent Guarantor, the Company and its Restricted Subsidiaries as of such date, to the extent the same (i) is not being held as cash collateral (other than as Collateral), (ii) does not constitute escrowed funds for any purpose, (iii) does not represent a minimum balance requirement, (iv) is not subject to other restrictions on withdrawal (other than the giving of notice or any requirement for the Parent Guarantor, the Company or any of its Subsidiaries to comply with any applicable foreign exchange regulations in any jurisdiction) and (v) does not constitute a Cure Amount and (b) $75,000,000.

“Consolidated Net Super Senior Indebtedness” shall mean, as at any date of determination, Consolidated Super Senior Indebtedness of the Parent Guarantor, the Company and its Restricted Subsidiaries on such date minus an amount equal to the lesser of (a) the amount of any cash and Cash Equivalents of the Parent Guarantor, the Company and its

Restricted Subsidiaries as of such date, to the extent the same (i) is not being held as cash collateral (other than as Collateral), (ii) does not constitute escrowed funds for any purpose, (iii) does not represent a minimum balance requirement, (iv) is not subject to other restrictions on withdrawal (other than the giving of notice or any requirement for the Parent Guarantor, the Company or any of its Subsidiaries to comply with any applicable foreign exchange regulations in any jurisdiction) and (v) does not constitute a Cure Amount, and (b) $75,000,000.

“Consolidated Super Senior Indebtedness” shall mean, as at any date of determination, the aggregate amount of all outstanding Indebtedness of the Parent Guarantor, the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness under the Revolving Facility and any other Indebtedness for borrowed money (excluding for the avoidance of doubt all obligations under Hedging Obligations) that constitutes Priority Payment Lien Obligations.

“Consolidated Total Indebtedness” shall mean, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit and all obligations under Qualified Receivables Financings, all Hedging Obligations and all Capital Lease Obligations or other lease obligations in connection with aircraft) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Company or the Initial Borrower. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any performance, leases, dividends, taxes or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(i) to purchase any such primary obligation or any property constituting direct or indirect security thereof,

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.

“Contribution Indebtedness” shall mean Indebtedness of the Initial Borrower or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the equity capital of the Initial Borrower or such Guarantor after the Closing Date, provided that (i) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the equity capital of the Initial Borrower or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Senior Notes, and (ii) such Contribution Indebtedness (x) is incurred within 180 days after the making of such cash contributions and (y) is designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the incurrence date thereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning specified in Article IV.

“Credit Facilities” shall mean one or more debt facilities (including, without limitation, the Revolving Facility), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Cure Amount” shall have the meaning specified in Section 7.03(a).

“Cure Right” shall have the meaning specified in Section 7.03(a).

“Currency Agreement” shall mean in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Delayed Lien Debt” shall have the meaning specified in Section 6.04(a)(ii)(C).

“Deposit Financings” shall mean Indebtedness incurred by the Company or any Restricted Subsidiary to an aircraft lessor or other party to finance the deposit of funds in connection with aircraft sale and leaseback transactions, including in connection with pre-delivery novations of aircraft contracts.

“Designated Borrower” shall mean each Subsidiary of the Company listed on Schedule I hereto or that becomes a party hereto pursuant to Section 2.23.

“Designated Borrower Notice” shall have the meaning specified in Section 2.23(b).

“Designated Borrower Request and Assumption Agreement” shall have the meaning specified in Section 2.23(b).

“Designated Building and Equipment Transactions” shall mean the sale and leaseback of (a) the hangar, office and repair facilities and/or equipment at (i) Boundary Bay Airport, Delta, British Columbia, (ii) Agar Drive, Richmond, British Columbia, (iii) Bergen, Norway, (iv) Gander Newfoundland, (v) Stavanger Norway, (vi) any hangar, office and repair facility that is acquired or for which construction has been completed, after the Closing Date and that has a market value in excess of $5 million at the time of such sale and leaseback and (b) any flight simulator or flight training device.

“Designated Non-cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” shall mean preferred stock of the Initial Borrower or any direct or indirect parent company of the Initial Borrower (other than Disqualified Stock) that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 6.01(a)(iv)(C)(2).

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock will not constitute Disqualified Stock solely because the holders of the Capital

Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dutch Loan Party” shall mean any Loan Party incorporated or established (as applicable) in the Netherlands.

“EDC Debt” shall mean the EDC Secured Debt and the EDC Unsecured Debt.

“EDC Debt Collateral” shall mean the aircraft securing the EDC Secured Debt on the Closing Date or any other aircraft owned by the Company or any Restricted Subsidiary and provided as security for the EDC Secured Debt in substitution for such aircraft, provided that (a) no substitution of EDC Debt Collateral may be made while an Event of Default has occurred and is continuing; and (b) the replacement aircraft(s) shall have in aggregate an equivalent value to the aircraft which they are replacing, based on the most recent appraisal conducted in accordance with the Company’s standard appraisal procedure.

“EDC Secured Debt” shall mean (a) the secured loan between Export Development Canada and Holdco dated 28 April 2006; and (b) the secured loan between Export Development Canada and Holdco dated 26 November 2007, including any Indebtedness incurred for the purpose of refinancing any EDC Secured Debt, provided that (i) the principal amount then outstanding is not increased and (ii) the terms of any such Indebtedness are not materially more onerous on the Company or more favourable to the lender than the terms of the original EDC Secured Debt.

“EDC Unsecured Debt” shall mean the unsecured loan between Export Development Canada and Holdco dated 25 January 2006, including any Indebtedness incurred for the purpose of refinancing any EDC Unsecured Debt, provided that (i) the principal amount then outstanding is not increased and (ii) the terms of any such Indebtedness are not materially more onerous on the Company or more favorable to the lender than the terms of the original EDC Unsecured Debt.

“EMEA JV” shall mean EEA Helicopter Operations B.V., with corporate seat in Amsterdam, the Netherlands, a joint venture organized under the laws of the Netherlands for the purpose of holding regulated European operations of the Company and its Subsidiaries, and all its Subsidiaries as such joint venture is in effect on the Closing Date or amended or modified in the Company’s sole discretion in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as a whole.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise defined as “environment” or “natural environment” in any Environmental Law.

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, charge, indictments, proceedings, orders or consent agreements relating in any way to any Environmental Law or any Hazardous Material.

“Environmental Law” shall mean, collectively, all federal, state, provincial, local or foreign laws, including rules of common law and equity, statutes, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health, or natural resource damages, and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of or exposure to Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state, provincial or local counterparts or equivalents.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Investors” shall mean each of First Reserve Fund XII, L.P., Fund XII A Parallel Vehicle, L.P. and FR Horizon AIV L.P. and their respective Affiliates.

“Equity Offering” shall mean (i) an offer and sale of Capital Stock (other than Disqualified Stock) of the Company or (ii) an offer and sale of Capital Stock (other than Disqualified Stock) of a direct or indirect parent entity of the Company (to the extent the net proceeds therefrom are contributed to the equity capital of the Company) pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company or such direct or indirect parent company), or (y) a private issuance exempt from registration under the Securities Act.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Borrower or any Subsidiary of a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan, of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate from the PBGC or a plan administrator, of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could be reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower, a Subsidiary of a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Borrower or Subsidiary of a Borrower.

“EU Investorco” shall mean any Person established by the Company to acquire a direct or indirect ownership interest in an EU Licensed Operator, it being understood that once an EU Investorco ceases to be a Restricted Subsidiary of the Company, it and its Restricted Subsidiaries will cease to be bound by the covenants under this Agreement and will cease to be Guarantors.

“EU Licensed Operators” shall mean CHC Scotia Limited, CHC Ireland Ltd., CHC Denmark APS, CHC Helicopter Service AS, CHC Helicopters Netherlands B.V., or any other Restricted Subsidiary of the Company incorporated in a European country that holds licenses to conduct helicopter transportation business that is subject to the provisions of Article 4 of European Union Regulation No. 2407/92 of July 23, 1992, it being understood that once an EU Licensed Operator ceases to be a Restricted Subsidiary of the Company, it and its Restricted Subsidiaries will cease to be bound by the covenants under this Agreement and will cease to be Guarantors.

“EURIBOR” shall mean, for any Interest Period for EURIBOR Loans, the rate that appears on the page of the Reuters EURIBOR 01 screen (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by the applicable Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) (the “EURIBOR Screen Rate”) at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the Interpolated Screen Rate calculated at approximately 10:00 a.m., London time, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Borrowing” shall mean a Borrowing by a Borrower under the Revolving Facility comprised of EURIBOR Loans to such Borrower.

“EURIBOR Loan” shall mean, in respect of a Borrower, a Loan to such Borrower under the Revolving Facility Loan denominated in Euro that bears interest at a rate determined by reference to EURIBOR in accordance with the provisions of Article II.

“Euro” or “€” shall mean the single currency of the participating members of the European Union.

“Event of Default” shall have the meaning specified in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” shall mean the net cash proceeds received by the Company after the Issue Date from:

(i) contributions to its common equity capital, and

(ii) the sale (other than to a Subsidiary of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as “Excluded Contributions” pursuant to an Officers’ Certificate executed by an Officer of the Company, the net cash proceeds of which are excluded from the calculation set forth in Section 6.01(a)(iv)(C)(2).

“Excluded Swap Obligation” shall mean, with respect to any Loan Party, (a) any Swap Obligation if, and to the extent that, all or a portion of the Super Senior Secured Obligations of such Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof by any Loan Party that is a Super Senior Secured Obligation) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement between the relevant Loan Party and counterparty applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Super Senior Secured Obligation or security interest is or becomes illegal.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.02.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income, franchise and similar taxes, in each case imposed on (or measured by) net income or net profits (or capital in the case of taxes imposed by Canada (or any State, Province, Territory or other subdivision thereof)) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any jurisdiction in which such recipient has a present or former connection (other than any such connection arising solely from any Loan Document and any transaction contemplated therein) or, in the case of any Lender or Issuing Bank, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) other than in the case of an assignee pursuant to a request by a Loan Party under Section 2.21(b), any withholding tax imposed on any payment made to a Non-Qualifying Lender, except to the extent that (i) a Lender or Issuing Bank becomes a Non-Qualifying Lender as a result of any Change in Law after such Lender or Issuing Bank became a party hereto or (ii) a Lender or Issuing Bank (or its assignor, if any) was entitled, immediately prior to designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.19(a) or Section 2.19(c), (d) any withholding taxes attributable to such Lender’s or such other recipient’s failure (other than as a result of a Change in Law) to comply with Section 2.19(e), (e) any Canadian withholding tax that is applicable as a result of the recipient of the payment not dealing at arm’s length with the applicable Borrower and (f) any U.S. federal withholding Taxes imposed as a result of FATCA.

“Existing Commitments” shall have the meaning specified in Section 2.25(a)(ii).

“Existing Class” shall mean Existing Term Loan Classes and each Class of Existing Commitments.

“Existing Facility” shall have the meaning specified in the second recital hereto.

“Existing Letters of Credit” shall mean each letter of credit previously issued for the account of any Loan Party by any Issuing Bank that (a) is outstanding on the Closing Date and (b) is listed on Schedule II.

“Existing Permitted JV” shall mean each of EMEA JV, Canadian JV and each other Permitted Joint Venture, as such Permitted Joint Venture is in effect on the Closing Date or amended or modified in the Company’s sole discretion in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as whole.

“Existing Revolving Facility Loans” shall have the meaning specified in Section 2.25(a)(ii).

“Existing Term Loan Class” shall have the meaning specified in Section 2.25(a)(i).

“Extended Loans/Commitments” shall mean Extended Term Loans, Extended Revolving Facility Loans and/or Extended Revolving Credit Commitments.

“Extended Commitments” shall have the meaning specified in Section 2.25(a)(ii).

“Extended Revolving Credit Commitment” shall mean each tranche of Extended Commitments established pursuant to Section 2.25.

“Extended Revolving Facility Loans” shall have the meaning specified in Section 2.25(a)(ii).

“Extended Revolving Facility Yield Differential” shall have the meaning specified in Section 2.25(a)(ii).

“Extended Term Loans” shall have the meaning specified in Section 2.25(a)(i).

“Extended Term Loans Yield Differential” shall have the meaning specified in Section 2.25(a)(i).

“Extending Lender” shall have the meaning specified in Section 2.25(b).

“Extension Agreement” shall have the meaning specified in Section 2.25(c).

“Extension Election” shall have the meaning specified in Section 2.25(b).

“Extension Request” shall mean Term Loan Extension Requests and Revolving Credit Extension Requests.

“Extension Series” shall mean all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there is one Facility i.e., the Revolving Facility.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer or manager of the Company or a Borrower for transactions less than $50.0 million and (ii) the Board of Directors of the Company or a Borrower (unless otherwise provided in this Agreement) for transactions valued at, or in excess of, $50.0 million.

“FATCA” shall mean Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code), as of the date of this Agreement (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury Regulations or other official administrative guidance promulgated thereunder and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean (i) each of those certain fee letters, each dated as of December 18, 2013, among Holdco, the Initial Borrower and the Lender party thereto and (ii) that certain fee letter, dated the date hereof, by and among Holdco, the Initial Borrower and the Administrative Agent, and any other fee letter entered into between the Initial Borrower, the Administrative Agent and/or the Collateral Agent (the “Agent Fee Letter”).

“Fees” shall mean the Commitment Fees, the Revolving L/C Participation Fees, the Issuing Bank Fees and the Agent Fees.

“Finance Parties” shall mean the Agents, the Lenders, any Issuing Bank and any Swingline Lender.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Financial Performance Covenant” shall mean the covenant of the Parent Guarantor set forth in Section 6.10.

“First Priority Debt Leverage Ratio” shall mean as of any date of determination (the “First Priority Debt Leverage Ratio Calculation Date”), the ratio of (a) the Consolidated Net Super Senior Indebtedness of the Parent Guarantor, the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements are delivered pursuant to Section 5.04(b), to (b) Consolidated Adjusted EBITDA of the Parent Guarantor, the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which such financial statements are available.

In the event that the Parent Guarantor, the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the First Priority Debt Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the First Priority Debt Leverage Ratio is made, then the First Priority Debt Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Parent Guarantor, the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the First Priority Debt Leverage Ratio Calculation Date may be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor, the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the First Priority Debt Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Guarantor, the Company or the Initial Borrower (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation which is being given pro forma effect that have been or are expected to be realized).

“Fixed Charge Coverage Ratio” shall mean with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the Closing Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Company (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any receivables facility but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under this Agreement), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(iii) all cash dividend payments or other cash distributions on any series of preferred equity of such Person and all other dividend payments or other distributions on the Disqualified Stock of such Person; less

(iv) interest income, including interest income on junior loans extended in connection with aircraft leases; less

(v) non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives under GAAP; less

(vi) accretion or accrual of discounted liabilities not constituting Indebtedness; less

(vii) any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any acquisition; and less

(viii) Additional Interest.

“GAAP” shall have the meaning specified in Section 1.02.

“Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign court, tribunal, board or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guarantor” shall mean the Parent Guarantor, the Company, Holdco, each Borrower and each Wholly Owned Subsidiary of the Company which is or becomes party to the Loan Document Guarantee.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“Hedging Obligations” shall mean with respect to any specified Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Agreements.

“Holdco” shall have the meaning specified in the recital of parties to this Agreement.

“Increased Amount Date” shall have the meaning specified in Section 2.22.

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by (A) bonds, notes, debentures or similar instruments or (B) letters of credit (or reimbursement agreements in respect thereof) provided that the underlying obligation in respect of which the letter of credit was issued would, under one or more of paragraphs (i) above or (iii) to (vii) below, be treated as being Indebtedness;

(iii) in respect of banker’s acceptances;

(iv) representing Capital Lease Obligations;

(v) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(vi) to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); or

(vii) to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses, royalties and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; (c) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days; (d) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company or the Initial Borrower, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries incurred without violation of this Agreement; or (e) any financing related to the novation of aircraft (“assets under construction”), where the recourse of the finance provider is limited to the relevant assets under construction.

“Interest Rate Agreement” shall mean with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Indemnified Taxes” shall mean all Taxes, which arise from the transactions contemplated in this Agreement, other than Excluded Taxes.

“Indemnitee” shall have the meaning specified in Section 9.05(b).

“Initial Borrower” shall have the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” shall mean the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of October 10, 2010, by and among (among others) the Loan Parties parties thereto, the Collateral Agent and the Notes Trustee, as acceded to on or prior to the Closing Date by the Administrative Agent and the Lenders, and as acceded to by any other agent or secured party that may be party thereto from time to time.

“Interest Election Request” shall mean a request by a Borrower to continue a Borrowing in accordance with Section 2.09, in a form consistent with Exhibit D or otherwise in a form approved by the Administrative Agent.

“Interest Payment Date” shall mean (a) with respect to any LIBOR Loan, CDOR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a CDOR Borrowing, EURIBOR Borrowing or LIBOR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (b) with respect to any Swingline Loan, the dates specified in Section 2.05(e)(v).

“Interest Period” shall mean, as to any Borrowing consisting of a CDOR Loan, EURIBOR Loan or LIBOR Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or (i) 12 months or shorter, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available or (ii) 1 week or 2 weeks, in the case of any Borrowing under the Swingline Facility), as the applicable Borrower may elect, or the date on which any LIBOR Borrowing is repaid or prepaid in accordance with Section 2.11, 2.12 or 2.13; provided that, if any Interest Period for a CDOR Loan, EURIBOR Loan or LIBOR Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Intermediate Holding Company” shall mean each of (a) FR Horizon Topco S.à r.l., (b) Horizon Newco S.à r.l. and (c) FR Horizon Holding S.à r.l.

“Interpolated Screen Rate” shall mean, at any time, in relation to LIBOR Rate or EURIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan.

“Investment Grade Securities” shall mean:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” shall mean with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IPO” shall mean an initial public offering of Equity Interests of (x) Holdco, (y) the Company or (z) any Parent Company, with aggregate gross proceeds of at least $250,000,000.

“Issue Date” shall mean October 4, 2010.

“Issuing Bank” shall mean HSBC Bank Canada and each other Issuing Bank designated pursuant to Section 2.06(k), in each case in its capacity as an issuer of Revolving Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). An Issuing Bank may, in its discretion, arrange for one or more Revolving Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Revolving Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning specified in Section 2.14(d).

“Joint Lead Arrangers” shall have the meaning specified in the introductory paragraph of this Agreement.

“Junior Lien Indebtedness” shall mean Indebtedness which is permitted to be secured by the Collateral on a junior basis to the Liens granted to the Collateral Agent pursuant to the Security Documents.

“Junior Lien Intercreditor Agreement” shall have the meaning specified in paragraph (xxxvi) of the definition of the term “Permitted Liens”.

“Last Cure Date” shall have the meaning specified in Section 7.03(a).

“Lease Refinancing Notes” shall mean additional notes issued under the Senior Notes Indenture to refinance, replace or renegotiate the terms or financing arrangements (including successive or series of such transactions) or any leases expected to be renegotiated in connection with the expiration of covenant waivers in place as of September 10, 2010, or to provide funds to purchase the underlying aircraft on acceleration or termination thereof or otherwise provide liquidity to facilitate or effectuate same or resolve damages or payments due in connection therewith (or refinance other indebtedness which was incurred for any of the foregoing purposes) in an aggregate amount of up to $200,000,000.

“Lender” shall mean each financial institution listed on Schedule 2.01 (and any foreign branch of such Lender), as well as any Person that becomes a “Lender” hereunder pursuant to Section 9.04 (and any foreign branch of such Person).

“Lender Default” shall mean (a) the refusal (which has not been retracted) of a Lender to make available as required its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.05 or to fund its portion of any unreimbursed payment under Section 2.06(e), (b) a Lender having notified the Company and/or the Administrative Agent in writing that it does not intend to comply with its obligations under 2.05, 2.06 or 2.08, or (c) a Lender has (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, receiver-manager, administrative receiver, trustee, administrator, assignee for the benefit of creditors, liquidator, liquidation custodian, sequestrator or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (c) the Borrowers, the Administrative Agent, the Swingline Lender and each Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender Default shall not be deemed to exist solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“LIBOR Borrowing” shall mean a Borrowing by a Borrower under the Revolving Facility comprised of LIBOR Loans to such Borrower.

“LIBOR Loan” shall mean, in respect of a Borrower, a Loan to such Borrower under the Revolving Facility Loan denominated in U.S. Dollars or Sterling that bears interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article II.

“LIBOR Rate” shall mean, for any Interest Period for LIBOR Loans, the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) displayed on the appropriate page of the Reuters screen for the relevant currency (the “LIBOR Screen Rate”) two Business Days prior to the commencement of such Interest Period, or, if for any reason such rate is not available, the Interpolated Screen Rate calculated at approximately 10:00 a.m., London time, (i) in the case of LIBOR Loans denominated in U.S. Dollars two Business Days prior to the commencement of such Interest Period and (ii) in the case of LIBOR Loans denominated in Sterling, on the first day of such Interest Period .

“Lien” shall mean, with respect to any asset, any mortgage, lien, hypothecation, deemed trust, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loan Documents” shall mean this Agreement, the Revolving Letters of Credit, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement, the Collateral Agent and Administrative Agent Appointment Deed, the Security Documents, the Loan Document Guarantee and any promissory note issued under Section 2.11(f).

“Loan Document Guarantee” shall mean the Guarantee, dated on or prior to the Closing Date, entered into by the Loan Parties in favor of the Administrative Agent.

“Loan Parties” shall mean the Parent Guarantor, the Company, Holdco, the Borrowers and each Subsidiary Loan Party.

“Loans” shall mean, in respect of a Borrower, any loans made under this Agreement (including the Revolving Facility Loans and the Swingline Loans and any Loans under the New Commitments) made to such Borrower.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans (and, in the case of the Revolving Facility, Revolving L/C Exposure) and unused Commitments representing more than 50% of the sum of all Loans (and, in the case of the Revolving Facility, the Revolving L/C Exposure) outstanding under such Facility and unused Commitments under such Facility at such time. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Company, or any of its Subsidiaries, as the case may be, on the Closing Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any of its Subsidiaries, as the case may be, was approved by a vote of a majority of the directors of the Company or any of its Subsidiaries, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and

(2) executive officers and other management personnel of the Company or any of its Subsidiaries, as the case may be hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Company or any of its Subsidiaries, as the case may be.

“Manufacturer Support Indebtedness” shall mean Indebtedness incurred by the Company or a Restricted Subsidiary of the Company to a manufacturer of a helicopter or fixed-wing aircraft in connection with the purchase of such helicopter or fixed-wing aircraft from the manufacturer.

“Margin Stock” shall have the meaning specified in Regulation U.

“Marketable Securities” shall mean with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250.0 million; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by the Company and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

“Material Adverse Effect” shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (i) a materially adverse effect on the business, operations, properties, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any Issuing Bank, the Administrative Agent or the Collateral Agent under, any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Revolving Letters of Credit) of any Loan Party in an aggregate principal amount exceeding $50,000,000.

“Material Subsidiary” shall mean any Subsidiary of the Company whose gross assets or earnings before interest, tax, depreciation or amortization on a consolidated basis (calculated on a basis consistent with the calculations used in preparing the Company’s consolidated financial statements) (excluding intra-group items, except for power-by-the-hour maintenance, lease and similar transactions) are equal to or exceed 5% of the Total Assets or Consolidated Adjusted EBITDA of the Company and its Subsidiaries.

“Maturity Date” shall mean the date that is five years after the Closing Date (or if such date is not a Business Day, the next succeeding Business Day, unless such Business Day is in the next calendar month, in which case the next preceding Business Day) (or any maturity date related to any tranche of Additional/Replacement Revolving Credit Commitments, any maturity date related to any Term Loans, any maturity date related to any Extension Series of Extended Term Loans and any maturity date related to any Extension Series of Extended Revolving Credit Commitments, as applicable).

“Maximum Incremental Amount” shall have the meaning specified in Section 2.22(a).

“Maximum Rate” shall have the meaning specified in Section 9.09.

“Maximum Secured Leverage Ratio” shall have the meaning specified in Section 6.04(a)(ii)(C).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Net Income” shall mean, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” shall mean the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Commitments” shall have the meaning specified in Section 2.22(a).

“New Lender” shall have the meaning specified in Section 2.22(a).

“New Revolving Facility Commitments” shall have the meaning specified in Section 2.22(a).

“New Revolving Facility Lender” shall have the meaning specified in Section 2.22(a).

“New Term Commitments” shall have the meaning specified in Section 2.22(a).

“New Term Lender” shall have the meaning specified in Section 2.22(a).

“New Term Loan” shall have the meaning specified in Section 2.22(a).

“Non-Consenting Lender” shall have the meaning specified in Section 2.21(c).

“Non-Recourse Debt” shall mean Indebtedness:

(i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and

(ii) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the notes offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Non-Qualifying Lender” shall mean any Lender or Issuing Bank that is not a Qualifying Lender.

“Non-U.S. Lender” shall mean any Lender or Issuing Bank that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Note Guarantee” shall mean the Guarantee by each Note Guarantor of the Initial Borrower’s obligations under the Senior Notes.

“Note Guarantor” shall mean the Company and each of its Subsidiaries or a Parent Company that provides a Note Guarantee.

“Notes Trustee” shall mean The Bank of New York Mellon, as trustee for the holders of the Senior Notes pursuant to the Senior Notes Indenture.

“Obligations” shall mean any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer” shall have the meaning specified in Section 2.13(h)(i).

“Offer Loans” shall have the meaning specified in Section 2.13(h)(i).

“Officer” shall mean, with respect to any Person, the Chairman of the Board, any Manager, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” shall mean a certificate signed on behalf of the Company and its Restricted Subsidiaries by two Officers of Heli-One Canada Inc. duly appointed for such purpose, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Heli-One Canada Inc., that meets the requirements set forth in the Senior Notes Indenture.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Parent Company” shall mean any Person (other than Holdco) who, directly or indirectly, owns 80% or more of the issued and outstanding Equity Interests of the Company.

“Parent Guarantor” shall have the meaning specified in the recital of parties to this Agreement.

“Pari Passu Payment Lien Priority” shall mean, relative to specified Indebtedness and other obligations, having equal Lien priority to the Senior Notes and the Note Guarantees, as the case may be, on the Collateral.

“Participant” shall have the meaning specified in Section 9.04(c).

“Participant Register” shall have the meaning specified in Section 9.04(c).

“Participation Date” shall have the meaning specified in Section 2.05(d).

“Party” shall have the meaning specified in Section 2.19(g)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“PCTFA” shall mean the Proceeds of Crime (money laundering) and Terrorist Financing Act (Canada).

“Permitted Business” shall mean the businesses of the Company and its Subsidiaries engaged in on the Closing Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Cure Securities” shall mean (A)(i) a common equity security of the Company or, if the proceeds of such security are contributed to the Company, a Parent Company or (ii) any other equity security of the Company or, if the proceeds of such security are contributed to the Company, a Parent Company, having no mandatory redemption, repurchase or similar requirements prior to 91 days after the Maturity Date, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity security and (B) any Indebtedness issued or incurred by the Company that (a) is unsecured, (b) is expressly subordinated to the prior payment in full in cash of the Obligations under the Loan Documents of the Company on terms reasonably satisfactory to the Agent, (c) has a maturity date no earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, 91 days after the Maturity Date, and (d) provides for payments of interest solely in-kind prior to the date that is 91 days after the Maturity Date.

“Permitted Debt” shall have the meaning specified in Section 6.02(b).

“Permitted Employee Stock Purchase Loans” shall mean loans, in an aggregate amount outstanding at any time not to exceed U.S. $25.0 million, whether made by the Company or any third party (other than any Affiliate of the Company), to employees of the Company and its Subsidiaries who become participants in the Company’s stock purchase program to enable such employees to purchase Equity Interests in the Company or any of its parent entities.

“Permitted Holder” shall mean each of (i) the Sponsors and the Sponsor Affiliates and (ii) with respect to not more than 30% of direct or indirect the total voting power of the Equity Interests of the Company, the Management Group.

“Permitted Investments” shall mean:

(i) any Investment in the Company or in a Restricted Subsidiary of the Company (treating the Existing Permitted JVs as Restricted Subsidiaries for this purpose) provided that neither the Company nor any Restricted Subsidiary shall transfer any Collateral consisting of aircraft to any Person under this clause (i) that is not the Initial Borrower or a Guarantor to the extent the aggregate Fair Market Value of such aircraft exceeds in any year the greater of (x) $50 million and (y) 2.0% of Total Assets (measured at the time of such transfer);

(ii) any Investment in cash, Cash Equivalents, Marketable Securities or Investment Grade Securities;

(iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(A) such Person becomes a Restricted Subsidiary of the Company; or

(B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

and, in each case, any Investment held by any such Person;

(iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.03;

(v) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or a direct or indirect parent company of the Company;

(vi) any Investments received (i) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(vii) Investments represented by Hedging Obligations;

(viii) loans or advances to officers, directors and employees made in the ordinary course of business or consistent with the past practice of the Company or any Restricted Subsidiary of the Company and Permitted Employee Stock Purchase Loans or guarantees thereof;

(ix) repurchases of the Senior Notes;

(x) Investments in Permitted Businesses, joint ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (x) that are at that time outstanding, not to exceed the greater of (A) $75.0 million and (B) 3.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (x) is made in a Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (x) for so long as such Person continues to be a Restricted Subsidiary;

(xi) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(xii) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.07(b) (except for transactions described in clauses (vi), (viii), (x) and (xii) of such paragraph);

(xiii) (A) Guarantees issued in accordance Section 6.02 and (B) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of business or consistent with past practice;

(xiv) any Investment existing on the Closing Date and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(xv) Investments consisting of purchases and acquisitions of aircrafts, parts, buildings, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(xvi) any Investment in the UK SAR-H project in an aggregate amount of up to the US dollar equivalent of £25.0 million;

(xvii) additional Investments by the Company or any Restricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this paragraph (xvii) that are at the time outstanding not to exceed 3.0% of Total Assets; provided, however, that if any Investment pursuant to this paragraph (xvii) is made in a Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this paragraph (xvii) for so long as such Person continues to be a Restricted Subsidiary;

(xviii) Investments, including junior loans to aircraft lessors or the economic equivalent thereof, made by the Company or a Restricted Subsidiary in connection with or in anticipation of (x) an Aircraft Sale and Leaseback Transaction or (y) the lease of a helicopter or fixed-wing aircraft by any Restricted Subsidiary; provided that the aggregate Investments permitted pursuant to this clause (xviii) does not exceed 25% of the aggregate value of all helicopters and fixed-wing aircraft at the time the Investment was made and provided further, that such Investments must be made no later than 365 days after the sale and leaseback transaction or the lease transaction, as the case may be, is entered into; and

(xix) (A) any Investment in any Existing Permitted JV, and (B) any Investment in any other Permitted Joint Venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this paragraph (xix)(B) and all other Investments made pursuant to Section 6.03(b)(i)(B)(3) in each case that are at the time outstanding, not to exceed the greater of $125 million and 5.0% of Total Assets at the time of such Investment.

provided , however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above paragraphs (i) through (xix) so that the entire Investment would be a Permitted Investment.

“Permitted Joint Venture” shall mean any joint venture, partnership or other Person (i) in which the Company or a Restricted Subsidiary has an Investment in such Person, (ii) all of whose Indebtedness is Non-Recourse Debt, (iii) which is engaged in a Permitted Business, (iv) in which any Investment made as a result of designating such Person as a Permitted Joint Venture will not violate the covenant described under Section 6.02 and (v) none of the Capital Stock of which is held by an officer, director or holder of Capital Stock of the Company qualifying as an Affiliate. Notwithstanding the foregoing, each of Slemon Park Corporation, Thai Aviation Services Ltd., Viscom (Aberdeen) Ltd., CHC Helicopter (Namibia) (Pty) Ltd., Court Aircraft Sales (Pty) Limited, Myanmar Helicopters International Ltd. East West Helicopter Services (Georgia) Corp., East West Helicopter Services (Azerbaijan) Ltd., Whirly Bird Airport Services Limited, joint venture with Cougar Helicopters Inc. in respect of the Newfoundland offshore, Canadian Helicopters Limited, Aero Contractors Company of Nigeria Ltd., Airport Den Helder CV, Schreiner Airways Cameroun SA, Inaer, Inversiones Aereas S.L., Canadian Helicopters Philippines International Inc. and each EU Licensed Operator or EU Investorco that ceases to be a Restricted Subsidiary shall be deemed to be a Permitted Joint Venture. Any such designation (other than with respect to Persons identified in the preceding sentence) shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Permitted Liens” shall mean:

(i) Liens created pursuant to the Security Documents;

(ii) Liens in favor of the Company or any of its Restricted Subsidiaries;

(iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(iv) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(v) Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business and Liens over cash deposits in connection with an acquisition, lease, disposition or investment;

(vi) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof and any cash cover relating to a letter of credit or bank guarantee;

(vii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to Section 6.02(b)(ii) covering only the assets acquired with or financed by such Indebtedness;

(viii) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.02(b)(xv);

(ix) Liens existing on the Closing Date;

(x) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(xi) Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(xii) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(xiii) leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(xiv) easements, rights of way, zoning and similar restrictions, reservations or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company or its Subsidiaries) or materially impair their use in the operation of the business of the Company and its Subsidiaries;

(xv) [Reserved];

(xvi) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Senior Notes Indenture; provided, however, that:

(A) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(xvii) Liens arising from precautionary Uniform Commercial Code or PPSA financing statement filings regarding operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(xviii) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(xix) Liens securing Indebtedness or other obligations of the Company or any Subsidiary of the Company with respect to obligations that do not exceed the greater of (x) $50.0 million and (y) 2.0% of Total Assets at any one time outstanding;

(xx) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;

(xxi) licenses of intellectual property in the ordinary course of business;

(xxii) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xxiii) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(xxiv) Liens to secure a defeasance trust;

(xxv) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located;

(xxvi) Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(xxvii) Liens securing the aggregate amount of Indebtedness (including Acquired Debt) incurred in connection with (or at any time following the consummation of) an Asset Acquisition made in accordance with the Senior Notes Indenture equal to, at the time of incurrence, the net increase in inventory, accounts receivable and net property, reserves, plant and equipment attributable to such Asset Acquisition from the amounts reflected on the Company’ historical consolidated balance sheet as of the end of the full fiscal quarter ending on or prior to the date of such Asset Acquisition, calculated after giving effect on a pro forma basis to such Asset Acquisition (which amount may, but need not, be incurred in whole or in part under this Agreement) less the amount of Indebtedness incurred in connection with such Asset Acquisition secured by Liens pursuant to clauses (iv) or (vii) above;

(xxviii) Liens arising under retention of title, hire purchase or conditional sale arrangements arising under provisions in a supplier’s standard conditions of supply in respect of goods or services supplied to the Company or any Restricted Subsidiary in the ordinary course of business and on arm’s length terms;

(xxix) Liens arising by way of set-off or pledge (in favor of the account holding bank) arising by operation of law or pursuant to standard banking terms or conditions, provided that the relevant bank account has not been set up nor has the relevant credit balance arisen in order to implement a secured financing;

(xxx) Liens over the EDC Debt Collateral securing the EDC Secured Debt;

(xxxi) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxxii) Liens securing Hedging Obligations;

(xxxiii) any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b) or (d) Liens over rental deposits with a lessor pursuant to a property lease entered into in the ordinary course of business;

(xxxiv) Liens incurred under or in connection with lease and sale and leaseback transactions and novations and any refinancings thereof (and Liens securing obligations under lease transaction documents relating thereto), including, without limitation, Liens over the assets which are the subject of such sale and leaseback transactions, novations and/or refinancings, assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments), sub-lease rights, insurances relating thereto and rental deposits;

(xxxv) Liens securing Manufacturer Support Indebtedness, provided that such Liens only secure the helicopter or fixed-wing aircraft purchased from such manufacturer and any assets or contract rights related thereto; and

(xxxvi) Liens on Collateral securing Junior Lien Indebtedness that has a stated maturity date that is longer than the Revolving Facility and that is permitted to be incurred pursuant to Section 6.02; provided that (x) at the time such Liens are put in place, no Event of Default under Section 7.01(b), Section 7.01(c) or Section 7.01(i) has occurred and is continuing and (y) the holders of such Junior Lien Indebtedness enter into an intercreditor agreement on terms substantially consistent with the form of Junior Lien Intercreditor Agreement attached hereto as Exhibit E or otherwise on terms reasonably acceptable to the Administrative Agent and the Required Lenders (each, a “Junior Lien Intercreditor Agreement”);

provided, however, that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall, solely by virtue of being permitted hereunder, in any way constitute or be construed as to provide for a contractual subordination of any rights of payment of any Finance Party in favor of such Liens.

“Permitted Liquidation Period” shall have the meaning specified in Section 5.12(b).

“Permitted Payments to Parent” shall mean, without duplication as to amounts:

(i) payments to any parent companies of the Company in amounts equal to the amounts required for any direct payment of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct parent of the Company and general corporate overhead expenses of any direct parent of the Company to the extent such fees and expenses are attributable to the ownership or operation of the Company and its Subsidiaries;

(ii) for so long as the Company is a member of a group filing a consolidated or combined tax return in which a direct or indirect parent company of the Company is the common parent, payments (directly or indirectly through any intermediary parent) to such parent company in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that such parent companies actually owe to the appropriate taxing authority, which, in each case of clause (i) and (ii), is reduced by any such taxes paid by the Company to the appropriate taxing authority. Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of such parent companies’ receipt of such Tax Payments or refunded to the Company; and

(iii) dividends or distributions paid to such parent companies, if applicable, in amounts equal to amounts required for such parent companies, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company incurred in accordance with the covenant described under Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of the Company’s Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

(ii) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; provided that this clause (ii) shall not apply to debt incurred under the Revolving Facility;

(iii) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(iv) such Permitted Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” shall mean with respect to any Person resident in the United States, any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning specified in Section 9.17(b).

“Post-Petition Interest” shall mean any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy proceeding, whether or not allowed or allowable in any such bankruptcy proceeding.

“PPSA” shall mean the Personal Property Security Act (or similar legislation) applicable in each Province or territory in Canada (other than Quebec) and, in the case of the Province of Quebec, the Civil Code of Quebec.

“primary obligor” shall have the meaning specified in the definition of the term “Guarantee.”

“Prior Liens” shall mean Liens that, pursuant to the provisions of any Security Document, are or may be superior to the Lien of such Security Document.

“Priority Payment Lien Obligations” shall mean (i) Indebtedness under the Revolving Facility, (ii) other Indebtedness that is secured on a pari passu basis with the Revolving Facility (and super senior to the Senior Notes) and is permitted to be so secured pursuant to Section 6.04(a)(ii)(B) or Section 6.04(a)(ii)(C), so long as (x) an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Intercreditor Agreement in the form provided therein and an accession agreement to the Collateral Agent and Administrative Agent Appointment Deed substantially in the form attached hereto as Exhibit K and (y) the aggregate outstanding principal amount of all Priority Payment Lien Obligations (excluding Hedging Obligations and Cash Management Obligations) does not at any time exceed $375,000,000, (iii) Hedging Obligations with Lenders or their Affiliates or with any lenders or affiliates of lenders holding Indebtedness covered by clause (ii) above and (iv) Cash Management Obligations, including in any case any Post-Petition Interest with respect to any of the foregoing.

“Process Agent” shall have the meaning specified in Section 9.15(a).

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Company or any of its Subsidiaries prior to the Closing Date.

“Purchase Money Note” shall mean a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” shall mean any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(i) the Board of Directors of the Company or the Initial Borrower will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary,

(ii) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company or the Borrower), and

(iii) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Company or the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure a Credit Facility will not be deemed a Qualified Receivables Financing. For purposes of this Agreement, a receivables facility whether now in existence or arising in the future (and any replacement thereof with substantially similar terms in the aggregate) will be deemed to be a Qualified Receivables Financing that is not recourse to the Company (except for Standard Securitization Undertakings).

“Qualifying Lender” shall mean (a) with respect to a Loan made to a U.S. Borrower, a Lender or Issuing Bank that is exempt from U.S. federal withholding tax on any payment received by such Lender or Issuing Bank under such Loan or (b) with respect to a Loan made to a Borrower that is not a U.S. Borrower, a Lender or Issuing Bank that is exempt from any withholding tax on any interest payment received by such Lender or Issuing Bank under such Loan that is imposed by the jurisdiction under which such Borrower, at the time such Loan is made, is resident for tax purposes (and, for the avoidance of doubt, a Lender or Issuing Bank that is entitled to receive the relevant interest payment free from withholding pursuant to the terms of a relevant double taxation treaty, on the assumption that the relevant procedural formalities have been completed, shall be treated as exempt for these purposes).

“Real Property” shall mean, collectively, all right, title and interest of a Borrower or any other Loan Party in and to any and all parcels of real property owned or leased by a Borrower or any other Loan Party together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Financing” shall mean any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” shall mean any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” shall mean a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or the Initial Borrower (as provided below) as a Receivables Subsidiary and:

(i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(ii) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(iii) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or the Initial Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Company or the Initial Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Recipient” shall have the meaning specified in Section 2.19(g)(ii).

“Refinanced Term Loans” shall have the meaning specified in Section 9.08(e).

“Refinancing” shall have the meaning specified in the third recital hereto.

“Register” shall have the meaning specified in Section 9.04(b).

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, adding, releasing, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Relevant Party” shall have the meaning specified in Section 2.19(g)(ii).

“Replacement Term Loans” shall have the meaning specified in Section 9.08(e).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Reporting Failure” shall mean the failure of the Parent Guarantor or Company to make available, post or otherwise deliver to the Administrative Agent, within the time periods specified in Section 5.04 the periodic reports, information, documents or other reports which the Company or a Loan Party may be required to make available, post or otherwise deliver pursuant to such provision.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reservations” shall mean (a) the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim and similar principles or limitations under laws of applicable jurisdictions; and (b) general principles, reservations or qualifications in each case as to matters of law contained in the legal opinions delivered to the Administrative Agent in connection with any Loan Document; provided that where any such legal opinion has been delivered in relation to a particular Loan Party and/or a particular document, the said general principles, reservations or qualifications shall only be deemed to apply to such Loan Party and/or document (other than in the case where the definition is used in respect of a person and/or a document in respect of which a legal opinion has not been rendered under this Agreement where the said general principles, reservations or qualifications shall, to the extent applicable, be deemed to apply to such person and/or document)).

“Responsible Officer” of any Person shall mean any executive officer, Financial Officer or director of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning specified in Section 6.01(a).

“Restricted Subsidiary” of a Person shall mean any Subsidiary of that Person that is not an Unrestricted Subsidiary.

“Revaluation Date” shall mean with respect to any Revolving Facility Loan, each of the following: (a) with respect to Revolving Facility Loans denominated in Canadian Dollars, Sterling or Euro, the first day of each applicable Interest Period; and (b) with respect to a Revolving Letter of Credit, the date falling six months from the date of issuance (or if such date is not a Business Day, the next succeeding Business Day) and at six monthly intervals thereafter.

“Revolving Credit Extension Request” shall have the meaning specified in Section 2.25(a)(ii).

“Revolving Facility” shall mean the Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing by a Borrower comprised of Revolving Facility Loans to such Borrower.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans outstanding at such time and (b) such Revolving Facility Lender’s Revolving Facility Percentage of the Swingline Exposure and Revolving L/C Exposure at such time.

“Revolving Facility Increase” shall have the meaning specified in Section 2.22(a).

“Revolving Facility Lender” shall mean a Lender with a Commitment or with outstanding Revolving Facility Loans (including any New Revolving Facility Lender).

“Revolving Facility Loan” shall mean, in respect of a Borrower, a Loan made to such Borrower by a Revolving Facility Lender or a loan made by a New Revolving Facility Lender under any New Revolving Facility Commitments pursuant to Section 2.22. Each Revolving Facility Loan shall be a LIBOR Loan, CDOR Loan or a EURIBOR Loan.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Revolving Letters of Credit pursuant to Section 2.06, expressed as a U.S. Dollar amount, as such commitment may be (a) increased from time to time by agreement between such Issuing Bank and the Company (by notice to the Administrative

Agent) and (b) reduced or increased from time to time pursuant to assignments by or to such Issuing Bank under Section 9.04. The amount of each Issuing Banks’ Revolving L/C Commitment as of the Closing Date is set forth in Schedule 2.01. The amount of each Issuing Bank which assumes or provides a Revolving L/C Commitment after the Closing Date will be set forth in a notice to the Administrative Agent or in the Assignment and Acceptance pursuant to which such Issuing Bank shall have assumed its Revolving L/C Commitment, as applicable. In the event that any Issuing Bank increases its Revolving L/C Commitment by agreement between such Issuing Bank and the Company, it will inform the Administrative Agent promptly in writing of the amount of such increased Revolving L/C Commitment. In no event will the aggregate amount of all Revolving L/C Commitments exceed the aggregate amount of the Commitments at any time.

“Revolving L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Revolving Letter of Credit, including, for the avoidance of doubt, a payment or disbursement made by an Issuing Bank pursuant to a Revolving Letter of Credit upon or following the reinstatement of such Revolving Letter of Credit.

“Revolving L/C Exposure” shall mean at any time the U.S. Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all Revolving Letters of Credit outstanding at such time and (b) the aggregate principal amount of all Revolving L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“Revolving L/C Participation Fees” shall have the meaning specified in Section 2.14(b).

“Revolving L/C Reimbursement Obligation” shall mean the applicable Borrower’s obligation to repay Revolving L/C Disbursements as provided in Sections 2.06(e) and (f).

“Revolving Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.06.

“Sanctioned Country” shall mean, at any time, a country that is the subject of or target of sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Sanctions” shall have the meaning specified in Section 3.08(d).

“S&P” shall mean Standard & Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, Inc.

“Screen Rate” shall mean, in relation to EURIBOR, the EURIBOR Screen Rate and in relation to LIBOR Rate, the LIBOR Screen Rate.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 2.25 Additional Agreement” shall have the meaning specified in Section 2.25(c).

“Secured Parties”, with respect to a Security Document, shall have the meaning ascribed to such term (or equivalent term) in such Security Document, and collectively shall mean all such parties. The Secured Parties shall include the Finance Parties and may also include any Lender or Affiliate of a Lender to whom Hedging Obligations or Cash Management Obligations are owed (in its capacity as such), the Notes Trustee (on behalf of the holders of the Senior Notes) and any representative of any other Senior Payment Lien Obligations, Priority Payment Lien Obligations and/or the holders of any Junior Lien Indebtedness, subject in each case to the provisions of the Intercreditor Agreement and any Junior Lien Intercreditor Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean each of the security agreements and other instruments and documents executed and delivered pursuant to the Collateral and Guarantee Requirement (other than the Loan Document Guarantee) or pursuant to Section 5.10. Each Security Document shall secure the Super Senior Secured Obligations and may also secure the Obligations under the Senior Notes and Note Guarantees, other Senior Payment Lien Obligations, other Priority Payment Lien Obligations and Junior Lien Indebtedness, subject in each case to the provisions of the Intercreditor Agreement, the Collateral Agent and Administrative Agent Appointment Deed and any Junior Lien Intercreditor Agreement.

“Security Jurisdictions” shall mean the United Kingdom, the Netherlands, Norway, Luxembourg, Canada, Australia, the United States of America, Ireland, Sweden or Barbados.

“Senior Notes” shall have the meaning specified in the second recital hereto.

“Senior Notes Indenture” shall mean the indenture, dated as of October 4, 2010 by and among the Initial Borrower (in its capacity as issuer of the Senior Notes), the Note Guarantors and the Notes Trustee.

“Senior Payment Lien Obligations” shall mean any additional notes issued under the Senior Notes Indenture and any other Indebtedness that is permitted to have Pari Passu Payment Lien Priority relative to the Senior Notes with respect to the Collateral and is not secured by any other assets; provided that an authorized representative of the holders of such Indebtedness (other than any additional notes issued under the Senior Notes Indenture) shall have executed a joinder to the Intercreditor Agreement in the form provided therein and an accession agreement to the Collateral Agent and Administrative Agent Appointment Deed substantially in the form attached hereto as Exhibit K. For the avoidance of doubt, Senior Payment Lien Obligations shall not include Priority Payment Lien Obligations.

“Senior Secured Leverage Ratio” shall mean, as of any date of determination (the “Senior Secured Leverage Ratio Calculation Date”), the ratio of (a) the Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available that is secured by Liens (including, without duplication, any Delayed Lien Debt), less an amount equal to the amount of any cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date, to (b) Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Senior Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Senior Secured Leverage Ratio is made, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Secured Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Initial Borrower (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation which is being given pro forma effect that have been or are expected to be realized).

“Significant Subsidiary” shall mean any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Signing Date” shall mean the date of this Agreement.

“Specified Existing Commitment Class” shall have the meaning specified in Section 2.25(a)(ii).

“Sponsor Affiliate” shall mean (i) each Affiliate of a Sponsor that is neither a portfolio company nor a company controlled by a portfolio company and (ii) each general partner of a Sponsor or Sponsor Affiliate who is a partner or employee of First Reserve Corporation.

“Sponsors” shall have the meaning specified in the first recital hereto.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” shall mean, with respect to any installment of principal on any series of Indebtedness, the date on which the final payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Sterling” or “£” shall mean the lawful currency for the time being of the United Kingdom of Great Britain and Northern Ireland.

“Subsidiary” shall mean, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Loan Party” shall mean each direct Wholly Owned Subsidiary of any Borrower that is a Borrower or a Guarantor (or is required pursuant to the Collateral and Guarantee Requirement or the requirements of Section 5.10, Section 5.12 or Section 5.13 to become a Guarantor).

“Super Senior Secured Obligations” shall mean all amounts owing to any of the Agents, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document, together with Hedging Obligations owing to any Lender or any Affiliate of any Lender (other than with respect to any Loan Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Loan Party) and Cash Management Obligations.

“Supplier” shall have the meaning specified in Section 2.19(g)(ii).

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing by a Borrower comprised of Swingline Loans to such Borrower.

“Swingline Borrowing Request” shall mean a request by a Borrower substantially in the form of Exhibit C-2.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.05. The aggregate amount of the Swingline Commitments on the Closing Date is U.S. $50.0 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Facility” shall mean the Swingline Commitments and the extensions of credit made hereunder by the Swingline Lenders.

“Swingline Lender” shall mean HSBC Bank Canada, in its capacity as a lender of Swingline Loans, and/or any other Revolving Facility Lender designated as such by the Initial Borrower after the Closing Date that is reasonably satisfactory to the Initial Borrower and the Administrative Agent and executes a counterpart to this Agreement as a Swingline Lender.

“Swingline Loans” shall mean, in respect of a Borrower, the swingline loans made to such Borrower pursuant to Section 2.05. Each Swingline Loan shall be an ABR Loan, a Canadian Prime Rate Loan, a CDOR Loan, a LIBOR Loan or a EURIBOR Loan.

“TARGET2” shall mean the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system, which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” shall mean any day on which TARGET2 is open for the settlement of payments in Euro.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Lender” shall mean any lender of Term Loans pursuant to this Agreement.

“Term Loans” shall mean any loans made available pursuant to a term facility which is provided under this Agreement, whether pursuant to Section 2.22, Section 9.08(d), Section 9.08(e) or otherwise.

“Term Loan Extension Request” shall have the meaning specified in Section 2.25(a)(i).

“Test Period” shall mean, at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent Guarantor ending on or prior to such date.

“Total Assets” shall mean the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company

“Total Commitments” shall mean the aggregate of the Commitments.

“Total Leverage Ratio” shall mean as of any date of determination (the “Total Leverage Ratio Calculation Date”), the ratio of (a) the Consolidated Net Indebtedness of the Parent Guarantor, the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements are delivered pursuant to Section 5.04(b), to (b) Consolidated Adjusted EBITDA of the Parent Guarantor, the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which such financial statements are available.

In the event that the Parent Guarantor, the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Total Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Total Leverage Ratio is made, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Parent Guarantor, the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Total Leverage Ratio Calculation Date may be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor, the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Total Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Guarantor, the Company or the Initial Borrower (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation which is being given pro forma effect that have been or are expected to be realized).

“Transactions” shall mean, collectively, (a) the consummation of the Refinancing, (b) the execution and delivery of the Loan Documents and the satisfaction of the conditions precedent to initial borrowings hereunder and (c) the payment of all fees and expenses owing in connection with the foregoing.

“Trigger Date” shall mean the date that falls six (6) months after the Closing Date.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the CDOR Rate, the EURIBOR, the Canadian Prime Rate, the Alternate Base Rate and the LIBOR Rate.

“UCC” shall mean (a) the Uniform Commercial Code as in effect in the applicable jurisdiction and (b) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“United States Tax Compliance Certificate” shall have the meaning specified in Section 2.19(e)(ii)(B)(3).

“Unrestricted Subsidiary” shall mean:

(i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company or the Initial Borrower in the manner provided below; and

(ii) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company or the Initial Borrower may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) other than the Initial Borrower to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur Non-Recourse Debt (other than guarantees of performance of the Unrestricted Subsidiary in the ordinary course of business, excluding guarantees of Indebtedness for borrowed money); provided, further, however, that either:

(A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “—Certain covenants—Restricted payments.”

The Board of Directors of the Company or the Initial Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

1)	(x) the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Incurrence of indebtedness and issuance of preferred equity,” or (y) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

2)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company or the Initial Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the applicable Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Borrower” shall mean a Borrower that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S. Dollar Equivalent” shall mean with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Dollars” or “U.S.$” shall mean the lawful currency of the United States of America.

“U.S.A. PATRIOT Act” shall have the meaning specified in Section 9.19.

“VAT” shall mean (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“Vendor Financings” shall mean Indebtedness incurred by the Company or a Restricted Subsidiary of the Company to a vendor of aircraft and rotables and other aircraft parts in connection with the purchase of such aircraft, rotables or other aircraft parts from such vendor.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person shall mean a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than exchangeable shares held by members of the Management Group, directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned, directly or indirectly, by such Person or any other Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Differential” shall have the meaning specified in Section 2.22(a).

Section 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this

Agreement shall be prepared in accordance with generally accepted accounting principles in Canada, the U.S. or under International Financial Reporting Standards applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that, if the Parent Guarantor or the Company notifies the Administrative Agent that the Parent Guarantor or the Company requests an amendment to Section 6.10 (or any defined term which has an effect on the provisions of Section 6.10 (but only to the extent of such effect and not for purposes of the other provisions hereof)) to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision or in the adoption by the Parent Guarantor of a different GAAP (or if the Administrative Agent notifies the Parent Guarantor or the Company that the Required Lenders request an amendment to Section 6.10 (or any defined term which has an effect on the provisions of Section 6.10 (but only to the extent of such effect and not for purposes of the other provisions hereof) for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that, notwithstanding the foregoing, upon and following the acquisition of any business or new Subsidiary by the Parent Guarantor or the Company in accordance with this Agreement, in each case that would not constitute a “significant subsidiary” for purposes of Regulation S-X, financial items and information with respect to such newly-acquired business or Subsidiary that are required to be included in determining any financial calculations and other financial ratios contained herein for any period prior to such acquisition shall not be required to be in accordance with GAAP so long as the Parent Guarantor or the Company is able to reasonably estimate pro forma adjustments in respect of such acquisition for such prior periods, and in each case such estimates are made in good faith and are factually supportable.

Section 1.03. Effectuation of Transfers. Each of the representations and warranties of each Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions (other than those referred in clause (b) of the definition thereof which are indicated to be concluded after the Closing Date), unless the context otherwise requires.

Section 1.04. Exchange Rates; U.S. Dollar Equivalents. The Administrative Agent or the Issuing Bank, as applicable, shall determine the Administrative Agent’s Spot Rate of Exchange as of each Revaluation Date to be used for calculating U.S. Dollar Equivalent amounts of Revolving Letters of Credit or Revolving Facility Loans denominated in Canadian Dollars, Euro or Sterling. Such Administrative Agent’s Spot Rates of Exchange shall become effective as of such Revaluation Date and shall be the Administrative Agent’s Spot Rates of Exchange employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by a Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than U.S. Dollars) for purposes of the Loan Documents shall be such U.S. Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars being exceeded solely as a result of changes in currency exchange rates.

ARTICLE II

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Revolving Facility Lender agrees to make available Revolving Facility Loans, in each case from time to time during the Availability Period to the Borrowers comprised of (i) LIBOR Loans to the Borrowers in U.S. Dollars or Sterling, as applicable, in an aggregate principal amount that will not result in (x) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Commitment and (y) the Revolving Facility Credit Exposure exceeding the Total Commitments, (ii) EURIBOR Loans to the Borrowers in Euro in an aggregate principal amount that will not result in (x) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Commitment and (y) the Revolving Facility Credit Exposure exceeding the Total Commitments and (iii) CDOR Loans to the Borrowers in Canadian Dollars in an aggregate principal amount that will not result in (x) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Commitment and (y) the Revolving Facility Credit Exposure exceeding the Total Commitments . Within the foregoing limits and subject to the terms and conditions set forth herein, the applicable Borrower may borrow, prepay and reborrow Revolving Facility Loans.

Section 2.02. Loans and Borrowings. (a) Each Loan to an applicable Borrower shall be made as part of a Borrowing consisting of Loans of the same Type and in the same currency made by the Lenders ratably in accordance with their respective Commitments under the Revolving Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) (i) Each Revolving Facility Borrowing denominated in U.S. Dollars or Sterling shall be comprised entirely of LIBOR Loans; (ii) each Revolving Facility Borrowing denominated in Canadian Dollars shall be comprised entirely of CDOR Loans and (iii) each Revolving Facility Borrowing denominated in Euro shall be comprised entirely of EURIBOR Loans.

(c) At the commencement of each Interest Period for any CDOR Borrowing, EURIBOR Borrowing or LIBOR Borrowing by a Borrower, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a CDOR Borrowing, EURIBOR Borrowing or LIBOR Borrowing by the applicable Borrower may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is required to finance the reimbursement of a Revolving L/C Disbursement as contemplated by Section 2.06(e). Each Swingline Borrowing by a Borrower shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Interest Periods in respect of Borrowings outstanding under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Borrowings. To request a Revolving Facility Borrowing, the applicable Borrower shall submit a Borrowing Request to the Administrative Agent not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount and currency of the requested Borrowing;

(b) the Borrower in respect of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be a LIBOR Borrowing, CDOR Borrowing or a EURIBOR Borrowing;

(e) the initial Interest Period to be applicable thereto; and

(f) the location and number of the Borrower’s account to which funds are to be disbursed.

If no Interest Period is specified with respect to any requested LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, then the Borrower requesting such LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. [Reserved].

Section 2.05. Swingline Loans. (a) General. Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to a Borrower from time to time during the Availability Period in U.S. Dollars, Canadian Dollars, Sterling or Euro, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (y) the Revolving Facility Credit Exposure exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the applicable Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Type. (i) Each Swingline Borrowing denominated in U.S. Dollars shall be comprised entirely of ABR Loans or LIBOR Loans as a Borrower may request in accordance herewith; (ii) each Swingline Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or CDOR Loans as a Borrower may request in accordance herewith; (iii) each Swingline Borrowing denominated in Sterling shall be comprised entirely of LIBOR Loans; and (iv) each Swingline Borrowing denominated in Euro shall be comprised entirely of EURIBOR Loans.

(c) Swingline Borrowing Requests. To request a Swingline Borrowing, a Borrower shall notify the Swingline Lenders of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy) not later than 11:00 a.m., Vancouver time (1) on the day of the proposed Swingline Borrowing, if the Revolving Facility Credit Exposure at such time is less than or equal to $200,000,000 and such proposed Swingline Borrowing is an ABR Borrowing or a Canadian Prime Rate Borrowing, (2) one Business Day before the date of the proposed Swingline Borrowing, if the Revolving Facility Credit Exposure at such time is greater than $200,000,000 and such proposed Swingline Borrowing is an ABR Borrowing or a Canadian Prime Rate Borrowing and (3) two Business Days before the date of the proposed Swingline Borrowing if such proposed Swingline Borrowing is a CDOR Borrowing, LIBOR Borrowing or a EURIBOR Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested Swingline Borrowing, (iii) the currency of such Swingline Loan, (iv) the Borrower in respect of such Borrowing, (v) whether such Swingline Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a CDOR Borrowing, a LIBOR Borrowing or a EURIBOR Borrowing, (vi) in the case of a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing, the initial Interest Period applicable thereto and (vii) the location and number of such Borrower’s account to which funds are to be disbursed. Each Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Vancouver time, to the account of the applicable Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of a Revolving L/C Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank).

(d) Participations. A Swingline Lender may by written notice given to the Administrative Agent (and to the other Swingline Lenders and the applicable Borrower) not later than 10:00 a.m., New York City time three (3) Business Days prior to the proposed date of participation, require the Revolving Facility Lenders to acquire participations all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate and the proposed date of such participation (the “Participation Date”). Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, by no later than 10.00 a.m. New York City time on the Participation Date, to pay to the Administrative Agent for the account of the applicable Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.08 with respect to Loans made by such Revolving Facility Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders. Immediately upon such payment, the applicable Swingline Loan (if an ABR Borrowing or a Canadian Prime Rate Borrowing) will convert into a LIBOR Borrowing (or in the case of a Canadian Prime Rate Borrowing, a CDOR Borrowing), with an initial Interest Period of one week (commencing on the date of such payment). The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (d), and thereafter payments by such Borrower in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be remitted promptly to the Administrative Agent; any such amounts received by the Administrative Agent shall be remitted promptly by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

(e) Interest Elections. (i) Each Swingline Borrowing initially shall be of the Type specified in the applicable Swingline Borrowing Request and, in the case of a LIBOR Borrowing, CDOR Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in such Swingline Borrowing Request. Thereafter, each Borrower may elect to convert such Swingline Borrowing to a different Type (but the same currency) or to continue such Borrowing and, in the case of a LIBOR Borrowing, CDOR Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section.

(ii) To make an election pursuant to this paragraph (e), a Borrower shall notify the Swingline Lender of such election by telephone by the time that a Swingline Borrowing Request would be required under Section 2.05(c) if such Borrower were requesting a Swingline Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic interest election shall be irrevocable and shall be confirmed promptly (but in any event on the same day) by hand delivery or telecopy to the Swingline Lender of a written interest election request signed by such Borrower.

(iii) Each interest election request shall specify the following information:

(A) the Swingline Borrowing to which such interest election request applies;

(B) the effective date of the election made pursuant to such interest election request, which shall be a Business Day;

(C) whether the resulting Swingline Borrowing is to be an ABR Borrowing, Canadian Prime Rate Borrowing, LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing; and

(D) if the resulting Swingline Borrowing is a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such interest election request made by a Borrower requests a LIBOR Borrowing, CDOR Borrowing or a EURIBOR Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one week’s duration.

(iv) If a Borrower fails to deliver a timely interest election request with respect to one of its Swingline Borrowings that is a LIBOR Borrowing, CDOR Borrowing, or EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrower shall be deemed to have selected a period of one week’s duration.

(v) All computations of interest with respect to Swingline Loans shall be made by the Swingline Lender as of the last Business Day of any month, taking into account the actual number of days occurring in the period for which such interest is payable, and (i) if based on the Canadian Prime Rate or the Alternate Base Rate, a year of 365 days or 366 days, as the case may be; (ii) for Swingline Loans denominated in Sterling, a year of 365 days or (iii) if based on the LIBOR Rate (and not denominated in Sterling), CDOR Rate, or EURIBOR, on the basis of a year of 360 days. Accrued interest on each Swingline Loan shall be payable by the applicable Borrower in arrears on or prior to the later of (x) the first Business Day of each month and (y) the date falling three (3) Business Days after the Swingline Lender informs the Company of the amount of interest owing, together with reasonable supporting calculations (regardless of the date of any borrowing, repayment or prepayment of Swingline Loans).

(f) Repayment. (i) Each Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on (x) in the case of Swingline Loans consisting of ABR Borrowings or Canadian Prime Rate Borrowings, the Maturity Date or (y) in the case of Swingline Loans consisting of LIBOR Borrowings, CDOR Borrowings or EURIBOR Borrowings, the earlier of the Maturity Date and date falling sixty (60) days after the date of borrowing of such Swingline Loan (of if such date is not a Business Day, the next succeeding Business Day).

(ii) Prior to any repayment or prepayment of any Swingline Borrowings, the applicable Borrower shall select the Swingline Borrowing or Swingline Borrowings to be repaid and shall notify the Swingline Lender by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., Vancouver time on the proposed date of such repayment or prepayment.

(g) Accounts. The Swingline Lender shall maintain accounts in which it shall record (i) the amount of each Swingline Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to the Swingline Lender hereunder, and (iii) any amount received by the Swingline Lender hereunder. The Swingline Lender shall periodically (and in any event promptly following request by the Administrative Agent or any Borrower) provide copies of or information regarding such accounts to the Administrative Agent.

Section 2.06. Revolving Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Revolving Letters of Credit (denominated in any currency in which the Issuing Bank is able to issue letters of credit) for its own account or on behalf of any other Loan Party in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five (5) Business Days prior to the Maturity Date. The parties hereto agree that the Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Revolving Letters of Credit hereunder issued hereunder on the Closing Date for the account of the Initial Borrower or any Restricted Subsidiary. Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of the Revolving L/C Exposure, (ii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations under this Agreement and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 2.06(e). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, an Issuing Bank relating to any Revolving Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Revolving Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Revolving Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (three (3) Business Days, in the case of Revolving Letters of Credit denominated in Euro, and otherwise two (2) Business Days, in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Revolving Letter of Credit, or identifying the Revolving Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Revolving Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency of such Revolving Letter of Credit, the amount of such Revolving Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Revolving Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Revolving Letter of Credit. A Revolving Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Revolving Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Revolving Facility Credit Exposure shall not exceed the total Commitments and (ii) the aggregate available amount of all Revolving Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Revolving L/C Commitment.

(c) Expiration Date. (i) Each Revolving Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date one (1) year after the date of the issuance of such Revolving Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Maturity Date; provided that any Revolving Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (B) of this paragraph (c)).

(ii) Notwithstanding the foregoing, the applicable Borrower may request the issuance of one or more Revolving Letters of Credit that expire at or prior to the close of business on the date that is five (5) Business Days prior to the Maturity Date; provided that the Revolving L/C Exposure in respect of Revolving Letters of Credit issued pursuant to this Section 2.06(c)(ii) shall not exceed U.S.$10.0 million.

(d) Participations. By the issuance of a Revolving Letter of Credit (or an amendment to a Revolving Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Revolving Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Revolving Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent (w) in the case of Revolving Letters of Credit denominated in any currency other than Canadian Dollars, Euro or Sterling, in U.S. Dollars, (x) in the case of Revolving Letters of Credit denominated in Canadian Dollars, in Canadian Dollars, (y) in the case of Revolving Letters of Credit denominated in Euro, in Euro and (z) in the case of Revolving Letters of Credit denominated in Sterling, in Sterling, in each case, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Revolving Facility Percentage of each Revolving L/C Disbursement made by such Issuing Bank not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revolving Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any Revolving L/C Disbursement in respect of a Revolving Letter of Credit, the applicable Borrower shall reimburse such Revolving L/C Disbursement by paying to the Administrative Agent an amount equal to such Revolving L/C Disbursement in the currency in which such Revolving Letter of Credit was issued (or, if the Issuing Bank so agrees, the U.S. Dollar Equivalent thereof), not later than 3:00 p.m., London time, on the fourth Business Day following the date such Borrower receives notice under paragraph (g) of this Section of such Revolving L/C Disbursement; provided that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05, as applicable, that such payment be financed with a Revolving Facility Borrowing or a Swingline Borrowing in an equivalent amount and, in each case to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Loan or Borrowing, as applicable; provided that in the case of any LIBOR Loan, CDOR Loan or EURIBOR Loan, such request must be made three Business Days prior to such refinancing in accordance with Section 2.03 or two Business Days prior to such refinancing in accordance with Section 2.05. If the applicable Borrower fails to reimburse any Revolving L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable Revolving L/C Disbursement, the payment then due from such Borrower (and, if such payment is due in a currency other than U.S. Dollars, Canadian Dollars, Sterling or Euro, the U.S. Dollar Equivalent thereof) and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent in U.S. Dollars, Canadian Dollars, Euro or Sterling, as applicable, its Revolving Facility Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in U.S. Dollars, Canadian Dollars, Euro or Sterling, as applicable, the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any Revolving L/C Disbursement (other than the funding of a LIBOR Loan, a CDOR Loan, a EURIBOR Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such Revolving L/C Disbursement.

(f) Obligations Absolute. The obligation of a Borrower to reimburse Revolving L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Revolving Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Revolving Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Revolving Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Revolving Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable

Borrower’s obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Revolving Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Revolving Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable law) suffered by such Borrower that are determined by a court having jurisdiction to have been caused by (A) such Issuing Bank’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Revolving Letter of Credit comply with the terms thereof or (B) such Issuing Bank’s refusal to issue a Revolving Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised reasonable care in each such determination and each refusal to issue a Revolving Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Revolving Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Revolving Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Revolving Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a Revolving L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such Revolving L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any Revolving L/C Disbursement, then, unless the applicable Borrower shall reimburse such Revolving L/C Disbursement in full on the date such Revolving L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Revolving L/C Disbursement is made to but excluding the date that such Borrower reimburses such Revolving L/C Disbursement, at the rate per annum equal to (x) if the Revolving L/C Disbursement relates to a Revolving Letter of Credit that was issued in U.S. Dollars or Sterling, the rate per annum then applicable to LIBOR Loans having an Interest Period of one month, (y) if the Revolving L/C Disbursement relates to a Revolving Letter of Credit that was issued in Canadian Dollars, the rate per annum then applicable to CDOR Loans having an Interest Period of one month or (z)

if the Revolving L/C Disbursement relates to a Revolving Letter of Credit that was issued in Euro, the rate per annum then applicable to EURIBOR Loans having an Interest Period of one month; provided that, if such Revolving L/C Disbursement is not reimbursed by such Borrower when due pursuant to paragraph (e) of this Section, then Section 2.15(e) shall apply; provided further that any Revolving L/C Disbursement that is reimbursed after the date such Revolving L/C Disbursement is required to be reimbursed under paragraph (e) of this Section, shall (i) be payable in U.S. Dollars, Canadian Dollars, Euro or Sterling, as applicable, (ii) bear interest at the rate per annum specified in (x) or (y) above, as applicable, and (iii) Section 2.15(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.14. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Revolving Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Revolving Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Revolving Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(i) or Section 7.01(j), on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Borrowers receive notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Issuing Bank (or an account in the name of the Issuing Bank with another institution designated by the Issuing Bank), in the name of the Issuing Bank and for the benefit of the Lenders, an amount in cash equal to the Revolving L/C Exposure in respect of such Borrower as of such date plus any accrued and unpaid interest thereon; provided that, upon the occurrence of any Event of Default with respect to a Borrower described in clause (i) or (j) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in U.S. Dollars, without demand or other notice of any kind. A Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.13(b). Each such deposit pursuant to this paragraph or pursuant to Section 2.13(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower making such deposit under this Agreement. The Administrative Agent shall control, including the exclusive right of withdrawal, such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (A) for so long as an Event of Default shall be continuing, the Administrative Agent and (B) at any other time, the applicable Borrower, in each case, in term deposits constituting Permitted Investments and at the risk and expense of such Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for Revolving L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Revolving L/C Reimbursement Obligations of the applicable Borrower for the Revolving L/C Exposure in respect of such Borrower at such time or, if the maturity of the Loans to such Borrower has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three (3) Business Days after all Events of Default have been cured or waived. If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.13(b), such amount together with interest thereon (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, such Borrower would remain in compliance with Section 2.13(b) and no Event of Default shall have occurred and be continuing.

(k) Additional Issuing Banks. From time to time, the Company may by notice to the Administrative Agent designate up to four Lenders that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l) Reporting. Each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from a Borrower pursuant to Section 2.06(b) no later than the next Business Day after receipt thereof, (ii) provide the Administrative Agent with a copy of the Revolving Letter of Credit, or the amendment, renewal or extension of the Revolving Letter of Credit, as applicable, on the Business Day on which such Issuing Bank issues, amends, renews or extends any Revolving Letter of Credit, (iii) on each Business Day on which such Issuing Bank makes any Revolving L/C Disbursement, advise the Administrative Agent of the date of such Revolving L/C Disbursement and the amount of such Revolving L/C Disbursement and (iv) on any other Business Day, furnish the Administrative Agent with such other information as the Administrative Agent shall reasonably request. If requested by any Lender, the Administrative Agent shall provide copies to such Lender of the documents referred to in clause (ii) of the preceding sentence.

Section 2.07. [Reserved].

Section 2.08. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it to the applicable Borrower hereunder on the proposed date thereof by wire transfer of immediately available funds at the time specified by the Administrative Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in London) with such bank as the Administrative Agent specifies. Swingline Loans shall not be governed by this Section but shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to such account of such Borrower as is designated by the Borrower in the Borrowing Request; provided that (i) Loans (other than Swingline Loans) made to finance the reimbursement of a Revolving L/C Disbursement and reimbursements as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) Swingline Loans made to finance the reimbursement of a Revolving L/C Disbursement and reimbursements as provided in Section 2.06(e) shall be remitted by the Swingline Lender to the applicable Issuing Bank, and the Issuing Bank shall promptly confirm receipt to the Administrative Agent.

(b) Unless the Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, (x) in the case of Loans denominated in U.S. Dollars or Sterling, the interest rate applicable to LIBOR Loans denominated in the relevant currency, (y) in the case of Loans denominated in Canadian Dollars, the interest rate applicable to CDOR Loans or (z) in the case of Loans denominated in Euro, the interest rate applicable to the EURIBOR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.09. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, each Borrower may elect, in the case of a LIBOR Borrowing, CDOR Borrowing or a EURIBOR Borrowing, Interest Periods therefor, all as provided in this Section. Each Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may be converted or continued in accordance with Section 2.05(d).

(b) To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election in writing (by hand delivery or telecopy) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and signed by such Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (ii) and (iii) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii) the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by a Borrower does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to one of its LIBOR Borrowings, CDOR Borrowings or EURIBOR Borrowings prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrower shall be deemed to have selected a period of one month’s duration.

Section 2.10. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) Each Borrower may at any time terminate, or from time to time reduce, the Commitments under any Facility; provided that (i) each reduction of the Commitments under any Facility shall be in an amount that is an integral multiple of U.S.$500,000 and not less than U.S.$2.0 million (or, if less, the remaining amount of the Commitments), and (ii) no Borrower shall terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans by one or more Borrowers in accordance with Section 2.13, the Revolving Facility Credit Exposure would exceed the total Commitments.

(c) A Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by such Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

(d) The Commitments shall be automatically terminated in full on July 1, 2014 if the Closing Date has not occurred prior to such date.

Section 2.11. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to such Borrower on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower in accordance with Section 2.05.

(b) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the applicable Lenders (i) on the relevant maturity date for any tranche or series of Term Loans, all then outstanding Term Loans of such tranche or series, (ii) on the relevant maturity date for any tranche of Additional/Replacement Revolving Credit Commitments, all then outstanding Additional/Replacement Revolving Credit Loans, (iii) on the relevant maturity date for any Extension Series of Extended Term Loans, all then outstanding Extended Term Loans of such Extension Series and (iv) on the relevant maturity date for any Extension Series of Extended Revolving Credit Commitments, all then outstanding Extended Revolving Facility Loans of such Extension Series.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, and (iii) any amount received by such Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans made to such Borrower in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it to a Borrower be evidenced by a promissory note substantially in the form of Exhibit G. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including, to the extent requested by any assignee, after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.12. Repayment of Loans. Prior to any repayment or prepayment of any Borrowing (other than Swingline Borrowings), the applicable Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telecopy of such selection not later than 2:00 p.m., New York City time three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans to such Borrower included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans to such Borrower included in the repaid Borrowing. Repayments or prepayments of Borrowings (other than Swingline Borrowings) shall be accompanied by accrued interest on the amount repaid or prepaid.

Section 2.13. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay Borrowings by such Borrower in whole or in part, without premium or penalty (but subject to Section 2.18), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in the form of Exhibit B hereto provided in accordance with Section 2.12.

(b) If on any date, the Administrative Agent notifies the Company that on the last day of any month, the sum of aggregate principal amount of all Revolving Facility Loans plus the aggregate principal amount of all Revolving Letters of Credit then outstanding has exceeded 105% of the aggregate Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days following such date, prepay the outstanding principal amount of any Revolving Facility Loans owing by the Borrowers such that the aggregate amount so prepaid by such Borrower and cash collateral deposited in an account with the Administrative Agent (or an account in the name of the Administrative Agent with another institution designated by the Administrative Agent) pursuant to Section 2.06(j)) shall be sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Revolving Facility Loans prepaid. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.13(b) to the Company and the Lenders.

(c) The Company shall ensure that all Net Proceeds from any Asset Sale which the Company has elected to apply in prepayment of Loans pursuant to Section 6.03(b)(i)(A) are applied in prepayment of outstanding Loans (other than Swingline Loans), in whatever order the Company may elect (subject to following the procedure described in Section 2.12).

(d) The Company shall ensure that 100% of the cash proceeds from the incurrence, issuance or sale by a Borrower or any Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale are applied in prepayment of outstanding Loans (other than Swingline Loans), in whatever order the Company may elect (subject to following the procedure described in Section 2.12), within 6 Business Days of receipt.

(e) The Company shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made by a Borrower pursuant to Section 2.13(c) or Section 2.13(d) at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The relevant Borrowers shall make the required prepayment in accordance with Section 2.12 and follow the procedure described in Section 2.12. The Administrative Agent will promptly notify each Lender of the contents of the applicable Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.

(f) Prepayment of Revolving Facility Loans with the Net Proceeds from Asset Sales pursuant to Section 2.13(c) above shall result in a corresponding reduction of commitments under the Revolving Facility. Other repayments or prepayments shall not result in a reduction in commitments under the Revolving Facility.

(g) In the event of any termination of all the Commitments, each Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Facility Loans and all its outstanding Swingline Loans and terminate all its outstanding Revolving Letters of Credit and/or cash collateralize such Revolving Letters of Credit in accordance with Section 2.06(j). If as a result of any partial reduction of the Commitments, the aggregate Revolving Facility Exposure would exceed the aggregate Commitments of all Revolving Facility Lenders after giving effect thereto, then the Borrowers shall, on the date of such reduction, repay or prepay their respective Borrowings under Revolving Facility Loans or Swingline Loans (or a combination thereof) and/or cash collateralize Revolving Letters of Credit in an amount sufficient to eliminate such excess.

(h) Notwithstanding anything to the contrary contained in this Section 2.13 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Loans of the Borrowers, so long as no Default or Event of Default has occurred and is continuing, the Company, Holdco, any Borrower and any of its Subsidiaries may repurchase outstanding Term Loans pursuant to this Section 2.13(h) on the following basis:

(i) The Company, Holdco, any Borrower or any Subsidiary of any Borrower may make one or more offers (each, an “Offer”) to repurchase all or any portion of Term

Loans of any particular tranche (such Term Loans, the “Offer Loans”) of Term Lenders; provided that, (A) the Company, Holdco, such Borrower or such Subsidiary delivers a notice of such Offer to the Administrative Agent and all Term Lenders holding Offer Loans no later than 12:00 Noon New York City time at least five Business Days in advance of a proposed consummation date of such Offer indicating (1) the last date on which such Offer may be accepted, (2) the maximum dollar amount of such Offer, and (3) the repurchase price per dollar of principal amount of such Offer Loans at which the Company, Holdco, such Borrower or such Subsidiary is willing to repurchase such Offer Loans (which price shall be below par); (B) the maximum dollar amount of each Offer shall be no less than $10,000,000; (C) the Company, Holdco such Borrower or such Subsidiary shall hold such Offer open for a minimum period of two Business Days; (D) a Term Lender who elects to participate in the Offer may choose to sell all or part of such Term Lender’s Offer Loans; (E) such Offer shall be made to Term Lenders holding the Offer Loans on a pro rata basis in accordance with the respective principal amount then due and owing to the Term Lenders holding the relevant tranche of Term Loans; provided, further that, if any Term Lender elects not to participate in the Offer, either in whole or in part, the amount of such Term Lender’s Offer Loans not being tendered shall be excluded in calculating the pro rata amount applicable to the balance of such Offer Loans and (F) such Offer shall be conducted pursuant to such procedures as the Company, Holdco, such Borrower or such Subsidiary may establish with the reasonable consent of the Administrative Agent (which shall be consistent with this Section 2.13(h) and which shall otherwise be reasonably acceptable to the Administrative Agent) and that a Term Lender must follow in order to have its Offer Loans repurchased;

(ii) With respect to all repurchases made by the Company, Holdco, any Borrower or any Subsidiary of any Borrower, such repurchases shall be deemed to be voluntary prepayments pursuant to this Section 2.13 in an amount equal to the aggregate principal amount of such Term Loans; provided further that such repurchases shall not be subject to the provisions of Section 2.13(a) or Section 2.20;

(iii) Upon the purchase by the Company, Holdco, any Borrower or any Subsidiary of any Borrower of any Term Loans, (A) automatically and without the necessity of any notice or any other action all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid for all purposes and shall be cancelled and no longer outstanding for all purposes of this Agreement and all other Loan Documents (and in connection with any Term Loan purchased pursuant to this Section 2.13(h), the Administrative Agent is authorized to make appropriate entries in the Register to reflect such cancellation) and (B) the Company, Holdco, such Borrower or such Subsidiary, as the case may be, will promptly advise the Administrative Agent of the total amount of Offer Loans that were repurchased from each Lender who elected to participate in the Offer;

(iv) failure by the Company, Holdco, any Borrower or any Subsidiary of any Borrower to make any payment to a Lender required by an agreement permitted by this Section 2.13(h) shall not constitute an Event of Default under Section 7.01(b) or Section 7.01(c); and

(v) no proceeds of any Revolving Facility Loans or Cure Amount may be used to purchase any Offer Loans.

Section 2.14. Fees. (a) The Borrowers agree to pay to each Lender, without duplication of any other amounts paid to such Lender, (other than any Defaulting Lender), through the Administrative Agent, three Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter up until the last day of such quarter (or other period commencing with the Closing Date and ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate of 0.75% per annum.

All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall begin to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrowers from time to time agree to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Commitments of all the Lenders shall be terminated as provided herein, a fee (a “Revolving L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed Revolving L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date and ending with the Maturity Date or the date on which the Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for LIBOR Revolving Facility Borrowings effective for each day in such period.

(c) [Reserved]

(d) The Borrowers from time to time agree to pay to each Issuing Bank, for its own account, (x) on the last Business Day of March, June, September and December of each year and three Business Days after the date on which the Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in an amount equal to the greater of (i) U.S. $125.0 per fiscal quarter and (ii) 0.175% per annum of the daily average stated amount of such Revolving Letter of Credit (or such other amount as the Initial Borrower and any Issuing Bank shall, in their sole discretion, agree in writing), in respect of each Revolving Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Revolving Letter of Credit to and including the termination of such Revolving Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Revolving Letter of Credit or any Revolving L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All Revolving L/C Participation Fees and Issuing Bank Fees that are payable pursuant to (ii) above on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(e) The Borrowers agree to pay to the Administrative Agent and the Collateral Agent, for the account of the Administrative Agent and the Collateral Agent, the fees set forth in the Agent Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Agent Fees”).

(f) [Reserved].

(g) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.15. Interest. (a) Each Borrower shall pay interest on the unpaid principal amount of each ABR Loan made to such Borrower at the Alternate Base Rate plus the Applicable Margin.

(b) Each Borrower shall pay interest on the unpaid principal amount of each LIBOR Loan made to such Borrower at the LIBOR Rate for the Interest Period in effect for such LIBOR Loan plus the Applicable Margin.

(c) Each Borrower shall pay interest on the unpaid principal amount of each CDOR Loan made to such Borrower at CDOR Rate for the Interest Period in effect for such CDOR Loan plus the Applicable Margin. Each Borrower shall pay interest on the unpaid principal amount of each Canadian Prime Rate Loan made to such Borrower at the Canadian Prime Rate plus the Applicable Margin.

(d) Each Borrower shall pay interest on the unpaid principal amount of each EURIBOR Loan made to such Borrower at EURIBOR for the Interest Period in effect for such EURIBOR Loan plus the Applicable Margin.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such Borrower shall pay interest on such overdue amount, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other amount, 2% plus the rate applicable to ABR Loans or Canadian Prime Rate Loans as provided, respectively, in paragraphs (a), (b) and (c) of this Section; provided that this paragraph (e) shall not apply to any Default or Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(f) Accrued interest on each Loan (other than Swingline Loans) shall be payable by the applicable Borrower in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Facility Loans, upon termination of the Commitments; provided that interest accrued pursuant to paragraph (c) of this Section shall be payable on demand. In the event of any repayment or prepayment of any Loan (other than Swingline Loans), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Accrued interest on each Swingline Loan shall be payable in accordance with Section 2.05.

(g) All computations of interest (other than with respect to Swingline Loans) shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to this Section, and (i) for Loans denominated in Sterling, on the basis of a year of 365 days or (ii) for other Loans, on the basis of a year of 360 days.

(h) [Reserved].

(i) Interest Act (Canada). (i) Notwithstanding any provision of this Agreement, with respect to Loans made to or fees paid by any Borrower that is organized under the laws of Canada or any province or territory thereof (a “Canadian Borrower”), whenever a rate of interest hereunder is calculated on the basis of a period of time other than a calendar year (the “deemed year”), the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for purposes of the Interest Act (Canada) is such rate as so determined by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

(ii) If interest at the rates provided for in paragraph (c) and (h) of this Section are not enforceable by reason of the Interest Act (Canada), interest after default on principal and interest amounts shall be at the same rate of interest payable thereto prior to default or such higher rate (not to exceed the default interest set forth in paragraph (e) of this Section as may be enforceable under the Interest Act (Canada)).

(j) Nominal Rates; No Deemed Reinvestment. With respect to Loans made to or fees paid by a Canadian Borrower, the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

(k) Interest Paid by a Canadian Borrower. Notwithstanding any provision of this Agreement or any other Loan Document, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable by a Canadian Borrower under this Agreement or any other Loan Document exceed the effective annual rate of interest on the “credit advanced” (as defined in Section 347 of the Criminal Code (Canada)) under this Agreement or any other Loan Document lawfully permitted by that Section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of “interest” (as defined in that Section) is determined to be contrary to the provisions of that Section, such payment, collection or demand shall be deemed to have been made by mutual mistake of such Borrower, the Administrative Agent and the applicable Lenders and the excess amount of such payment or collection shall be refunded to such Borrower, firstly, by reducing the amount of rate of interest required to be paid to the Administrative Agent or the applicable Lender under Section 2.15 and, thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent or such Lender which would constitute “interest” for purposes of that Section. For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the applicable Lenders will be prima facie evidence of such rate.

Section 2.16. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a LIBOR Borrowing, CDOR Borrowing or a EURIBOR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate, the CDOR Rate or the EURIBOR, as applicable, for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the LIBOR Rate, the CDOR Rate or the EURIBOR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone (confirmed by telecopy) as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, the rate of interest per annum on each Lender’s share of the affected Borrowings shall be the rate per annum which is the aggregate of (x) the Applicable Margin and (y) the rate notified to the Administrative Agent by such Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage per annum the cost to that Lender of funding its participation in that Borrowing from whatever source it may reasonably select.

(b) If any of the circumstances described in paragraph (i) or (ii) of Section 2.16(a) occur and the Administrative Agent or the Company so requests, the Administrative Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing on a substitute basis for determining the appropriate rate of interest applicable to affected Borrowings. Any alternative basis agreed pursuant to the foregoing sentence will, subject to the consent of the Majority Lenders under each affected Facility, be binding on all Lenders and the Loan Parties.

Section 2.17. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Rate, CDOR Rate or EURIBOR) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans, CDOR Loans or EURIBOR Loans made by such Lender or any Revolving Letter of Credit or participation therein (except, in each case (A) for Indemnified Taxes and Excluded Taxes (B) for changes in the rate of tax on the overall rate of net income of such Lender);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan, CDOR Loan or EURIBOR Loan (or of maintaining its obligation to make any such Loan) to a Borrower or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Revolving Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) (except, in each case (A) for Indemnified Taxes and Excluded Taxes or (B) for changes in the rate of tax on the overall rate of net income of such Lender), then such Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered in connection with such Borrower.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or any of the Loans made by, or participations in Revolving Letters of Credit held by, such Lender, or the Revolving Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time each Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered in connection with such Borrower.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to each Borrower and shall be conclusive absent manifest error. Each Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.17, such Lender or Issuing Bank shall notify the applicable Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.18. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan, CDOR Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan, CDOR Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any LIBOR Loan, CDOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.21, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, CDOR Loan or EURIBOR Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate, CDOR Rate or EURIBOR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a LIBOR Loan, CDOR Loan or EURIBOR Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the U.S. Dollar Equivalent of a comparable amount and period from other banks in the LIBOR market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.19. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable law. If a Loan Party or other applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Administrative Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party or other applicable withholding agent shall make such deductions and (iii) such Loan Party or other applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify each Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (other than any penalty resulting from gross negligence or willful misconduct of such Administrative Agent, Lender or Issuing Bank and without duplication of any amounts indemnified under Section 2.19(a)) paid or payable by such Administrative Agent, Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that a certificate as to the amount of such payment or liability and setting forth in reasonable detail the basis and calculation for such payment or liability is delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Administrative Agent or on behalf of a Lender or an Issuing Bank, which certificate shall be conclusive absent manifest error of the Lender, the Issuing Bank or the Administrative Agent.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Each Lender or Issuing Bank shall, at such times as are reasonably requested by any Borrower or the Administrative Agent, provide such Borrower and the Administrative Agent with any documentation prescribed by law or reasonably requested by such Borrower or the Administrative Agent certifying as to any entitlement of such Lender or Issuing Bank to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender or Issuing Bank under the Loan Documents. Each such Lender or Issuing Bank shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the applicable Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable Borrower or the Administrative Agent) or promptly notify such Borrower and the Administrative Agent of its inability to do so.

(ii) Without limiting the foregoing and with respect to any Loan made to a U.S. Borrower:

(A) Each Lender or Issuing Bank that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the U.S. Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender or Issuing Bank is exempt from U.S. federal backup withholding.

(B) Each Non-U.S. Lender shall deliver to the U.S. Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the U.S. Borrower or the Administrative Agent) whichever of the following is applicable:

(1)	two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(2)	two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(3)	in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit I (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(4)	to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Non-U.S. Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or any successor forms) or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such beneficial owner), or

(5)	two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the United States Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(C) If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the U.S. Borrower and the Administrative Agent at the time or times prescribed by law, and at such time or times reasonably requested by the U.S. Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the U.S. Borrower or the Administrative Agent as may be necessary for the U.S. Borrower and the

Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Issuing Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each applicable Lender or Issuing Bank shall deliver to the U.S. Borrower and the Administrative Agent two further original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the U.S. Borrower or the Administrative Agent, or promptly notify the U.S. Borrower and the Administrative Agent that it is unable to do so. Each applicable Lender or Issuing Bank shall promptly notify the U.S. Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the U.S. Borrower or the Administrative Agent,

Notwithstanding any other provision of this Section 2.19(e), a Lender or Issuing Bank shall not be required to deliver any form that such Lender or Issuing Bank is not legally eligible to deliver.

(f) If the Administrative Agent, Lender or Issuing Bank determines, in good faith and in its sole discretion, that it has received a refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.19 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, Lender or Issuing Bank (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, Lender or Issuing Bank in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, Lender or Issuing Bank, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, Lender or Issuing Bank in the event such Administrative Agent, Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, Lender or Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(g) VAT

(i) All amounts expressed to be payable under a Loan Document by any party to this Agreement (each, a “Party”) to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 2.19(g)(ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(ii) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Loan Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) In relation to any supply made by a Finance Party to any Party under a Loan Document, if reasonably requested by such Finance Party, such Party must promptly provide such Finance Party with details of such Party’s VAT registration (if any) and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

Section 2.20. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of Revolving L/C

Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to the time reasonably specified by the Administrative Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the applicable Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.17, 2.18, 2.19 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan or (ii) Revolving L/C Reimbursement Obligations shall in each case be made in the currency in which such Loan was made or such Revolving Letter of Credit was issued. All payments of other amounts due hereunder or under any other Loan Document shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if such Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from a Borrower to pay fully all amounts of principal, unreimbursed Revolving L/C Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of any Agent Fees then due from such Borrower hereunder, ratably among the parties entitled thereto, (ii) second towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, towards payment of principal and unreimbursed Revolving L/C Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed Revolving L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off, consolidation, banker’s lien or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or Revolving Facility Loans or participations in Revolving L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Facility Loans and participations in Revolving L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Facility Loans and participations in Revolving L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Facility

Loans and participations in Revolving L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Revolving L/C Disbursements to any assignee or participant, other than to a Borrower or any Loan Party (as to which the provisions of this paragraph (c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment by such Borrower is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), 2.06(d) or (e), 2.08(b) or 2.20(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.21. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.17, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19 or Schedule VI, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17, Section 2.19, or Schedule VI, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The relevant Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.17, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19 or Schedule VI, or is a Defaulting Lender, then such Loan Party may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Loan Party shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Revolving L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Loan Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19 or Schedule VI, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.21 shall be deemed to prejudice any rights that any Loan Party may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (i) all Obligations of the Borrowers under the Loan Documents owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest or fees thereon. In connection with any such assignment the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

Section 2.22. Increase in Commitments and/or Establishment of Term Loan Commitments. (a) New Commitments. At any time following the Closing Date, the Initial Borrower may by written notice to the Administrative Agent elect to request (i) an increase to the existing Commitments (any such increase, a “Revolving Facility Increase”) (ii) the establishment of one or more additional tranches of revolving credit commitments (the “Additional/Replacement Revolving Credit Commitments” and, together with any Revolving Facility Increase, the “New Revolving Facility Commitments”) and/or (iii) establish one or more tranches of term loan commitments (any such commitments, the “New Term Commitments” and together with the New Revolving Facility Commitments, if any, the “New Commitments”), by an aggregate amount not in excess of any amount by which the Commitments have previously been reduced or cancelled (the “Maximum Incremental Amount”) or a lesser amount in integral multiples of $5,000,000. Such notice shall specify (x)

the date (an “Increased Amount Date”) on which the Initial Borrower proposes that the New Commitments shall be made available and (y) in the case of New Term Commitments, the date the new Term Loans shall be made available, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Administrative Agent. The Company or the Initial Borrower shall notify the Administrative Agent in writing of the identity of the Borrower(s) of the New Commitments and each Revolving Facility Lender, or other financial institution reasonably acceptable to the Administrative Agent (each, a “New Revolving Facility Lender,” a “New Term Lender” or generally, a “New Lender”, as applicable) to whom the New Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective as of such Increased Amount Date, and in the case of New Term Commitments, such new term loans in respect thereof (“New Term Loans”) shall be made on such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments and Loans; (ii) the representations and warranties contained in Article III and the other Loan Documents shall be true and correct in all material respects on and as of the Increased Amount Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date; (iii) the Company and its Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such New Commitments and Loans, with the Financial Performance Covenant, recomputed as at the last day of the most recently ended fiscal quarter of the Parent Guarantor and its Subsidiaries; (iv) such increase in the Commitments and/or such establishment of the New Term Loan Commitments shall be evidenced by one or more joinder agreements executed and delivered to Administrative Agent by each New Lender, as applicable, and each shall be recorded in the register, each of which shall be reasonably satisfactory to the Administrative Agent and subject to the requirements set forth in Section 2.09(e); (v) the applicable Borrower(s) shall make any payments required pursuant to Section 2.18 in connection with the provisions of the New Commitments; and (vi) if the interest rate of any New Term Loans or New Revolving Facility Commitments exceeds the Applicable Margin by more than 50 basis points (the amount of such excess over 50 basis points being referred to herein as the relevant “Yield Differential”), then the Applicable Margin for each adversely affected existing New Term Loan or existing Revolving Facility Commitment, as applicable, shall automatically be increased by the Yield Differential, effective upon the making of the New Term Loan or the providing of the New Revolving Facility Commitment, as the case may be.

(b) On any Increased Amount Date on which New Revolving Facility Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Facility Lenders shall assign to each of the New Revolving Facility Lenders, and each of the New Revolving Facility Lenders shall purchase from each of the existing Revolving Facility Lenders, at the principal amount thereof, such interests in the outstanding Revolving Facility Loans and participations in Revolving Letters of Credit and Swingline Loans outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such Revolving Facility Loans and participations in Revolving Letters of Credit and Swingline Loans being held by existing Revolving Facility Lenders and New Revolving Facility Lenders ratably in accordance with their Revolving Facility Commitments after giving effect to the addition of such New Revolving Facility Commitments to the Revolving Facility Commitments, (ii) each New Revolving Facility Commitment shall be deemed for all purposes a Revolving Facility Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Facility Loan and have the same terms as any existing Revolving Facility Loan and (iii) each New Revolving Facility Lender shall become a Lender with respect to the Revolving Facility Commitments and all matters relating thereto.

(c) Subject to the satisfaction of the foregoing terms and conditions, any loans made in respect of any New Term Commitment shall be made as a new tranche of term loans (an “Additional Term Loan Tranche”); provided that any Additional Term Loan Tranche (x) shall not mature prior to the Maturity Date, (y) the interest rates applicable to such Additional Term Loan Tranche shall be determined by the Initial Borrower and the New Term Lenders and (z) the Additional Term Loan Tranche shall be on terms and pursuant to documentation to be determined by the Initial Borrower and the New Term Lenders, provided that to the extent such terms and documentation are not consistent with the Revolving Facility, except to the extent provided by sub-clauses (x) and (y) above, they shall be reasonably satisfactory to the Administrative Agent.

(d) All New Term Loans made on any Increased Amount Date will be made in accordance with the procedures set forth in Section 2.03.

(e) The Administrative Agent shall notify the Lenders promptly upon receipt of the Initial Borrower’s notice of an Increased Amount Date and, in respect thereof, the New Commitments and the New Lenders.

Section 2.23. Designated Borrowers. (a) (i) The Subsidiaries of the Initial Borrower listed on Schedule I (effective as of the Closing Date) and (ii) any other Wholly Owned Subsidiary of the Initial Borrower that is a Guarantor and is incorporated in the United States, Luxembourg, Canada, Norway, The Netherlands or Ireland (subject to the provisions of this Section 2.23), shall be “Designated Borrowers” hereunder and may receive Loans for their respective accounts on the terms and conditions set forth in this Agreement.

(b) The Company may at any time, upon not less than 15 Business Days’ notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary of a Borrower (an “Applicant Borrower”) incorporated in a jurisdiction listed in paragraph (a) above to receive Loans under a Facility by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the Revolving Facility, the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information reasonably requested by the Administrative Agent (including, without limitation, all such documents or information required to comply with the U.S.A. PATRIOT Act), in each case consistent with the documents and information required to be delivered hereunder with respect to any Borrowers on the Closing Date (but with such differences as may be appropriate in light of applicable local law), and promissory notes signed by such new Borrowers to the extent any Lenders so require. Promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information reasonably requested by the Administrative Agent, the Administrative Agent shall send a notice in substantially the form of Exhibit J (a “Designated Borrower Notice”) to the Borrowers and such Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of such Lenders agrees to permit such Designated Borrower to receive Loans under the applicable Facility, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower under such Facility for all purposes of this Agreement.

(c) Each Subsidiary of a Borrower that is or becomes a Designated Borrower pursuant to this Section 2.23 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) The Company may from time to time, upon not less than 10 Business Days’ notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that any outstanding Loans (and all other amounts) payable by such Designated Borrower are at the option of the Company, either repaid in full or expressly assumed by another Borrower in a writing in form and substance reasonably satisfactory to the Administrative Agent (together with such other supporting certificates or documentation as the Administrative Agent may reasonably require), in each case as of the effective date of such termination; provided that, if such Designated Borrower is also a Subsidiary Loan Party, such termination will not affect such Designated Borrower’s Obligations under any of the Loan Documents. The Administrative Agent will promptly notify the Lenders of any such termination of Designated Borrower’s status

(e) Each Designated Borrower shall enter into the Collateral Agent and Administrative Agent Appointment Deed on the day on which it becomes a Designated Borrower hereunder by executing and delivering an accession agreement substantially in the form attached hereto as Exhibit K.

Section 2.24. Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any LIBOR Loans, CDOR Loans or EURIBOR Loans, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue LIBOR Loans. CDOR Loans or EURIBOR Loans, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender, prepay all such LIBOR Borrowings, CDOR Borrowings or EURIBOR Borrowings of such Lender on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Borrowings, CDOR Borrowings or EURIBOR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment, the applicable Borrower shall also pay accrued interest on the amount so prepaid.

Section 2.25. Extensions of Term Loans, Revolving Facility Loans and Commitments and Additional/Replacement Revolving Facility Loans and Additional/Replacement Revolving Credit Commitments.

(a) (i) Any Borrower may at any time and from time to time request that all or a portion of each Term Loan of any Class (an “Existing Term Loan Class”) be exchanged to extend the scheduled final maturity date thereof (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.25. Prior to entering into any Extension Agreement with respect to any Extended Term Loans, the relevant Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to the Term Loans of the Existing Term Loan Class from which they are to be extended except (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to any scheduled amortization payments with respect to the Existing Term Loan Class of Term Loans from which such Extended Term Loans were extended, in each case as more particularly set forth Section 2.25(c) below), (y) all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Term Loans may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Term Loans of such Existing Term Loan Class, in each case, to the extent provided in the applicable Extension Agreement; provided, that if (1) the Maximum Incremental Amount has not been utilized pursuant to Section 2.22 and (2) the Applicable Margin for any Extended Term Loans exceeds the Applicable Margin for the Term Loans of such Existing Term Loan Class by more than 50 basis points (the amount of such excess over 50 basis points being referred to herein as the relevant “Extended Term Loans Yield Differential”), then the Applicable Margin for the adversely affected Term Loans of such Existing Term Loan Class shall automatically be increased by the Extended Term Loans Yield Differential, effective upon the establishment of such Extended Term Loans and (z) the voluntary and mandatory prepayment rights of the Extended Term Loans shall be subject to the provisions set forth in Section 2.13, it being agreed that Extended Term Loans shall be treated pursuant to Section 2.13 in the same way as Revolving Facility Loans (and on a pro rata basis with Revolving Facility Loans), with any adjustments as are necessary to reflect the term loan nature of the Extended Term Loans. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class exchanged into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended; provided that in no event shall there be more than six Classes of Term Loans outstanding at any time.

(ii) Any Borrower may at any time and from time to time request that all or a portion of the Commitments and/or any Additional/Replacement Revolving Credit Commitments (and, in each case, including any previously extended Commitments and/or Additional/Replacement Revolving Credit Commitments) existing at the time of such request (each, an “Existing Commitment” and any related revolving credit loans under any such facility, “Existing Revolving Facility Loans”) be exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Facility Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related revolving credit loans, “Extended Revolving Facility Loans”) and to provide for other terms consistent with this Section 2.25. Prior to entering into any Extension Agreement with respect to any Extended Commitments, the Initial Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Commitments) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be identical to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment Class”) except (x) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class, (y) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Commitments may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Commitments of the Specified Existing Commitment Class; provided, that if (1) the Maximum Incremental Amount has not been utilized pursuant to Section 2.22 and (2) the Applicable Margin for any Extended Revolving Facility Loans exceeds the Applicable Margin for the Existing Revolving Facility Loans of such Specified Existing Commitment Class by more than 50 basis points (the amount of such excess over 50 basis points being referred to herein as the relevant “Extended Revolving Facility Yield Differential”), then the Applicable Margin for the adversely affected Existing Revolving Facility Loans shall automatically be increased by the Extended Revolving Facility Loans Yield Differential, effective upon the establishment of such Extended Commitments and (z) the revolving credit commitment fee rate with respect to the Extended Commitments may be higher or lower than the revolving credit commitment fee rate for Existing Commitments of the Specified Existing Commitment Class, in each case, to the extent provided in the applicable Extension Agreement; provided that, notwithstanding anything to the contrary in this Section 2.25 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Facility Loans under any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Facility Loans (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Extended Revolving Facility Loans), (2) assignments and participations of Extended Commitments and Extended Revolving Facility Loans shall be governed by the assignment and participation provisions set forth in Section 9.04 and (3) no termination of Extended Commitments and no repayment of Extended Revolving Facility Loans accompanied by a corresponding permanent reduction in Extended Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing Revolving Facility Loans and Existing Commitments of the Specified Existing Commitment Class (or all Existing Commitments of such Class and related Existing Revolving Facility Loans shall have otherwise been terminated and repaid in full). No Lender shall have any obligation to agree to have any of its Commitments of any Class of Existing Commitment exchanged into Extended Commitments pursuant to any Revolving Credit Extension Request. Any Extended Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Commitments of the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date); provided that in no event shall there be more than three Classes of revolving credit commitments outstanding at any one time.

(b) The relevant Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Class are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Commitments or Additional/Replacement Revolving Credit Commitments (or any earlier extended Extended Commitments) of an Existing Class subject to such Extension Request exchanged into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Commitments and/or Additional/Replacement Revolving Credit Commitments (and/or any earlier extended Extended Commitments) which it has elected to convert into Extended Loans/Commitments. In the event that the aggregate amount of Term Loans, Commitments and Additional/Replacement Revolving Credit Commitments (and any earlier extended Extended Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans, Commitments and Additional/Replacement Revolving Credit Commitments (and any earlier extended Extended Commitments) subject to Extension Elections shall be exchanged to Extended Loans/Commitments on a pro rata basis based on the amount of Term Loans, Commitments and Additional/Replacement Revolving Credit Commitments (and any earlier extended Extended Commitments) included in each such Extension Election. Notwithstanding the conversion of any Existing Commitment (other than an Additional/Replacement Revolving Credit Commitment) into an Extended Commitment, such Extended Commitment shall be treated identically to all Existing Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Revolving Facility Lender in respect of Swingline Loans under Section 2.05 and Revolving Letters of Credit under Section 2.06, except that the applicable Extension Agreement may provide that the Maturity Date applicable to the Swingline Facility and/or the last day for issuing Revolving Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Revolving Letters of Credit may be continued (pursuant to mechanics set forth in the applicable Extension Agreement) so long as the Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension). Notwithstanding the conversion of any Existing Commitment into an Extended Commitment (other than a Commitment), such Extended Commitment shall be treated identically to all Existing Commitments of the Specified Existing Commitment Class for

purposes of the obligations of the lenders thereof in respect of swingline loans and letters of credit, except that the applicable Extension Agreement may provide that the applicable swingline maturity date and/or the last day for issuing letters of credit may be extended and the related obligations to make swingline loans and issue letters of credit may be continued so long as the applicable swingline lender and/or the applicable letter of credit issuer, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.25(c) and notwithstanding anything to the contrary set forth in Section 9.08, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. Notwithstanding anything to the contrary in this Section 2.25 and without limiting the generality or applicability of Section 9.08 to any Section 2.25 Additional Agreements, any Extension Agreement may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.25 Additional Agreement”) to this Agreement and the other Loan Documents; provided that such Section 2.25 Additional Agreements do not become effective prior to the time that such Section 2.25 Additional Agreements have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of Term Loans and Additional/Replacement Revolving Credit Commitment and (2) consents applicable to holders of any Extended Loans/Commitments provided for in any Extension Agreement) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.25 Additional Agreements to become effective in accordance with Section 9.08. In connection with any Extension Agreement, the Company shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Extension Agreement, including without limitation, the Extended Loans/Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 9.08 and (iii) as to any other matter reasonably requested by the Administrative Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Parent Guarantor (solely with respect to the representations and warranties set forth in Sections 3.01 to 3.04, Section 3.10, Section 3.17 and Section 3.18), the Company, Holdco and each Borrower represents and warrants to each of the Lenders with respect to itself and each of its respective Wholly Owned Subsidiaries that:

Section 3.01. Organization; Powers. (a) Except as set forth on Schedule 3.01, each Loan Party and each of its Wholly Owned Subsidiaries (a) is duly incorporated, established or organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its incorporation, establishment or organization except for such failure to be in good standing which could not reasonably be expected to have a Material Adverse Effect (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents subject to the terms of such Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

(b) In the case of any Borrower or Guarantor incorporated in a Member State of the European Union, its Centre of Main Interests is situated in its jurisdiction of incorporation.

Section 3.02. Authorization; No Violation; No Conflict. The execution, delivery and performance by each Loan Party and each of its Wholly Owned Subsidiaries of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) have been duly authorized by all necessary corporate, company, stockholder, limited liability company or partnership action required to be obtained by such Loan Party and such Subsidiaries and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate, memorandum or articles of incorporation, association or amalgamation, or certificate or declaration of limited partnership, or other constitutive documents or by-laws of, or unanimous shareholders’ agreement or shareholder declaration pertaining to, such Loan Party or any such Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, lease, agreement or other instrument to which such Loan Party or any such Subsidiary is a party or by which any of them or any of their respective property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this clause (b), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party or any such Subsidiary, other than the Liens created by the Loan Documents or permitted pursuant to Section 6.04.

Section 3.03. Enforceability. This Agreement has been duly executed and delivered by the Parent Guarantor, the Company, Holdco and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements (or the filing of financing statements under the PPSA in connection with property located in Canada, or other local equivalent), (b) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, (c) recordation of the Security Documents or any of the Collateral to the extent required or customary under applicable law, (d) such consents, authorizations, approvals, registrations, filings or other actions (i) that have been made or obtained and are in full force and effect, (ii) that are listed on Schedule 3.04 or (iii) the failure of which to be obtained or made could not reasonably be expected to have a Material Adverse Effect.

Section 3.05. Financial Statements. There has heretofore been furnished to the Lenders:

(a) The audited consolidated balance sheets as of April 30, 2012 and April 30, 2013 and the related audited consolidated statements of earnings (loss), changes in shareholder’s equity and cash of the Company for the years ended April 20, 2012 and April 30, 2013 (which have heretofore been furnished to the Lenders), were prepared in accordance with GAAP applied not only during such periods but also as compared to the periods covered by the financial statements of the Company referred to in paragraph (b) of this Section 3.05 (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the period then ended.

(b) The unaudited interim consolidated balance sheets as of July 31, 2013, and the related statements of consolidated statements of earnings (loss), changes in shareholder’s equity and cash of the Company as of July 31, 2013 were prepared in accordance with GAAP consistently applied not only during such periods but also as compared to the periods covered by the financial statements of the Company referred to in paragraph (a) of this Section 3.05 (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments).

Section 3.06. No Material Adverse Effect. Since April 30, 2013, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

Section 3.07. Title to Properties; Possession Under Leases. (a) The Company and its Wholly Owned Subsidiaries have good and valid title to, or valid leases, sub-leases or licenses of, or are otherwise entitled to use, all assets necessary for carrying on the business of the Company and its Subsidiaries as presently conducted, except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Wholly Owned Subsidiaries have maintained, in all material respects and in accordance with normal industry practice, all of the machinery, equipment, vehicles, facilities and other tangible personal property now owned or leased by the Company and its Wholly Owned Subsidiaries that is necessary to conduct their business as it is now conducted. All such assets are free and clear of Liens, other than Prior Liens and other Liens expressly permitted by Section 6.04 or arising by operation of law.

(b) The Company and each of its Wholly Owned Subsidiaries has complied with all obligations under all leases, sub-leases and other occupancy agreements to which it is a party, except where the failure to comply could not reasonably be expect to have a Material Adverse Effect, and all such leases, sub-leases and other occupancy agreements are in full force and effect, except leases, sub-leases and other occupancy agreements in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. The Company and each of its Wholly Owned Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company and its Wholly Owned Subsidiaries own or possess, or have the right to use or could obtain ownership or possession of or a right to use, on terms not materially adverse to it, all patents, trademarks, service marks, trade names and copyrights necessary for the present conduct of their business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) As of the Signing Date, none of the Borrowers nor any of their Wholly Owned Subsidiaries have received any notice of any pending or contemplated condemnation proceeding affecting any Real Property that constitutes part of the Collateral or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Signing Date, except as set forth on Schedule 3.07(d).

(e) Neither the Company nor any of its Wholly Owned Subsidiaries is obligated on the Signing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property that constitutes part of the Collateral or any interest therein, except as permitted under Section 6.02(a) or Section 1.01.

(f) Schedule 3.07(f) sets forth as of the Signing Date the name and jurisdiction of incorporation, establishment, formation or organization of each Subsidiary of the Company and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Company or by any such Subsidiary, indicating the ownership thereof.

(g) As of the Signing Date, there are no outstanding subscriptions, options, warrants, calls, rights, pre-emptive rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrowers or any of their Wholly Owned Subsidiaries, except as set forth on Schedule 3.07(g).

Section 3.08. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.08(a), there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Company or any Borrower, threatened in writing against or affecting, any of the Company and its Wholly Owned Subsidiaries or any business, property or rights of any such Person (i) as of the Signing Date, that involve any Loan Document or the Transactions or (ii) which individually could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected, individually or in the aggregate, to materially adversely affect the Transactions.

(b) Except as set forth in Schedule 3.08(b), none of the Borrowers or any of their Wholly Owned Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Real Property that is part of the Collateral, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) To the extent applicable, all the legal requirements of the Luxembourg law dated 31 May 1999, as amended, regarding the domiciliation of companies have been complied with by the Company, Holdco and the Initial Borrower and any other Borrower or Guarantor incorporated or existing under the laws of Luxembourg, except where failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(d) To the best of the Company’s knowledge, the Company and each of its Subsidiaries is in compliance with the Foreign Corrupt Practices Act (United States of America), the Corruption of Foreign Public Officials Act (Canada), United Nations Act (Canada), Export and Import Permits Act (Canada), Customs Act (Canada), regulations and orders made under any of the foregoing statutes and any other export controls or sanctions administered or enforced by the Government of United States of America, the Government of Canada, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority or any analogous laws, for greater certainty, excluding the Special Economic Measures Act (Canada) (collectively, the “Sanctions”), in each case to the extent applicable, where failure to comply would have a Material Adverse Effect or could materially prejudice the Lenders or their reputations.

(e) To the best of the Company’s knowledge, none of it, any of its Subsidiaries or any director, officer, employee, agent, affiliate or representative of it or any of its Subsidiaries is an individual or entity that is, or is owned or controlled by, a person that is (i) the subject of any Sanctions; or (ii) located, organized or resident in a Sanctioned Country. Each of the Company and its Subsidiaries has terminated any and all business activities, direct or indirect, with or in any country or territory listed in the preceding sentence.

(f) To the best of the Company’s knowledge, none of it, any of its Subsidiaries or any director, officer, employee, agent, affiliate or representative of it or any of its Subsidiaries has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage, where such offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value would be reasonably likely to have a Material Adverse Effect or could materially prejudice the Lenders or their reputations.

Section 3.09. Federal Reserve Regulations. (a) None of the Borrowers or any of their Wholly Owned Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.10. Investment Company Act. Neither the Parent Guarantor, the Company nor any of its Wholly Owned Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.11. Use of Proceeds. Each Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Revolving Letters of Credit, solely for general corporate purposes including, without limitation, the consummation of the Refinancing and to pay fees and expenses related thereto.

Section 3.12. Tax Returns. Except as set forth on Schedule 3.12, each of the Company and its Wholly Owned Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and each such Tax return is complete and accurate in all material respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other material Taxes or assessments (including in the capacity of a withholding agent), except in each case referred to in clauses (i) or (ii) above, (1) if the failure to comply could not reasonably be expected to cause a Material Adverse Effect or (2) if the Taxes or assessments are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Company or any of its Wholly Owned Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

Section 3.13. No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning the Company and its Subsidiaries, the Transaction and any other transactions contemplated hereby disseminated by the Company and its Subsidiaries to the Administrative Agent or the Lenders in connection with the Transaction or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Signing Date, and did not contain any untrue statement of a material fact as of any such date or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections prepared by or on behalf of the Company or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Company to be reasonable as of the date thereof, as of the date such Projections were furnished to the Initial Lenders and as of the Signing Date, and (ii) as of the Signing Date, have not been modified in any material respect by the Company.

Section 3.14. Employee Benefit Plans. (a) Each Plan has been administered in compliance with the applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder), except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect. As of the Signing Date, the excess of the present value of all benefit liabilities under each Plan of each Borrower, and each Subsidiary of a Borrower and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) All foreign pension schemes sponsored or maintained by the Company and each of its Subsidiaries, if any, are maintained in accordance with the requirements of applicable foreign law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

Section 3.15. Environmental Matters. Except as set forth on Schedule 3.15 or to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint, Environmental Claim or penalty has been received by any Borrower or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or to the knowledge of any Borrower and its Wholly Owned Subsidiaries threatened against a Borrower or any of its Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to such Borrower or any of its Subsidiaries, (ii) each Borrower and each of its Wholly Owned Subsidiaries has all environmental, health and safety permits and approvals necessary for its operations as currently conducted to comply with all applicable Environmental Laws and is, and has been, in compliance with the terms of such permits and with all other applicable Environmental Laws except for non-compliances which have been resolved and the costs of such resolution have been paid, (iii) to the knowledge of any Borrower and its Wholly Owned Subsidiaries, no Hazardous Material is located at any property currently or formerly owned, operated or leased by such Borrower or any of its other Subsidiaries that would reasonably be expected to give rise to any liability to or Environmental Claim against such Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by such Borrower or any of its other Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any liability or Environmental Claim of such Borrower or any of its Subsidiaries under any Environmental Laws, (iv) to the knowledge of any Borrower and its Wholly Owned Subsidiaries, there are no acquisition agreements pursuant to which such Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof, (v) to the knowledge of any Borrower and its Wholly Owned Subsidiaries, there are no landfills or disposal areas located at, on, in or under the assets of such Borrower or any of its Subsidiaries, and (vi) to the knowledge of any Borrower and its Wholly Owned Subsidiaries, except as listed on Schedule 3.15 there are not currently and there have not been any underground storage tanks “owned” or “operated” (as defined by applicable Environmental Law) by such Borrower or any Wholly Owned Subsidiary or present or located on such Borrower’s or any Wholly Owned Subsidiary’s Real Property. For purpose of Section 7.01(a), each of the representations and warranties contained in parts (iii), (iv), (v) and (vi) of this Section 3.15 that are qualified by the knowledge of a Borrower and its Wholly Owned Subsidiaries shall be deemed not to be so qualified. Representations and warranties of a Borrower or any Wholly Owned Subsidiary with respect to environmental matters are limited to those in this Section 3.15 unless expressly stated.

Section 3.16. No Undisclosed Liabilities. (a) No Lien exists on or over all or any part of the present or future assets of the Company or any of its Restricted Subsidiaries that secures Obligations under any Indebtedness of the Company or any of its Restricted Subsidiaries other than as permitted under Section 6.04.

(b) None of the Company or any of its Restricted Subsidiaries have incurred any Indebtedness to the extent such incurrence is prohibited by Section 6.02.

Section 3.17. Creation of Security Interests. Each Security Document is effective to create in favor of the Collateral Agent for the benefit of the Finance Parties, a legal, valid and enforceable security interest in the Collateral described therein except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealings and any other Reservations. Subject to the Agreed Security Principles, upon completion of the delivery, filing and other actions specified in the relevant Security Documents, the Collateral Agent shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (to the extent a security interest in such Collateral can be perfected through taking of such actions), as security for the Obligations under the Loan Documents, in each case prior in right to the Lien of any other Person except for Liens permitted pursuant to Section 6.04 and Liens having priority by operation of law.

Section 3.18. Solvency. (a) Immediately after giving effect to the Transactions (i) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Parent Guarantor, the Company,

Holdco, the Borrowers and their Wholly Owned Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Parent Guarantor, the Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Parent Guarantor, the Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Parent Guarantor, the Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries that are Loan Parties on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Parent Guarantor, the Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Parent Guarantor, the Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Signing Date.

(b) The Parent Guarantor, the Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Parent Guarantor, the Company, Holdco, any Borrower or any such Wholly Owned Subsidiary and the timing and amounts of cash to be payable on or in respect of the Indebtedness of the Parent Guarantor, the Company, Holdco, any Borrower or any such Wholly Owned Subsidiary.

Section 3.19. Labor Matters. There are no strikes pending or threatened against any Loan Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Loan Parties or any of their Subsidiaries or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary to the extent required by GAAP. Except as set forth on Schedule 3.19, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries (or any predecessor) is a party or by which any Loan Party or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

Section 3.20. Insurance. Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Company and its Wholly Owned Subsidiaries as of the Signing Date. As of such date, such insurance is in full force and effect. The Company believes that the insurance maintained by or on behalf of it and its Wholly Owned Subsidiaries is adequate.

ARTICLE IV

CONDITIONS TO CREDIT EVENTS

The obligations of (a) the Lenders to make Loans or (b) any Issuing Bank to issue, amend, extend or renew any Revolving Letter of Credit hereunder (each of (a) and (b), a “Credit Event”) are subject to the satisfaction of the following conditions:

Section 4.01. All Credit Events. On the date of each Credit Event:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Revolving Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Revolving Letter of Credit as required by Section 2.06(b) (in the case of any Revolving Letter of Credit).

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event (other than an amendment, extension or renewal of a Revolving Letter of Credit without any increase in the stated amount of such Revolving Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Credit Event (other than an amendment, extension or renewal of a Revolving Letter of Credit without any increase in the stated amount of such Revolving Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Credit Event (other than an amendment, extension or renewal of a Revolving Letter of Credit without any increase in the stated amount of such Revolving Letter of Credit) shall be deemed to constitute a representation and warranty by the applicable Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (a) a counterpart of this Agreement signed on behalf of such party or (b) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission, or electronic transmission of a PDF copy, of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank on the Closing Date, favorable written opinions of (i) Simpson Thacher & Bartlett LLP, special counsel for the Loan Parties, as to matters of New York law, (ii) Blake, Cassels & Graydon LLP, British Columbia and Ontario counsel for the Loan Parties, as to matters of British Columbia and Ontario law, (iii) De Brauw Blackstone Westbroek London B.V., Dutch counsel for the Finance Parties, as to matters of

Dutch law, (iv) Elvinger, Hoss & Prussen, Luxembourg counsel for the Finance Parties, as to matters of Luxembourg law, (v) Loyens & Loeff, Luxembourg counsel for the Loan Parties, as to matters of Luxembourg law, (vi) Latham & Watkins LLP, English counsel for the Finance Parties, as to matters of English law, (vii) Cox & Palmer, Newfoundland and Labrador and Nova Scotia counsel for the Loan Parties, as to matters of Newfoundland, Labrador and Nova Scotia law, (viii) Maclay Murray & Spens, Scottish counsel for the Finance Parties, as to matters of Scottish law, (ix) Advokatfirmaet Thommssen AS, Norwegian counsel for the Finance Parties, as to matters of Norwegian law, (x) Harridyal Sodha & Associates, Barbados counsel for the Loan Parties, as to matters of Barbados law, (xi) DLA Piper LLP (US), Texas counsel for the Loan Parties, as to matters of Texas law, (xii) Minter Ellison, Australian counsel for the Finance Parties, as to matters of laws of the State of Victoria, South Australia and the Commonwealth of Australia, (xiii) King & Wood Mallesons, Australian counsel for the Loan Parties, as to matters of Australian law and (xiv) A&L Goodbody, Irish counsel to the Finance Parties, as to matters of Irish law, in each case, in form and substance reasonably satisfactory to the Administrative Agent (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and, where applicable, each Loan Party and each Finance Party hereby instructs its counsel to deliver such opinions; provided that, if any of the above opinions is not required to cover Loan Documents being entered into on the Closing Date, such opinion may instead be provided pursuant to Section 5.12.

(c) All legal matters incident to this Agreement, the borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Administrative Agent, to the Lenders and to each Issuing Bank on the Closing Date.

(d) The Administrative Agent shall have received in the case of each Loan Party each of the following:

(i) a copy of the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official, including a public notary or, where customary practice in any relevant jurisdiction, by an officer or director of such Loan Party) and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official), (B) in the case of a partnership of or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party or (C) in the case of a Loan Party incorporated or established in Luxembourg, certified by a public notary;

(ii) a certificate of the Secretary, Assistant Secretary, Director (managing or otherwise), President or similar officer of each Loan Party, in each case dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, memorandum and articles of association, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member and, in the case of a Dutch Loan Party, by its general meeting of shareholders and its supervisory board (if any)) authorizing a specified person or persons to execute, deliver and perform of the Loan Documents to which such Loan Party is a party (or at least the Loan Documents to which such Loan Party is a party on the Closing Date) and any certificate, notice or document related thereto and, in the case of any Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, partnership agreement or limited liability agreement (or other equivalent governing documents) of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party (including, in the case of a Dutch Loan Party, being declared bankrupt (failliet verklaard) or dissolved (ontbonden) or, to the knowledge of such Person, threatening the existence of such Loan Party; and

(iii) for any Loan Party incorporated in Luxembourg, an electronic certified excerpt of the R.C.S. Luxembourg dated no more than two Business Days prior to the Closing Date; and

(iv) for any Loan Party incorporated in Luxembourg electronic certified certificats de non-inscription d’une décision judiciaire (certificates as to the non-inscription of a court decision) issued by the R.C.S. Luxembourg and dated no more than one Business Day prior to the Closing Date (the “Certificates”) certifying that, as of the date of the day immediately preceding the certificate, no court decision as to inter alia the faillite, concordat préventif de faillite, gestion contrôlée, sursis de paiement, liquidation judiciaire, liquidation volontaire or foreign court decisions as to faillite, concordat or analogous procedures according to the EC Regulation No. 44/2001 inter alia on the enforcement of foreign judgments is filed with the R.C.S. Luxembourg in respect of such Loan Parties; and

(v) for each Dutch Loan Party, a recent extract from the Dutch trade register (handelsregister) relating to it;

(vi) such other factual information or formality documents as the Administrative Agent may reasonably request no later than two (2) Business Days before the Closing Date (including without limitation, tax identification numbers and addresses).

(e) The Collateral and Guarantee Requirement with respect to items to be completed as of the Closing Date shall have been satisfied and, if applicable, be in proper form for filing or be evidenced in the shareholder register.

(f) The Refinancing shall have been consummated and the Administrative Agent shall have received evidence reasonably satisfactory to it that the Existing Facility has been terminated, all amounts outstanding thereunder have been paid in full and the Company and its Subsidiaries shall have delivered all documentation required in order to permit the collateral agent under the Existing Facility to release all Liens securing the Existing Facility.

(g) The IPO shall have been consummated;

(h) The Lenders shall have received the financial statements referred to in Section 3.05.

(i) After giving effect to the Transactions and the other transactions contemplated hereby, the Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement and (ii) other Indebtedness permitted pursuant to Section 6.01.

(j) The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the chief financial officer or another Responsible Officer of the Parent Guarantor confirming the solvency of the Parent Guarantor, the Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries on a consolidated basis after giving effect to the Transactions.

(k) There has not been any Material Adverse Effect, after giving effect to the Transactions, taken as a whole, since April 30, 2013.

(l) Except as set forth in Schedule 4.02(l), no provision of any applicable law or regulation, and no judgment, injunction, order or decree shall prohibit the consummation of the Transactions, and all material actions by or in respect of or material filings with any Governmental Authority required to permit the consummation of the Transactions shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not be material to the Borrowers and their Subsidiaries, taken as a whole.

(m) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(n) The Administrative Agent shall have received a certificate signed by a Responsible Officer of each of the Company, Holdco and the Initial Borrower as to the matters set forth in clauses (f), (i), (k), and (l) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

The Company, Holdco and the Initial Borrower covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Revolving Letters of Credit (that are not cash collateralized or backstopped) have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Company, Holdco and the Initial Borrower will, and will cause each other Borrower and each of its Wholly Owned Subsidiaries to, from and after the Closing Date:

Section 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.06, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by a Borrower or a Wholly Owned Subsidiary of a Borrower in such liquidation or dissolution; provided that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties.

(b) Do or cause to be done all things necessary to (i) in the Company’s reasonable business judgment obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any applicable zoning, building, ordinance, code or approval or any building permits) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Insurance.

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Agents, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (x) each Borrower and their Subsidiaries shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage and (y) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Company and each Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Wholly Owned Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of any Borrower or any of their Subsidiaries or the protection of their properties.

Section 5.03. Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the affected Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto or (ii) the aggregate amount of such Taxes, assessments, charges, levies or claims does not exceed U.S.$2.5 million.

Section 5.04. Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 120 days after the end of each fiscal year, (i) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Parent Guarantor and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent chartered accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Parent Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP and (ii) a consolidated balance sheet and related statements of operations showing the financial position of the Company and its Subsidiaries as of the close of such fiscal year, all certified by a Financial Officer of the Company, on behalf of the Company, as fairly presenting, in all material respects, the financial position and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to the absence of footnotes);

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, (i) a consolidated balance sheet and related statements of operations and cash flows showing financial position of the Parent Guarantor and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of the Parent Guarantor, on behalf of the Parent Guarantor, as fairly presenting, in all material respects, the financial position and results of operations of the Parent Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and (ii) a consolidated balance sheet and related statements of operations showing the financial position of the Company and its Subsidiaries as of the close of such fiscal quarter, all certified by a Financial Officer of the Company, on behalf of the Company, as fairly presenting, in all material respects, the financial position and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to the absence of footnotes);

(c) (x) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of the Parent Guarantor (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth a computation of the Financial Performance Covenant and the Total Leverage Ratio in detail reasonably satisfactory to the Administrative Agent and (y) concurrently with any delivery of financial statements under (a) above, (i) a certificate of its independent chartered accounting firm stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default under Section 7.01(d), as it relates to a breach of Section 6.10 only (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations), (ii) a list of Material Subsidiaries and (iii) a certificate of a Financial Officer of the Parent Guarantor confirming (x) whether the percentage of gross assets of the Parent Guarantor and its Wholly Owned Subsidiaries that are organized in Security Jurisdictions and can legally (and subject to the Agreed Security Principles) become Loan Parties (calculated on a consolidated basis and excluding intra-group items and investments in Subsidiaries) reflected by the current Loan Parties is 80% or more and (y) whether the percentage of earnings before interest, tax, depreciation or amortization of the Parent Guarantor and its Wholly Owned Subsidiaries that are organized in Security Jurisdictions and can legally (and subject to the Agreed Security Principles) become Loan Parties (calculated on a consolidated basis and on a basis consistent with the calculations used in preparing the Parent Guarantor’s consolidated financial statements) (excluding intra-group items, except for power-by-the-hour maintenance, lease and similar transactions) reflected by the current Loan Parties is 80% or more;

(d) promptly after the same become publicly available, copies of all periodic and other available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by any Borrower or any of its Wholly Owned Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, if and as applicable;

(e) promptly, a copy of all reports submitted to the Board of Directors (or any committee thereof) of any Borrower or any of its Wholly Owned Subsidiaries in connection with any material interim or special audit made by independent accountants of the books of any Borrower or any of its Wholly Owned Subsidiaries;

(f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of a Borrower or any of its Wholly Owned Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(g) promptly upon request by the Administrative Agent (and only if such documents are in existence), copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request; and

(h) No later than ninety (90) days following the first day of each fiscal year of the Company, a budget for such fiscal year in form customarily prepared by the Company.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.04 may be satisfied with respect to financial information of the Parent Guarantor and its Subsidiaries by furnishing the Parent Guarantor’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 5.04(a)(i), such materials are accompanied by an opinion of independent chartered accountants of recognized national standing reasonably acceptable to the Administrative Agent (which shall not be qualified in any material respect).

Section 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of the Company or any Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Loan Party or any of its Wholly Owned Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to a Borrower or any of its Wholly Owned Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 5.06. Compliance with Laws. (a) Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to payment of Taxes, which are the subject of Section 5.03.

(b) Comply in all respects with the laws and regulations set forth in Section 3.08(c), in each case to the extent applicable, where failure to comply would have a Material Adverse Effect or could materially prejudice the Lenders or their reputations.

Section 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of any Borrower or any of its Wholly Owned Subsidiaries at reasonable times, upon reasonable prior notice to such Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to such Borrower to discuss the affairs, finances and condition of such Borrower or any of its Wholly Owned Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided that, during any calendar year absent the occurrence and continuation of an Event of Default, only one (1) visit by the Administrative Agent shall be at such Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of such Borrower.

Section 5.08. Use of Proceeds. Use the proceeds of the Loans and the issuance of Revolving Letters of Credit solely for the purposes described in Section 3.11.

Section 5.09. Compliance with Environmental Laws. Comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages and other documents and recordings of Liens in stock registries or land title registries, as applicable), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied (subject to the Agreed Security Principles), all at the expense of the applicable Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) In the case of each Borrower, grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in any owned Real Property of such Borrower or such Subsidiary Loan Party that is acquired after the Closing Date and located in a Security Jurisdiction with a Fair Market Value of $5,000,000 or more which isn’t already subject to an existing real property Security Document and which can, in accordance with the Agreed Security Principles, be made part of the Collateral and, if such Real Property is located in the United States or Canada, satisfy customary requirements with respect to title insurance with respect thereto, all within sixty (60) days after the date such Real Property is acquired (provided that the Administrative Agent may (in its sole discretion) extend such date.

(c) In the case of any Loan Party, (i) furnish to the Collateral Agent prompt written notice of any change (A) in such Loan Party’s corporate or organization name, (B) in such Loan Party’s identity or organizational structure or (C) in such Loan Party’s organizational identification number; provided that no Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC, the PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of, among potentially other Secured Parties, the Finance Parties and (D) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(d) The requirement to comply with the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 is subject to the Agreed Security Principles.

Section 5.11. Fiscal Year. In the case of the Company and its Wholly Owned Subsidiaries, cause their fiscal year to end on April 30.

Section 5.12. Post-Closing Matters. (a) Execute and deliver the documents and complete the tasks set forth in the definition of “Collateral and Guarantee Requirement,” to the extent not executed, delivered or completed on the Closing Date, in each case within the time periods specified therein (including any extension of such time periods permitted by the Administrative Agent pursuant to the relevant paragraphs of the definition of “Collateral and Guarantee Requirement”).

(b) To the extent the legal opinions delivered pursuant to Section 4.02(b) do not cover the documents delivered pursuant to paragraph (a) above, deliver to the Administrative Agent additional or supplemental legal opinions from the relevant law firms specified in Section 4.02(b) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the documents delivered pursuant to paragraph (a) above as the Administrative Agent shall reasonably request.

(c) Subject to the Agreed Security Principles, in the event that, an Intermediate Holding Company is not liquidated within six (6) months following the Closing Date (or such longer period as may be agreed by the Administrative Agent in its sole discretion, the “Permitted Liquidation Period”), the Parent Guarantor shall procure such Intermediate Holding Company to become a Guarantor, execute and deliver a counterpart of each Security Document listed on Part C of Schedule III (in each case, in form substantially consistent with the applicable Security Document listed on Part B of Schedule III in the same jurisdiction and reflecting the Agreed Security Principles) and complete the other applicable tasks set forth in the definition of “Collateral and Guarantee Requirement” within 90 days (or such longer period as may be agreed by the Administrative Agent in its sole discretion) after the expiry of the Permitted Liquidation Period.

Section 5.13. Additional Guarantors and Security Coverage.

(a) Subject to the Agreed Security Principles, the Company shall procure that any of its Wholly Owned Subsidiaries which is listed as a Material Subsidiary pursuant to the most recently delivered audited financial statements provided pursuant to Section 5.04(a) and which is organized in a Security Jurisdiction shall within 90 days after the date of delivery of such financial statements become a Guarantor and satisfy the Collateral and Guarantee Requirement (provided that the Administrative Agent may (in its sole discretion) extend such date).

(b) On each date on which the Parent Guarantor and the Company deliver audited financial statements pursuant to Section 5.04(a), the Parent Guarantor will confirm (i) whether the percentage of gross assets of the Parent Guarantor, the Company and its Wholly Owned Subsidiaries that are organized in Security Jurisdictions and can legally (and subject to the Agreed Security Principles) become Loan Parties (calculated on a consolidated basis and excluding intra-group items and investments in Subsidiaries) reflected by the current Loan Parties is 80% or more and (ii) whether the percentage of earnings before interest, tax, depreciation or amortization of the Parent Guarantor, the Company and its Wholly Owned Subsidiaries that are organized in Security Jurisdictions and can legally (and subject to the Agreed Security Principles) become Loan Parties (calculated on a consolidated basis and on a basis consistent with the calculations used in preparing the Parent Guarantor’s consolidated financial statements) (excluding intra-group items, except for power-by-the-hour maintenance, lease and similar transactions) reflected by the current Loan Parties is 80% or more. In the event the percentage pursuant to clause (i) or (ii) is not 80% or more, the Company shall ensure that, within 60 days of the date on which the relevant audited financial statements were delivered pursuant to Section 5.04(a), and subject to the Agreed Security Principles, a sufficient number of Wholly Owned Subsidiaries incorporated in Security Jurisdictions become Guarantors and satisfy the Collateral and Guarantee Requirement such that the percentage pursuant to clause (i) or (ii) above is 80% or more (calculated as if such Subsidiaries had been Guarantors on the date on which the relevant financial statements were delivered) (provided that the Administrative Agent may (in its sole discretion) extend such time period.

(c) The Company may (in its sole discretion) require any of its other Wholly Owned Subsidiaries to become a Guarantor and satisfy the Collateral and Guarantee Requirement.

ARTICLE VI

NEGATIVE COVENANTS

The Company covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Revolving Letters of Credit (that are not cash collateralized or backstopped) have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, from and after the Closing Date:

Section 6.01. Restricted Payments. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of any Loan Party that is contractually subordinated to all of the Revolving Facility, the Guarantees given pursuant to the Loan Document Guarantee, the Senior Notes and any Note Guarantees (excluding (x) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or (y) the purchase, repurchase or other acquisition of Indebtedness that is contractually subordinated to the Revolving Facility, the Guarantees given pursuant to the Loan Document Guarantee, the Senior Notes and any Note

Guarantee, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition), except a payment of interest or principal at the Stated Maturity thereof; or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (i) through to (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B) the Company would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.02(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by Section 6.01(b)(ii), (iii), (iv), (vi), (vii), (viii), (ix), (x), (xi), (xiii), (xiv) and (xv) below) is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the Company’s fiscal quarter in which the Issue Date occurred to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Company since the Issue Date (x) as a contribution to its common equity capital or (y) from the issue or sale of Equity Interests of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions or Cash Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(3)	to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received; plus

(4)	to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date or has been merged into, consolidated or amalgamated with or into, or transfers or conveys its assets to, the Company or a Restricted Subsidiary of the Company, 100% of the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed; plus

(5)	100% of any dividends or distributions received by the Company or a Restricted Subsidiary of the Company after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period.

(b) The preceding provisions will not prohibit:

(i) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (C)(3) of the preceding paragraph;

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Restricted Subsidiary that is contractually subordinated to the Revolving Facility, the Guarantees given pursuant to the Loan Document Guarantee, the Senior Notes and any Note Guarantees with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iv) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(v) the repurchase, redemption or other acquisition or retirement (or dividends or distributions to any direct or indirect parent company of the Company to finance any such repurchase, redemption or other acquisition or retirement) for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company or any direct or indirect parent company of the Company held by any current or former officer, director, consultant or employee of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company pursuant to any equity subscription agreement, stock option agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any calendar year (which shall increase to $20.0 million subsequent to the consummation of an underwritten public Equity Offering by the Initial Borrower or any of its direct or indirect Company entities) (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, that the amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent company of the Company that occurs after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition, or dividend or distribution will not increase the amount available for Restricted Payments under clause (C) of the immediately preceding paragraph; plus

(B) the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) and its Restricted Subsidiaries after the Closing Date;

(provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any single calendar year);

(vi) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(vii) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Closing Date in accordance with the Fixed Charge Coverage Ratio test described under Section 6.02;

(viii) Permitted Payments to Parent;

(ix) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(x) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date and the declaration and payment of dividends to any direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after the Closing Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company could incur an additional $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio, and (B) the aggregate amount of dividends declared and paid pursuant to this clause (x) does not exceed the net cash proceeds actually received by the Company (including any such proceeds contributed to the Company by any direct or indirect parent company of the Company) from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date;

(xi) any payments made in connection with the consummation of the initial offering of the Senior Notes;

(xii) Restricted Payments in an aggregate amount equal to the amount of Excluded Contributions previously received by the Company and its Restricted Subsidiaries;

(xiii) other Restricted Payments in an aggregate amount not to exceed $40.0 million since the Closing Date;

(xiv) the satisfaction of change of control obligations and asset sale obligations once the Initial Borrower has fulfilled its obligations under the Revolving Facility and the Senior Notes with respect to a Change in Control or an Asset Sale;

(xv) the repayment of intercompany debt that was permitted to be incurred under this Agreement;

(xvi) cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the payment of fees and expenses owed by the Company or its Restricted Subsidiaries to Affiliates, to the extent permitted by Section 6.07 (other than under Section 6.07(b)(vi));

(xvii) the payment of dividends or distributions on the Company’ common equity (or the payment of dividends or distributions to a direct or indirect parent company of the Company to fund the payment by such parent company of dividends or distributions on its common equity) of up to 6.0% per calendar year of the net proceeds received by the Company from any public Equity Offering or contributed to the Company by a direct or indirect parent company of the Company from any public Equity Offering; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (C)(3) of the preceding paragraph; and

(xviii) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (x) or (xvii), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in Section 6.01(b)(i) through (b)(xviii) above or is entitled to be made pursuant to the first paragraph above, the Company shall, in its sole discretion, classify such Restricted Payment.

Section 6.02. Incurrence of Indebtedness and Issuance of Preferred Equity.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred equity; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Company or any other Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred equity, if on the date thereof the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period.

(b) paragraph (a) above will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence under Credit Facilities by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit and bankers’ acceptances thereunder in an aggregate principal amount under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $375.0 million outstanding at any one time;

(ii) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness to the extent outstanding on the Closing Date;

(iii) the incurrence by the Company and its Restricted Subsidiaries (including any future Guarantor) of Indebtedness represented (A) by the Senior Notes issued on the Issue Date and related Note Guarantees and any exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement entered into or required to be entered into pursuant to the Senior Notes Indenture or (B) by Lease Refinancing Notes and related guarantees;

(iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by (A) Capital Lease Obligations and other Indebtedness in respect of leases, in each case, relating to aircraft or Aircraft Sale and Leaseback Transactions; and (B) other Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used in the business of the Company or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount under this clause (B) not to exceed at any time outstanding 5.0% of Total Assets;

(v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under Section 6.02(a) or clauses (ii), (iii), (iv), (v), (xii) or (xvi) of this Section 6.02(b);

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness and cash management pooling obligations and arrangements between or among the Company and any of its Restricted Subsidiaries (treating the EMEA JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose); provided, however, that:

(A) if the Initial Borrower or any Loan Party is the obligor on such Indebtedness (other than cash management pooling obligations and arrangements and Indebtedness owed to the EMEA JV and any other Permitted Joint Venture) and the payee is not the Initial Borrower or a Loan Party, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Revolving Facility under the Loan Documents and the Guarantees given under the Loan Document Guarantee; and

(B) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (b)(vi);

(vii) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred equity; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than the Company or a Restricted Subsidiary of the Company, and

(B) any sale or other transfer of any such preferred equity to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations other than for speculative purposes;

(ix) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness and cash management pooling obligations and arrangements of the Company or a Restricted Subsidiary of the Company (treating the EMEA JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose); provided that any such guarantee (other than a guarantee of cash management pooling obligations and arrangements) by the Company or any of its Restricted Subsidiaries in respect of a Permitted Joint Venture that does not exist on the Closing Date shall not exceed the amount set forth in clause (19)(B) of the definition of “Permitted Investments”) that was permitted to be incurred by another provision of this covenant (including the first paragraph hereof); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(x) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, bid, performance, surety or similar bonds and letters of credit or completion or performance guarantees (including without limitation, performance guarantees pursuant to flying contracts, supply agreements or equipment leases), or other similar obligations in the ordinary course of business or consistent with past practice;

(xi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(xii) Indebtedness, Disqualified Stock or preferred equity of the Company or any Restricted Subsidiary incurred or issued to finance an acquisition (including an acquisition of aircraft) or of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of this Agreement; provided, however, that for any such indebtedness outstanding under this clause (xii) in excess of $10.0 million, after giving effect to such acquisition and the incurrence of such Indebtedness, Disqualified Stock and preferred equity either:

(A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(B) the Fixed Charge Coverage Ratio would not be less than immediately prior to such acquisition;

(xiii) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary of the Company other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xiv) the incurrence of Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of this Agreement, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(xv) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock or preferred equity in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference at any time outstanding not to exceed the greater of $125.0 million or 5.0% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or preferred equity incurred pursuant to this clause (xv) shall cease to be deemed incurred or outstanding for purposes of this covenant from and after the date on which the Company could have incurred such Indebtedness or Disqualified Stock or preferred equity under the first paragraph of this covenant without reliance upon this clause (xv));

(xvi) Contribution Indebtedness; and

(xvii) Manufacturer Support Indebtedness, Deposit Financings and Vendor Financings at any time outstanding not to exceed in the aggregate 3.0% of Total Assets.

(c) The Initial Borrower will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Initial Borrower or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Revolving Facility on substantially identical terms (or terms more favorable to the Lenders under the Revolving Facility); provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

(d) For purposes of determining compliance with this Section 6.02, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred equity meets the criteria of more than one of the categories of Permitted Debt described in Section 6.02(b)above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred equity on the date of its incurrence and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred equity in one of the above clauses, although the Company may divide and classify an item of Indebtedness, Disqualified Stock or preferred equity in one or more of the types of Indebtedness, Disqualified Stock or preferred equity and may later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred equity, in any manner that complies with this covenant. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares of the same class of Disqualified Stock or preferred equity and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133 or any comparable standard relating to hedge accounting) will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this covenant; provided, in each such case (other than preferred stock that is not Disqualified Stock), that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the establishment of the facility or instrument under which such Indebtedness was incurred; provided, however, that if such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such refinancing Indebtedness is incurred.

(f) The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 6.03. Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) other than in connection with an Aircraft Sale and Leaseback Transaction or a Designated Building and Equipment Transaction, at least 75% of the aggregate consideration received from such Asset Sale and all other Asset Sales since the Closing Date, on a cumulative basis, by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents, Marketable Securities or Additional Assets, or any combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities of the Company or any Restricted Subsidiary, including novations of aircraft contracts in connection with aircraft sale and leaseback transactions (other than contingent liabilities and liabilities that are by their terms subordinated to the Revolving Facility and the Senior Notes or any Guarantee in respect of the Revolving Facility or the Senior Notes) that are assumed by the transferee of any such assets and as a result of which the Company or such Restricted Subsidiary is released from further liability;

(B) any securities, notes, other obligations or assets received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(C) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (C) less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash Consideration is less than the greater of (x) 2.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and (y) $50.0 million; and

(D) any Capital Stock or assets of the kind referred to in paragraph (b)(i)(B) below.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may:

(i) apply such Net Proceeds, at its option:

(A) to (1) repay Loans (other than Swingline Loans) pursuant to Section 2.13(c) (and, in the case of repayment of Revolving Facility Loans, correspondingly and permanently reduce commitments under the Revolving Facility) or (2) redeem or purchase Senior Notes, by way of optional redemption, open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or an “Asset Sale Offer” in accordance with the terms of the Senior Notes Indenture; or

(B) in reinvestment in the business of the Company and its Subsidiaries by (1) acquiring all or substantially all of the assets of, or any Capital Stock of, another Permitted Business (provided, that in the case of any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of the Company), (2) acquiring other short- or long-term assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business, or (3) investing in Additional Assets and Permitted Joint Ventures (provided that any Investment in a Permitted Joint Venture (other than an Existing Permitted JV) pursuant to this clause (3) and paragraph (a)(ii)(D) above shall not, together with Investments outstanding pursuant to Clause (xix)(B) of the definition of “Permitted Investments,” exceed the greater of $125.0 million or 5.0% of Total Assets at the time such Investment is made); provided, that Net Proceeds from Asset Sales of assets constituting Collateral reinvested pursuant to this paragraph (B) in assets or Capital Stock not constituting Collateral in any financial year shall not exceed the greater of $50,000,000 and 2% of Total Assets as at the start of such financial year; or

(ii) enter into a binding commitment to apply the Net Proceeds pursuant to paragraph (i) above, provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period.

Section 6.04. Liens.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures Obligations under any Indebtedness of the Company or its Restricted Subsidiaries, on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom in each such case to the extent such asset, property, income or profits constitute Collateral, except that, subject to paragraph (b) below, the foregoing shall not apply to:

(i) Liens securing the Senior Notes, the related Note Guarantees (and the exchange notes and the related guarantees in respect thereof) and any Indebtedness permitted to be incurred pursuant to Section 6.02(b)(iii); and

(ii) (A) Permitted Liens;

(B) Liens securing (x) Indebtedness and other Obligations under Credit Facilities, including any letter of credit facility relating thereto, permitted to be incurred pursuant to Section 6.02(b)(i) and (y) obligations of the Company or any Subsidiary in respect of any Bank Products or Hedging Obligations provided by any arranger, agent or lender party to any Credit Facility or any Affiliate of such arranger, agent or lender (or any Person that was an arranger, agent or lender or an Affiliate of an arranger, agent or lender at the time the applicable agreements pursuant to which such Bank Products or Hedging Obligations are provided or were entered into);

(C) Liens securing Indebtedness permitted to be incurred under Section 6.02 so long as at the date of incurrence of such Lien the Senior Secured Leverage Ratio does not exceed 5.0:1.0 (the “Maximum Secured Leverage Ratio”); provided that any Lien securing such Indebtedness may attach at the date of incurrence of such Indebtedness or within 180 days of the date of incurrence of such Indebtedness so long as at the date of incurrence of such Indebtedness the Maximum Secured Leverage Ratio would not have been exceeded had such Lien attached at the date of incurrence of such Indebtedness and the Company certifies the same in a certificate filed with the Administrative Agent and identifying with particularity such Indebtedness (such Indebtedness, the “Delayed Lien Debt”) and detailing the Liens generally to attach; and

(D) Liens securing Indebtedness under the Senior Notes, any Note Guarantees in respect thereof and any Lease Refinancing Notes.

(b) The Company will ensure that the aggregate outstanding principal amount of Priority Payment Lien Obligations of the Company and the Restricted Subsidiaries (excluding Hedging Obligations and Cash Management Obligations) does not at any time exceed $375,000,000.

(c) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures Obligations under any Indebtedness of the Company or its Restricted Subsidiaries, on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, in each case, that does not constitute Collateral unless the obligations under the Revolving Facility are equally and ratably secured with the Obligations secured by such Lien until such time as such Obligations are no longer secured by such Lien, except that the foregoing shall not apply to Permitted Liens.

Section 6.05. Dividend and other Payment Restrictions Affecting Subsidiaries

(a) The Company will not, and will not permit any of its Restricted Subsidiaries that is not a Loan Party to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of the Initial Borrower or any Restricted Subsidiary that is not a Loan Party to:

(i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements governing Indebtedness outstanding on the Closing Date, this Agreement and Credit Facilities as in effect on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

(ii) the Senior Notes Indenture, the Senior Notes and the Note Guarantees (and any additional notes and related guarantees under the Senior Notes Indenture);

(iii) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(v) non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business;

(vi) purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 6.05(a)(iii);

(vii) any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending closing of the sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Liens permitted to be incurred under Section 6.04 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(x) provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into in the ordinary course of business, consistent with past practice or with the approval of the Initial Borrower’s or the Company’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(xi) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(xii) restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(xiii) other Indebtedness of Restricted Subsidiaries that are not Loan Parties that is incurred subsequent to the Closing Date pursuant to Section 6.02;

(xiv) encumbrances on property that exist at the time the property was acquired by the Company or a Restricted Subsidiary;

(xv) contractual encumbrances or restrictions in effect on the Closing Date, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

(xvi) any customary encumbrances or restrictions imposed pursuant to the EMEA JV or other Permitted Joint Ventures;

(xvii) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(xviii) any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (y) the Initial Borrower determines that any such encumbrance or restriction will not materially affect the Initial Borrower’s ability to make principal or interest payments on the Revolving Facility or the Senior Notes, as determined in good faith by the Board of Directors of the Initial Borrower whose determination shall be conclusive;

(xix) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to above in Section 6.05(b)(i) through Section 6.05(b)(xviii) above; provided that such amendments or refinancings are not materially more restrictive, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing; and

(xx) provisions with respect to the receipt of a rebate on an operating lease until all obligations due to a lessor on other operating leases are satisfied or other customary restrictions in respect of assets or contract rights acquired by a Restricted Subsidiary in connection with a sale and leaseback transaction.

Section 6.06. Consolidation, Amalgamation, Merger, or Sale of Assets.

(a) Neither the Company nor the Initial Borrower will, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the Initial Borrower’s properties or assets (determined on a consolidated basis for the Initial Borrower and its Restricted Subsidiaries) in one or more related transactions to another Person, unless:

(i) either (a) the Company or the Initial Borrower is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company or the Initial Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of Canada or any province or territory thereof or the United States, any state of the United States or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Initial Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Initial Borrower, as the case may be, under the Loan Documents pursuant to arrangements reasonably satisfactory to the Collateral Agent;

(iii) immediately after such transaction, no Default or Event of Default exists; and

(iv) (a) the Company or the Initial Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Initial Borrower or the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.02(a) or (b) the Fixed Charge Coverage Ratio for the successor entity and its Restricted Subsidiaries would not be less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction.

In addition, neither the Company nor the Initial Borrower will, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(b) Section 6.06(a) will not apply to:

(i) a merger of the Company or the Initial Borrower with an Affiliate solely for the purpose of reincorporating the Company or the Initial Borrower under the laws of Canada or any province or territory thereof or the United States, any state of the United States or the District of Columbia; or

(ii) any consolidation, amalgamation, merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Initial Borrower and the Company or the Initial Borrower or the Company and any Loan Party, including any amalgamation or such other transaction among the Company, Holdco and the Initial Borrower.

(c) A Subsidiary Loan Party may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Loan Party is the surviving Person), another Person, other than the Company, Holdco, the Initial Borrower or another Subsidiary Loan Party, unless:

(i) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(ii) either: (A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Loan Party under the Loan Documents pursuant to arrangements reasonably satisfactory to the Administrative Agent; or (B) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Agreement.

Section 6.07. Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $10.0 million, unless:

(i) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii) the Company delivers to the Administrative Agent (x) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, a resolution of the Board of Directors of the Company or the Initial Borrower certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of the Company or the Initial Borrower and (y) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.07(a):

(i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;

(ii) transactions (including a merger) between or among the Company and/or any of its Restricted Subsidiaries (treating the EMEA JV and any Permitted Joint Venture as Restricted Subsidiaries for this purpose);

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company;

(v) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or to any director, officer, employee or consultant of the Company or any direct or indirect parent company of the Company, and the granting and performance of registration rights;

(vi) Restricted Payments and Investments that do not violate Section 6.01;

(vii) the entering into any agreement to pay, and the payment of, customary annual management, consulting, monitoring and advisory fees to the Equity Investors in an amount not to exceed in any four quarter period the greater of (x) $5.0 million and (y) 2.0% of Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries for such period and related expenses;

(viii) loans or advances to employees or consultants in the ordinary course of business or consistent with past practice;

(ix) any transaction effected as part of a Qualified Receivables Financing;

(x) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of Section 6.07(a)(i);

(xi) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or related documents to which it is a party as of the Closing Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this Section 6.07(b)(xi) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the holders of the notes taken as a whole than the original agreement as in effect on the Closing Date;

(xii) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, including aircraft services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Company or the Initial Borrower or senior management of either of them, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xiii) (A) guarantees of performance by the Company and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (B) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

(xiv) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary;

(xv) transactions effected pursuant to agreements in effect on the Closing Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the holders of the notes, taken as a whole);

(xvi) payments to the Equity Investors made for any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors;

(xvii) transactions, agreements, arrangements and any amendments or modifications of the foregoing (including, without limitation, sale and leaseback transactions) entered into in the ordinary course of business between the Company or a Restricted Subsidiary of the Company and an EU Licensed Operator or EU Investorco (after such EU Licensed Operator or EU Investorco ceases to be a Restricted Subsidiary) that are on terms that are not materially less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unaffiliated party; and

(xviii) transactions, agreements, arrangements and any amendments or modifications of the foregoing entered into in the ordinary course of business between the Company or a Restricted Subsidiary of the Company and a Permitted Joint Venture that are on terms that are not materially less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unaffiliated party.

Section 6.08. Business Activities. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 6.09. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company or the Initial Borrower may designate any Restricted Subsidiary, other than any Borrower, to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 6.02 or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company or the Initial Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of a resolution of the applicable Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.01. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.02, the Company will be in default of such covenant. The Board of Directors of the Company or the Initial Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding

Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) (x) the Company could incur such Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under Section 6.02 or (y) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and (2) no Default or Event of Default would be in existence following such designation.

Section 6.10. First Priority Debt Leverage Ratio. Beginning with the first full fiscal quarter ending after the Closing Date, for any Test Period, the Parent Guarantor shall not permit the First Priority Debt Leverage Ratio on the last day of such Test Period to be in excess of 2.50:1.00.

Section 6.11. Centre of Main Interests. No Loan Party incorporated in a Member State of the European Union shall knowingly cause or allow its Centre of Main Interests to change from that of its jurisdiction of incorporation or establishment.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default . In case of the happening of any of the following events from and after the Closing Date (“Events of Default”):

(a) any representation or warranty made or deemed made by a Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been incorrect, false or misleading in any material respect when so made, deemed made or furnished by a Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any Revolving L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any Revolving L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) failure by the Company to comply with its obligations under Section 5.01(a) (with respect to any Borrower), Section 5.05(a), Section 5.08 or Section 5.13 or failure by the Parent Guarantor to comply with its obligations under Section 6.10.

(e) failure by the Company or any of the Company’s Restricted Subsidiaries to comply with any of its other obligations (other than those specified in paragraphs (b), (c) or (d) above) under the Loan Documents and the continuance of such failure for 60 days (or 180 days in the case of a Reporting Failure) after notice thereof to the Company by the Administrative Agent or any Lender (given through the Administrative Agent);

(f) (i) any event or condition occurs that (x) results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) a Borrower or any of its Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (2) Indebtedness under or in connection with aircraft leases;

(g) failure by the Company, the Initial Borrower or any of the Company’s Significant Subsidiaries, or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary, to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(h) there shall have occurred a Change in Control;

(i) the Company, the Initial Borrower, or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case or proceeding (including the filing of a notice of intention in respect thereof),

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding,

(iii) consents to the appointment of a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator, or similar official of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors;

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, the Initial Borrower, or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case or proceeding;

(ii) appoints a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator, or similar official of the Company, the Initial Borrower, or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company, the Initial Borrower, or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii) orders the liquidation, winding up, or dissolution or a suspension of payments against the Company, the Initial Borrower, or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(k) one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) (i) any Loan Document (subject to the terms of such Loan Document) shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is not immaterial to the Company and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under any Security Agreements or to file UCC or PPSA continuation statements, (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent or the Administrative Agent to take any action necessary to secure the validity, perfection or priority of the liens, or (iii) the Guarantees pursuant to the Loan Document Guarantee by the Company, Holdco, the Borrowers or the Subsidiary Loan Parties of any of the Obligations under the Loan Documents shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Company, Holdco, any Borrower, any Subsidiary Loan Party or any other Person not to be in effect or not to be legal, valid and binding obligations;

then, and in every such event (other than an event with respect to a Borrower described in paragraph (i) or (j) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.06(j); and in any event described in paragraph (i) or (j) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.06(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02. [Reserved].

Section 7.03. The Company’s Right to Cure . (a) Financial Performance Covenant. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Parent Guarantor fails to comply with the requirements of the Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c) (the “Last Cure Date”), the Parent Guarantor and/or the Company shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the Company (collectively, the “Cure Right”), and upon the receipt by the Company of such cash (the “Cure Amount”) pursuant to the exercise by the Company of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated Adjusted EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenant (and measuring compliance with the Financial Performance Covenant in subsequent Test Periods that include the relevant fiscal quarter) and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii) to the extent applied in prepayment of the Revolving Facility following the last day of the relevant quarter and on or prior to the Last Cure Date, an amount equal to the Cure Amount shall be deducted when calculating Consolidated Net Super Senior Indebtedness for the purposes of determining compliance with the Financial Performance Covenant; and

(iii) if, after giving effect to the foregoing recalculations, the Parent Guarantor shall then be in compliance with the requirements of the financial covenant, the Parent Guarantor shall be deemed to have satisfied the requirements of the financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenant that had occurred shall be deemed cured for this purposes of the Agreement.

(b) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and (iii) the Cure Right shall not be exercised more than three times during the term of this Agreement.

ARTICLE VIII

THE AGENTS

Section 8.01. Collateral Agent and Administrative Agent Appointment Deed. Each Finance Party and each Loan Party not party to the Collateral Agent and Administrative Agent Appointment Deed as of the Closing Date will enter into the Collateral Agent and Administrative Agent Appointment Deed (by executing and delivering an accession agreement substantially in the form attached hereto as Exhibit K)) concurrently with becoming a Finance Party or a Loan Party, as applicable, under this Agreement and will be bound by the provisions thereof.

Section 8.02. Joint Lead Arrangers, etc. Each Lender and each Issuing Bank recognizes and agrees that the Joint Lead Arrangers, Co-Syndication Agents and Co-Documentation Agents in their respective capacities as such, shall have no duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender of Issuing Bank, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as such hereunder.

Section 8.03. [Reserved].

Section 8.04. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.19(a) or Section 2.19(c), each Lender or Issuing Bank shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender or Issuing Bank for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.04. The agreements in this Section 8.04 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations under the Loan Documents.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to any Loan Party:

c/o the Company

c/o ATC-RCS Corporate Services (Luxembourg) S.A.

9, rue Sainte Zithe, 3rd Floor

L-2763 Luxembourg

Luxembourg

Attention: Johan Dejans

Fax: +352 26 89 01 69

with a copy to:

4740 Agar Drive

Richmond, B.C.

V7B 1A3

Canada

Attention: John Hanbury

Fax: +1 604 232 83 41

Email: jhanbury@chc.ca

However service of process to the Process Agent on behalf of any Borrower shall be made in accordance with Section 9.15 to:

Heli-One (U.S.) Inc.

2711 Centerville Road, Suite 400

Wilmington

Delaware 19808

with copies sent to the addresses set forth above;

(ii)	if to the Administrative Agent, to:

HSBC Bank plc

Corporate Trust & Loan Agency, Level 27

8 Canada Square

London E14 5HQ

Attention: Loan Agency Operations

Fax: +44 (0) 20 7991 4347

(iii)	if to the Collateral Agent, to:

HSBC Corporate Trust Company (UK) Limited

8 Canada Square

London E14 5HQ

Attention: CTLA Trustee Administration Services

Fax: +44 (0)20 7991 4350

Email: ctla.trustee.admin@hsbc.com

and

(iv) if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to service of process, or to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided further that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means prior to 5:00 p.m. (London time) on such date, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Revolving Letters of

Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or Revolving L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Revolving Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.17, 2.19 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Revolving Letters of Credit and the termination of the Commitments or this Agreement.

Section 9.03. Binding Effect. (a) This Agreement shall become effective when it shall have been executed by the Company, Holdco, the Borrowers, each Issuing Bank, each Lender and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Company, Holdco, the Borrowers, each Issuing Bank, the Agents and each Lender and their respective permitted successors and assigns.

(b) For the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and any other relevant legal provisions, to the extent required under applicable law and without prejudice to any other terms of any Loan Documents, the Secured Parties and the Collateral Agent expressly reserve and the Loan Parties agree to the preservation of the security interest created under any Security Document in case of assignment, novation, amendment or any other transfer of any loans, commitments, obligations or rights arising under the Loan Documents.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Revolving Letter of Credit), except that (i) other than pursuant to a merger permitted by Section 6.06, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder (except as part of the Transaction) without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Revolving Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default pursuant to Section 7.01(b), Section 7.01(c), Section 7.01(i) or Section 7.01(j) has occurred and is continuing, any other assignee (provided that any liability of any Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.17 or 2.19 shall be limited to the amount, if any, that would have been payable hereunder by such Borrower in the absence of such assignment);

(B) the Administrative Agent, the Issuing Bank and the Swingline Lender;

(C) so long as no Event of Default has occurred and is continuing, the Company may withhold its consent if the costs or the taxes payable by the Borrowers to the assignee under Sections 2.17 or 2.19 shall be greater than they would have been to assignor;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or contemporaneous assignments to related Approved Funds that equal at least U.S.$1.0 million in the aggregate, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$5.0 million and increments of U.S. $1.0 million in excess thereof, in the case of assignments under the Revolving Facility, provided that no such consent of the Company shall be required if an Event of Default under paragraph (b), (c), (i) or (j) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,000 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that (i) only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds and (ii) such fee does not apply to assignments by the Joint Lead Arrangers;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any administrative information that the Administrative Agent may reasonably request;

(E) no Commitments or Loans under the Revolving Facility may be assigned to the Sponsors or any Sponsor Affiliate; and

(F) in case of an assignment to a Lender or a party which qualifies as a Professional Market Party (professionele marktpartij) as defined in the Dutch Financial Supervision Act (Wet op het financiële toezicht), the principal amount of claims and/or Commitments that may be assigned to any party may not be less than EUR 100,000 (or the equivalent of EUR 100,000 in any other currency).

For purposes of this Section 9.04(b), the term “Approved Fund” shall have the following meaning:

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.17, 2.18, 2.19 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Revolving L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, any administrative information reasonably requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Revolving L/C Disbursements owing to it); provided that (H) such Lender’s obligations under this Agreement shall remain unchanged, (I) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (J) the Borrowers, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (vi) or (vii) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits (and subject to the requirements and limitations) of Section 2.17, 2.18 and 2.19 to the same extent as if it were the Lender from whom it obtained its participation (subject to the requirements and limitations therein, including the requirement to provide documentation under Section 2.19(e)) and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17, 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (which shall not be unreasonably withheld) and the Company may withhold its consent if a Participant would be entitled to require greater payment than the applicable Lender under such Sections.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

Section 9.05. Expenses; Indemnity. (a) The Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Agents in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Company and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Revolving Letters of Credit issued hereunder and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel (including the reasonable and documented expenses of Paul Hastings LLP and of Latham & Watkins LLP and the reasonable and documented allocated costs of internal counsel for the Agents, the Joint Lead Arrangers, any Issuing Bank or any Lender); provided that, absent any conflict of interest, the Agents and the Joint Lead Arrangers shall not be entitled to indemnification for the fees, charges or disbursements of more than one counsel in each jurisdiction.

(b) The Borrowers agree to indemnify the Agents, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective directors, trustees, officers, employees, investment advisors and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Revolving Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any

Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith, material breach of contract or willful misconduct of such Indemnitee (treating, for this purpose only, any Agent, any Joint Lead Arranger, any Issuing Bank, any Lender and any of their respective Related Parties as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrowers agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to the Company, Holdco, the Borrowers or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property, any property owned, leased or operated by any predecessor of the Company, Holdco, the Borrowers or any of their Subsidiaries, or any property at which the Company, Holdco, the Borrowers or any of their Subsidiaries has sent Hazardous Materials for treatment, storage or disposal, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith, material breach of contract or willful misconduct of such Indemnitee or any of its Related Parties or would have arisen as against the Indemnitee regardless of this Agreement or any Borrowings hereunder. In no event shall any Indemnitee be liable to any Loan Party for any consequential, indirect, special or punitive damages. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations under the Loan Documents, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Unless an Event of Default shall have occurred and be continuing, the Borrowers shall be entitled to assume the defense of any action, claim or other proceeding for which indemnification is sought hereunder with counsel of their choice at its expense (in which case the Borrowers shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee. Notwithstanding a Borrower’s election to assume the defense of such action, claim or proceeding, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, claim or proceeding, and such Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by such Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action, claim or proceeding include both such Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to such Borrower (in which case such Borrower shall not have the right to assume the defense or such action, claim or proceeding on behalf of such Indemnitee); (iii) such Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action, claim or proceeding; or (iv) such Borrower shall authorize in writing such Indemnitee to employ separate counsel at such Borrower’s expense. Such Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims, actions or proceedings if the settlement is entered into without such Borrower’s consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims, actions or proceedings against, and defenses available to, such Indemnitee; provided, that such Borrower will have no such consent right if an Event of Default shall have occurred and be continuing.

(d) This Section 9.05 shall not apply to Taxes, other than any Taxes that represent losses or damages arising from non-Tax claims (and taking into account any associated Tax benefits in determining such losses or damages).

Section 9.06. Right of Set-off. Subject to Section 9.22, if an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Loan Party or any other Subsidiary incorporated in a Security Jurisdiction, against any and all obligations of the Loan Parties, now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided that no such amounts so set-off with respect to any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party. Each of the Lenders agrees to promptly notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08. Waivers; Amendment. (a) No failure or delay of the Agents, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders (or otherwise in accordance with the terms of such Loan Document); provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any Revolving L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or Revolving L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend any date on which payment of interest on any Loan, Revolving L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv) subject to Section 9.08(d) and Section 9.08(e), amend or modify the provisions of Section 2.20(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) extend the stated expiration date of any Revolving Letter of Credit beyond the Maturity Date, without the prior written consent of each Lender directly affected thereby,

(vi) amend or modify the provisions of this Section or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vii) release all or substantially all of the Collateral or release all or substantially all of the value of the Guarantees under the Loan Document Guarantee of the Subsidiary Loan Parties, taken as a whole, without the prior written consent of each Lender, or

(viii) add a new Revolving Facility Lender, without the prior written consent of each Issuing Bank; and

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of any Co-Syndication Agent, Co-Documentation Agent, Joint Lead Arranger or Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Finance Parties (and potentially other Secured Parties), or as required by local law to give effect to, or protect any security interest for the benefit of the Finance Parties (and potentially other Secured Parties), in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Initial Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any particular tranche (such Term Loans, “Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the interest rate margin for such Replacement Term Loans shall not be higher than the interest rate margin for such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (iv) all other terms applicable to such

Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(f) In addition, notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Company and the Administrative Agent to the extent necessary to integrate any New Term Commitments, New Commitments or facilities provided pursuant to Section 9.08(d) or Section 9.08(e) on substantially the same basis as the Loans and any then-existing Term Loans, or on customary terms for term loans, as applicable.

Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavour in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original; provided, however, that any such delivery shall be followed promptly by delivery of the manually signed original.

Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15. Jurisdiction; Consent to Service of Process. (a) Each of the Borrowers, the Agents, the Issuing Bank and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such Borrower at the address specified for the Loan Parties in Section 9.01, or in accordance with the following sentence. Each Borrower appoints Heli-One (U.S.) Inc. (the “Process Agent”) as its agent for service of process in relation to any action or proceeding in such courts and agrees that failure by the Process Agent to notify the relevant Borrower of any process will not invalidate the proceedings concerned. In the event the Process Agent is unable to act as a Borrower’s agent for service of process for any reason, the relevant Borrower will immediately appoint another process agent reasonably acceptable to the Administrative Agent. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b) Each of the Borrowers, the Agents, the Issuing Bank and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16. Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Company, Holdco, the Borrowers and their other Subsidiaries and their respective Affiliates furnished to it by or on behalf of the Company, Holdco, the Borrowers or the other Loan Parties or such Subsidiary or Affiliate (other than information that (x) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (y) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (z) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to the Company, Holdco, the Borrowers or any other Subsidiary or any such Affiliate) and shall not reveal the same other than to its affiliates and its and their respective directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender or Issuing Bank (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the regulatory or supervisory requirements of any Governmental Authority (including bank examiners), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (iv) in order to enforce its rights under any Loan Document in a legal proceeding, (v) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16) and (vi) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section or on terms at least as restrictive as those set forth in this Section 9.16). If a Lender, an Issuing Bank or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators, internal or external auditors) pursuant to or as required by law or legal process or subpoena to the extent reasonably practicable, it shall give prompt notice thereof to the Company so that the Company may seek an appropriate protective order and such Lender, Issuing Bank or Agent will cooperate with the Company (or the applicable Subsidiary or Affiliate) in seeking such protective order.

Section 9.17. Communications. (a) Delivery. (i) Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m. (New York time) on the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Section 9.01(a)(ii). Nothing in this Section 9.17 shall prejudice the right of the Agents, the Co-Syndication Agents, the Co-Documentation Agents, the Joint Lead Arrangers or any Lender or Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e mail address.

(b) Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

Section 9.18. Release of Liens and Guarantees. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, automatically and without the need for any further action by any person (or, if automatic release is not permitted in accordance with any applicable law, upon request to the Collateral Agent by the Company or the relevant Loan Party):

(i) the Liens on the Collateral held by the Collateral Agent shall (without notice to, or vote or consent of, any Finance Party) be released: (A) in whole or in part, as applicable, as to all or any portion of the Collateral which has been taken by eminent domain, condemnation or other similar circumstances, at the time of such event; (B) in part, as to any property that is sold, transferred, leased or otherwise disposed of by any Loan Party (other than to any other Loan Party) in a transaction not prohibited by Section 6.03 or Section 6.06, at the time of such sale, transfer or disposition (which, in connection with sale and leaseback transactions and novations and any refinancings thereof shall include the assets which are the subject of such sale and leaseback transactions, novations and/or refinancings, assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments), sub-lease rights, insurances relating thereto and rental deposits); (C) in part, as to any property that is owned or at any time acquired by a Loan Party that has been released from its Guarantee in accordance with this Section 9.18, concurrently with the release of such Guarantee; and (D) otherwise in accordance with any applicable provisions of the Security Documents or the Intercreditor Agreement; and

(ii) the Guarantee of a Subsidiary Loan Party given under the Loan Document Guarantee will be released: (A) in connection with any sale, disposition or transfer of all or substantially all of the assets of that Subsidiary Loan Party (including by way of merger, amalgamation or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if such sale, disposition or transfer is not prohibited by Section 6.03 or Section 6.06; (B) in connection with any sale, disposition or transfer of all of the Capital Stock of that Subsidiary Loan Party to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale, disposition or transfer is not prohibited by Section 6.03 or Section 6.06; or (C) if the Company designates any Restricted Subsidiary that is a Subsidiary Loan Party to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Agreement.

(b) The Security Documents and the Loan Document Guarantee shall terminate, and each Loan Party shall automatically and without the need for any further action by any person be released from its obligations thereunder and the security interests in the Collateral granted by any Loan Party shall be automatically released (or, if automatic release is not permitted in accordance with any applicable law, the Security Documents and the Loan Document Guarantee shall terminate, and each Loan Party shall be released from its obligations thereunder and the security interests in the Collateral shall be released upon request to the Collateral Agent by the Company or the relevant Loan Party) when all the Obligations under the Loan Documents are paid in full, all Commitments have terminated or expired and no Revolving Letter of Credit is outstanding that is not cash collateralized or backstopped.

(c) The Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the applicable Loan Party and at such Loan Party’s expense to evidence or effect any release or termination provided for in this Section 9.18.

(d) Any representation, warranty or covenant contained in any Loan Document relating to any Equity Interests or assets shall no longer be deemed to be made once such Equity Interests or asset is conveyed, sold, leased, assigned, transferred or disposed of.

Section 9.19. U.S.A. PATRIOT Act and Similar Legislation. Each Lender and Issuing Bank hereby notifies each Loan Party that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S.A. PATRIOT Act”) and similar legislation (including the PCTFA, the United Kingdom Proceeds of Crime Act 2002 and the United Kingdom Money Laundering Regulations 2003 (as amended)), as applicable, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with such legislation. Each Loan Party agrees to furnish such information promptly upon request of a Lender. Each Lender shall be responsible for satisfying its own requirements in respect of obtaining all such information.

Section 9.20. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s principal office in London on the Business Day preceding that on which final judgment is given.

Section 9.21. Australian Matters.

(a) None of the guarantees, undertakings or indemnities provided for in the Loan Documents apply to any liability or indebtedness to the extent that it would result in such guarantee, undertaking or indemnity constituting unlawful financial assistance within the meaning of section 260A of the Corporations Act 2001 (Cwlth) of Australia and, to the extent possible, all Subsidiaries of the Company incorporated in Australia are required, prior to providing a guarantee or a security, to comply with the provisions of section 260B of the Corporations Act 2001(Cwlth).

(b) Notwithstanding any other provision of this Agreement, the parties agree that in respect of the Subsidiaries of the Company incorporated in Australia, the provisions of this Agreement and the obligations incurred under this Agreement, insofar as such obligations may constitute unlawful financial assistance under Section 260A of the Corporations Act 2001 (Cwlth), have no effect in respect of and do not apply to any Subsidiary of the Company incorporated in Australia until such time as the steps set out in Section 260B of the Corporations Act 2001 (Cwlth) of Australia have been complied with and all statutory periods required under Section 260B have elapsed.

Section 9.22. Pledge and Guarantee Restrictions. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language):

(a) No Subsidiary shall guarantee or support any Obligation of any Loan Party if such guarantee or support would contravene the Agreed Security Principles.

(b) The parties hereto agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 9.22 shall be void ab initio, but only to the extent of such contravention.

Section 9.23. No Fiduciary Duty. Each Agent, each Joint Lead Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers and the other Loan Parties. Each Borrower hereby agrees that subject to applicable law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and Borrower, their stockholders or their Affiliates. Each Borrower hereby acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction none of the Lenders is acting as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising such Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (iv) each Borrower and other Loan party has consulted its own legal and financial advisors to the extent it has deemed appropriate. Each Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.24. Joint and Several Obligations—Canada. Notwithstanding any other provision contained herein or in any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Obligations of each Loan Party under the Loan Documents, to the extent such Obligations are secured, only shall be several obligations and not joint or joint and several obligations for the purposes of that Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Credit Agreement to be duly executed and delivered by its duly authorized officer or other representative as of the day and year first above written.

Initial Borrower

CHC HELICOPTER S.A.
By its authorized signatory:

/s/ Rebecca Camden
Name: Rebecca Camden
Title: Authorized Signatory

The Company

6922767 HOLDING S.À R.L.
By its authorized signatory:

/s/ Rebecca Camden
Name: Rebecca Camden
Title: Authorized Signatory

Holdco

CHC HELICOPTER HOLDING S.À R.L.
By its authorized signatory:

/s/ Rebecca Camden
Name: Rebecca Camden
Title: Authorized Signatory

[Credit Agreement]

Parent Guarantor

SIGNED for and on behalf of CHC GROUP LTD.:	)
	)	/s/ John Hanbury
)
)
	)	Name:	John Hanbury
)
	)	Title:	Authorized Signatory

[Credit Agreement]

Designated Borrowers

CHC GLOBAL OPERATIONS INTERNATIONAL INC.

By:	/s/ Rebecca Camden
Name:	Rebecca Camden
Title:	Authorized Signatory

CHC GLOBAL OPERATIONS (2008) INC.

By:	/s/ Rebecca Camden
Name:	Rebecca Camden
Title:	Authorized Signatory

HELI-ONE CANADA INC.

By:	/s/ Rebecca Camden
Name:	Rebecca Camden
Title:	Authorized Signatory

HELI-ONE LEASING INC.

By:	/s/ Rebecca Camden
Name:	Rebecca Camden
Title:	Authorized Signatory

[Credit Agreement]

CHC DEN HELDER B.V.

By:	/s/ Rebecca Camden
Name:	Rebecca Camden
Title:	Authorized Signatory

CHC HOLDING NL B.V.

By:	/s/ Rebecca Camden
Name:	Rebecca Camden
Title:	Authorized Signatory

CHC NETHERLANDS B.V.

By:	/s/ Rebecca Camden
Name:	Rebecca Camden
Title:	Authorized Signatory

CHC NORWAY ACQUISITION CO AS

By:	/s/ Rebecca Camden
Name:	Rebecca Camden
Title:	Authorized Signatory

HELI-ONE (NORWAY) AS

By:	/s/ Rebecca Camden
Name:	Rebecca Camden
Title:	Authorized Signatory

[Credit Agreement]

HELI-ONE (EUROPE) AS

By:	/s/ Rebecca Camden
Name:	Rebecca Camden
Title:	Authorized Signatory

[Credit Agreement]

Administrative Agent

HSBC BANK PLC
By its authorized signatory:

/s/ Jeremy Causton
Name: Jeremy Causton
Title: Authorised Signatory

Collateral Agent

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED
By its authorized signatory:

/s/ Jason Blondell
Name: Jason Blondell
Title: Authorised Signatory

[Credit Agreement]

Joint Lead Arranger, Joint Bookrunner, Swingline Lender, Issuing Bank and Lender

HSBC BANK CANADA By its authorized signatory:

/s/ Todd Patchell
Name:	Todd Patchell
Title:	Assistant Vice President, Corporate HSBC Bank Canada, Vancouver Main Branch

/s/ Douglas Brandes
Name: Douglas Brandes
Title: Vice President Commercial Banking

[Credit Agreement]

Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent

J.P. MORGAN SECURITIES LLC, By its authorized signatory:

/s/ Gregg L. Byers
Name: Gregg L. Byers
Title: Executive Director

[Credit Agreement]

Joint Lead Arranger, Joint Bookrunner, Co-Syndication Agent and Lender

BARCLAYS BANK PLC By its authorized signatory:

/s/ Ann E. Sutton
Name: Ann E. Sutton
Title: Director

[Credit Agreement]

Co-Documentation Agent and Lender and, acting through its affiliate RBC Capital Markets as Joint Lead Arranger

ROYAL BANK OF CANADA By its authorized signatory:

/s/ Mark Lumpkin, Jr.
Name: Mark Lumpkin, Jr.
Title: Authorized Signatory

[Credit Agreement]

Joint Lead Arranger, Joint Bookrunner and Co-Documentation Agent

UBS SECURITIES LLC By its authorized signatory:

/s/ John Stholl
Name: John Stholl
Title: Director

/s/ Barbara S. Wang
Name:	Barbara S. Wang
Title:	Director and Counsel Region Americas Legal

[Credit Agreement]

Lender

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH By its authorized signatory:

/s/ Muhammad Hasan
Name: Muhammad Hasan
Title: Vice President

[Credit Agreement]

Lender

UBS LIMITED By its authorized signatory:

/s/ Alan Greenhow
Name: Alan Greenhow
Title: Director

/s/ J. Campbell
Name: J. Campbell
Title: Director

[Credit Agreement]

Lender

WELLS FARGO BANK, N.A. By its authorized signatory:

/s/ John Cantalupo
Name: John Cantalupo
Title: Senior Vice President

[Credit Agreement]

Lender

BNP PARIBAS (CANADA) By its authorized signatory:

/s/ Chris Golding
Name: Chris Golding
Title: Director Corporate Banking

/s/ Tony Baratta
Name:	Tony Baratta
Title:	Managing Director Corporate Coverage Canada

[Credit Agreement]

Lender

THE STANDARD BANK OF SOUTH AFRICA LIMITED By its authorized signatory:

/s/ O. Lavitzson
Name: O. Lavitzson
Title: Executive

[Credit Agreement]

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert names of Assignee(s)] (the “Assignee(s)”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as may be amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Revolving Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee[s]:

[and is an Affiliate/Approved Fund of [Identify Lender]]

3. Administrative Agent: HSBC Bank plc

4. Credit Agreement: The Credit Agreement dated as of January 23, 2014 (the “Credit Agreement”) among CHC GROUP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Guarantor”), 6922767 HOLDING S.À R.L., a Luxembourg private limited liability company (“Company”), CHC HELICOPTER HOLDING S.À R.L., a Luxembourg private limited liability company (“Holdco”), CHC HELICOPTER S.A., a Luxembourg société anonyme (“Initial Borrower”), the Designated Borrowers and the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII of the Credit Agreement, the “Administrative Agent”) for the Lenders, HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”).

5. Assigned Interest1:

Aggregate
	Amount of		Percentage
	Commitment/	Amount of	Assigned of
	Loans for all	Commitment/Loans	Commitment/
Facility Assigned	Lenders	Assigned	Loans**
Revolving Facility			%

Effective Date:                     , __, 20__. [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Add additional table for each Assignee.
*	Calculate to 9 decimal places and show as a percentage of the aggregate amount of Commitments/ Loans of all Lenders in respect of the applicable Facility.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE][2]

By:
Name:
Title:

Consented3 to and accepted:

HSBC BANK PLC, as Administrative Agent

By:
Name: Title:

[Consented4 to:]

[Issuing Bank]

By:
Name: Title:

[2]	Add additional signature blocks if there is more than one Assignee.
[3]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.
[4]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

[Consented[5] to:] 6922767 HOLDING S.À R.L.

By:
Name:
Title:

[5]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each] Assignee and (vi), it has the capacity to make Revolving Facility Loans in U.S. Dollars, Canadian Dollars, Sterling, or Euros; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance; provided, however, that it shall be promptly followed by an original. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B

FORM OF PREPAYMENT NOTICE

HSBC Bank plc

as Administrative Agent

for the Lenders referred to below

Corporate Trust & Loan Agency,

Level 27, 8 Canada Square

London E14 5HQ

Attention: Loan Agency Operations

Fax:         + 44 (0) 20 7991 4347

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of January 23, 2014 (the “Credit Agreement”) among CHC GROUP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Guarantor”), 6922767 HOLDING S.À R.L., a Luxembourg private limited liability company (“Company”), CHC HELICOPTER HOLDING S.À R.L., a Luxembourg private limited liability company (“Holdco”), CHC HELICOPTER S.A., a Luxembourg société anonyme (“Initial Borrower”), the Designated Borrowers and the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII of the Credit Agreement, the “Administrative Agent”) for the Lenders, HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings.

B-1

The undersigned, [NAME OF BORROWER] hereby gives you notice that, pursuant to Section 2.13 of the Credit Agreement, the undersigned intends to make a prepayment of a Borrowing in LIBOR, ABR, EURIBOR, CDOR or Canadian Prime Rate], in the amount of $            1.

Very truly yours, [NAME OF BORROWER]

By:
Name:
Title:

[1]	Please provide reasonably detailed calculation of the amount of prepayment.

B-2

EXHIBIT C-1

FORM OF

BORROWING REQUEST

[only to be signed by the Borrower receiving a Loan]

HSBC Bank plc

as Administrative Agent

for the Lenders referred to below

Corporate Trust & Loan Agency,

Level 27, 8 Canada Square

London E14 5HQ

Attention: Loan Agency Operations

Fax:         + 44 (0) 20 7991 4347

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of January 23, 2014 (the “Credit Agreement”) among CHC GROUP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Guarantor”), 6922767 HOLDING S.À R.L., a Luxembourg private limited liability company (“Company”), CHC HELICOPTER HOLDING S.À R.L., a Luxembourg private limited liability company (“Holdco”), CHC HELICOPTER S.A., a Luxembourg société anonyme (“Initial Borrower”), the Designated Borrowers and the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII of the Credit Agreement, the “Administrative Agent”) for the Lenders, HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings.

C-1-1

This notice constitutes a Borrowing Request of [NAME OF APPLICABLE BORROWER] and such Borrower hereby requests [a] Borrowing(s) under the Credit Agreement, and in that connection the applicable Borrower specifies the following information with respect to such Borrowing(s) requested hereby:

(A)	Borrower:

(B)	Currency of Borrowing: [US$][CDN$][€][GBPŁ]

(C)	Aggregate amount of Borrowing: [US$][CDN$][€][GBPŁ]

(D)	Date of Borrowing (which shall be a Business Day):

(E)	Type of Borrowing (LIBOR Borrowing, CDOR Borowing, EURIBOR Borrowing or Revolving Letter of Credit):

(F)	Interest Period (if a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing):[1]

(G)	[Location and number of the applicable Borrower’s account or any other account agreed upon by the Administrative Agent]

[1]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

C-1-2

We hereby certify that, on and as of the date hereof, no Event of Default or Default has occurred and is continuing and the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects, with the same effect as though made on the date hereof (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).2

Very truly yours, [CHC HELICOPTER S.A., as Initial Borrower]

By:
Name:
Title:

[2]	To be included in Borrowing Requests after the Closing Date.

C-1-3

EXHIBIT C-2

FORM OF

SWINGLINE BORROWING REQUEST

HSBC Bank plc

as Administrative Agent

for the Lenders referred to below

Corporate Trust & Loan Agency,

Level 27, 8 Canada Square

London E14 5HQ

Attention: Loan Agency Operations

Fax:         + 44 (0) 20 7991 4347

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of January 23, 2014 (the “Credit Agreement”) among CHC GROUP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Guarantor”), 6922767 HOLDING S.À R.L., a Luxembourg private limited liability company (“Company”), CHC HELICOPTER HOLDING S.À R.L., a Luxembourg private limited liability company (“Holdco”), CHC HELICOPTER S.A., a Luxembourg société anonyme (“Initial Borrower”), the Designated Borrowers and the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII of the Credit Agreement, the “Administrative Agent”) for the Lenders, HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings.

C-2-1

Currency of Borrowing: [US$][CDN$][€][GBPŁ]

Type of Borrowing (ABR Borrowing, LIBOR Borrowing, CDOR Borrowing, Canadian Prime Rate Borrowing or EURIBOR Borrowing):

Aggregate amount of Borrowing: [US$][CDN$][€][GBPŁ]

Interest Period (if a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing):

Date of Borrowing (which shall be a Business Day):

Location and number of the applicable Borrower’s account or any other account agreed upon by the Swingline Lender:

C-2-2

We hereby certify that, on and as of the date hereof, no Event of Default or Default has occurred and is continuing and the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects, with the same effect as though made on the date hereof (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).

Very truly yours, [CHC HELICOPTER S.A., as Initial Borrower]

By:
Name:
Title:

C-2-3

EXHIBIT D

FORM OF

INTEREST ELECTION REQUEST

[only to be signed by Borrower receiving a Loan]

HSBC Bank plc

as Administrative Agent

for the Lenders referred to below

Corporate Trust & Loan Agency,

Level 27, 8 Canada Square

London E14 5HQ

Attention: Loan Agency Operations

Fax:         + 44 (0) 20 7991 4347

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of January 23, 2014 (the “Credit Agreement”) among CHC GROUP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Guarantor”), 6922767 HOLDING S.À R.L., a Luxembourg private limited liability company (“Company”), CHC HELICOPTER HOLDING S.À R.L., a Luxembourg private limited liability company (“Holdco”), CHC HELICOPTER S.A., a Luxembourg société anonyme (“Initial Borrower”), the Designated Borrowers and the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII of the Credit Agreement, the “Administrative Agent”) for the Lenders, HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings.

This notice constitutes an Interest Election Request by [NAME OF APPLICABLE BORROWER] and such Borrower hereby requests a continuation of [IDENTIFY BORROWING] pursuant to Section 2.09 of the Credit Agreement, and in that connection the applicable Borrower specifies the following information with respect to such continuation:

(A)	Borrower:

(B)	Effective date (which shall be a Business Day):

(C)	Interest Period (if a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing):[1]

[1]	For continuations of LIBOR, CDOR and EURIBOR Borrowings. If the Borrower requests a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing but does not specify an Interest Period, then the Interest Period shall be deemed to be of one month’s duration.

We hereby certify that, on and as of the date hereof, no Event of Default or Default has occurred and is continuing and the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects, with the same effect as though made on the date hereof (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).2

Very truly yours, [CHC HELICOPTER S.A., as Initial Borrower]

By:
Name:
Title:

[2]	To be included in Borrowing Requests after the Closing Date.

EXHIBIT E

FORM OF

JUNIOR LIEN INTERCREDITOR AGREEMENT

E-1

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

Among

[                         ],

the other Grantors party hereto,

[                        ]

[                         ],

[            ]

as the Initial Additional Junior Priority Representative

and

each additional Representative from time to time party hereto

dated as of [    ], 20[    ]

F-1

JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [                    ], 20[    ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among [                    ], (the “Company”), the other Grantors (as defined below) party hereto, [                ] (“[    ]”), as Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [INSERT NAME AND CAPACITY], as Representative for the Initial Junior Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Junior Priority Representative”), [[                    ], as Representative for the Additional Senior Debt Parties under the [describe applicable Additional Senior Debt Facility]]and each additional Junior Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Junior Priority Representative (for itself and on behalf of the Initial Junior Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Junior Priority Representative (for itself and on behalf of the Junior Priority Debt Parties under the applicable Junior Priority Debt Facility) agree as follows:

ARTICLE 1.

Definitions

SECTION 1.1. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Company and/or any Guarantor (other than Indebtedness constituting Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Junior Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Senior Collateral Documents.

“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals or extensions of the foregoing.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Guarantor under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in [Section Reference] of the Credit Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Junior Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Junior Priority Collateral Documents.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means that [describe], among the Company, the lenders from time to time party thereto, [    ], as administrative agent, and the other parties thereto, as amended as of [                ], [    ] and as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Loan Documents” means the Credit Agreement and the other [“Credit Documents”] as defined in the Credit Agreement.

“Credit Agreement Obligations” means the [“Obligations”] as defined in the Credit Agreement. NB: This then will need to be fuller in the CHC Credit Agreement than in the SES Credit Agreement to such uncustomary items.

“Credit Agreement Secured Parties” means the [“Secured Parties]” as defined in the Credit Agreement.

“Debt Facility” means any Senior Facility and any Junior Priority Debt Facility.

“Designated Junior Priority Representative” means (i) the Initial Junior Priority Representative, until such time as the Junior Priority Debt Facility under the Initial Junior Priority Debt Documents ceases to be the only Junior Priority Debt Facility under this Agreement and (ii) thereafter, the Junior Priority Representative designated from time to time by the Junior Priority Majority Representatives, in a notice to the Senior Representative and the Company hereunder, as the “Designated Junior Priority Representative” for purposes hereof.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Junior Priority Debt Obligations thereunder, as the case may be, are no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Senior Representative as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

“Grantors” means the Company and each Subsidiary or direct or indirect parent company of the Company which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” means the “Loan Guarantors” as defined in the Credit Agreement.

“Initial Junior Priority Debt” means the Junior Priority Debt incurred pursuant to the Initial Junior Priority Debt Documents.

“Initial Junior Priority Debt Documents” means that certain [[            ] dated as of [                ], 20[    ], among the Company, [the Guarantors identified therein,] [            ], as [    ], and [            ], as [paying agent, registrar and transfer agent]] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Junior Priority Debt Obligations.

“Initial Junior Priority Debt Obligations” means the Junior Priority Debt Obligations arising pursuant to the Initial Junior Priority Debt Documents.

“Initial Junior Priority Debt Parties” means the holders of any Initial Junior Priority Debt Obligations and the Initial Junior Priority Representative.

“Initial Junior Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means all “Copyrights,” “Patents” and “Trademarks,” each as defined in the Security Agreement.

“Joinder Agreement” means a supplement to this Agreement in the form of Annex III or Annex IV hereof required to be delivered by a Representative to the Senior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Junior Priority Secured Parties, as the case may be, under such Debt Facility.

“Junior Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Junior Priority Collateral” means any “Collateral” as defined in any Junior Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior Priority Collateral Document as security for any Junior Priority Debt Obligation.

“Junior Priority Collateral Documents” means the Initial Junior Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Company or any Grantor for purposes of providing collateral security for any Junior Priority Debt Obligation.

“Junior Priority Debt” means any Indebtedness of the Borrower or any other Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), including the Initial Junior Priority Debt, which Indebtedness and guarantees are secured by the Junior Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Junior Priority Debt Documents) with any other Junior Priority Debt Obligations and the applicable Junior Priority Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Junior Priority Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor other than the Junior Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Junior Priority Debt Document and (ii) except in the case of the Initial Junior Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Junior Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Junior Priority Debt Documents” means the Initial Junior Priority Debt Documents and, with respect to any series, issue or class of Junior Priority Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Junior Priority Collateral Documents.

“Junior Priority Debt Facility” means each indenture or other governing agreement with respect to any Junior Priority Debt.

“Junior Priority Debt Obligations” means the Initial Junior Priority Debt Obligations and, with respect to any series, issue or class of Junior Priority Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Junior Priority Debt, (b) all other amounts payable to the related Junior Priority Debt Parties under the related Junior Priority Debt Documents and (c) any renewals or extensions of the foregoing.

“Junior Priority Debt Parties” means the Initial Junior Priority Debt Parties and, with respect to any series, issue or class of Junior Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Junior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Junior Priority Debt Documents.

“Junior Priority Lien” means the Liens on the Junior Priority Collateral in favor of Junior Priority Debt Parties under Junior Priority Collateral Documents.

“Junior Priority Majority Representatives” means Junior Priority Representatives representing at least a majority of the then aggregate amount of Junior Priority Debt Obligations that agree to vote together.

“Junior Priority Representative” means (i) in the case of the Initial Junior Priority Debt Obligations covered hereby, the Initial Junior Priority Representative and (ii) in the case of any Junior Priority Debt Facility, the Junior Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Junior Priority Debt Facility that is named as the Representative in respect of such Junior Priority Debt Facility in the applicable Joinder Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Major Junior Priority Representative” means, with respect to any Shared Collateral, the Junior Priority Representative of the series of Junior Priority Debt that (a) constitutes the largest outstanding principal amount of any then outstanding series of Junior Priority Debt with respect to such Shared Collateral and (b) is larger than the largest outstanding principal amount of any then outstanding series of Indebtedness constituting Senior Obligations with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Junior Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Junior Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Obligations” means the Senior Obligations and the Junior Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Junior Priority Debt Parties.

“Security Agreement” means the [“Security Agreement”] as defined in the Credit Agreement.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any [“Collateral”] as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the [Security Agreement and the other “Security Documents”] as defined in the Credit Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Company or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement), the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Junior Priority Debt Obligations under at least one Junior Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Junior Priority Collateral under one or more Junior Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Junior Priority Debt Facilities for which it constitutes Junior Priority Collateral and shall not constitute Shared Collateral for any Junior Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE 2.

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.1. Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Priority Representative or any Junior Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Junior Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Junior Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Junior Priority Debt Obligations now or hereafter held by or on behalf of any Junior Priority Representative, any Junior Priority Debt Parties or any Junior Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Junior Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Company, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.2. Nature of Senior Lender Claims. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Junior Priority Representatives or the Junior Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Junior Priority Debt Obligations, or any portion thereof. As between the Company and the other Grantors and the Junior Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Company and the Grantors contained in any Junior Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.3. Prohibition on Contesting Liens. Each of the Junior Priority Representatives, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or

Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and the each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Junior Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Junior Priority Representative or any of the Junior Priority Debt Parties in the Junior Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.4. No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Junior Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Junior Priority Representative or any Junior Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Junior Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Junior Priority Representative or Junior Priority Debt Party (i) shall notify the Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations.

SECTION 2.5. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives, the Junior Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.6. Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Junior Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Credit Document Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to any Section of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

ARTICLE 3.

Enforcement

SECTION 3.1. Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) neither any Junior Priority Representative nor any Junior Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Junior Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or subagent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Junior Priority Representative or any Junior Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, any Junior Priority Representative may file a claim or statement of interest with respect to the Junior Priority Debt Obligations under its Junior Priority Debt Facility, (B) any Junior Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove or perfect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Junior Priority Representative may exercise the rights and remedies provided for in Section 6.03. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Junior Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, the sole right of the Junior Priority Representatives and the Junior Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Priority Debt Obligations pursuant to the Junior Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, (i) agrees that neither such Junior Priority Representative nor any such Junior Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) hereby waives any and all rights it or any such Junior Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Junior Priority Debt Parties.

(d) Each Junior Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Priority Debt Document shall restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Until the Discharge of Senior Obligations, the Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Junior Priority Representative who may be instructed by the Junior Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Junior Priority Representative who may be instructed by the Junior Priority Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Junior Priority Representatives, or for the taking of any other action authorized by the Junior Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Junior Priority Representative or other agent or trustee acting on behalf of the Junior Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Junior Priority Debt Parties or the Junior Priority Debt Obligations.

SECTION 3.2. Cooperation. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Priority Debt Documents.

SECTION 3.3. Actions upon Breach. Should any Junior Priority Representative or any Junior Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Company or any other Grantor) or the Company may obtain relief against such Junior Priority Representative or such Junior Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Junior Priority Representatives or any Junior Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Company, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE 4.

Payments

SECTION 4.1. Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Junior Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior Priority Representative to the Junior Priority Debt Obligations in such order as specified in the relevant Junior Priority Debt Documents.

SECTION 4.2. Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Junior Priority Representative or any Junior Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral shall be segregated and held in trust for the benefit of and forthwith paid over to the Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Senior Representative is hereby authorized to make any such endorsements as agent for each of the Junior Priority Representatives or any such Junior Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE 5.

Other Agreements

SECTION 5.1. Releases.

(a) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Company) in connection with the exercise of remedies in respect of Collateral or otherwise, the Liens granted to the Junior Priority Representatives and the Junior Priority Debt Parties upon such Shared Collateral to secure Junior Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Junior Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Junior Priority Debt Parties and the Junior Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Company or any other Grantor, such Junior Priority Representative will promptly execute, deliver or acknowledge, at the Company’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Junior Priority Representative, for itself and on behalf of the Junior Priority Debt Parties under its Junior Priority Debt Facility, to release the Liens on the Junior Priority Collateral as set forth in the relevant Junior Priority Debt Documents.

(b) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby irrevocably constitutes and appoints the Senior Representative and any officer or agent of the Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Priority Representative or such Junior Priority Debt Party or in the Senior Representative’s own name, from time to time in the Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Priority Representatives or the Junior Priority Debt Parties to receive proceeds in connection with the Junior Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Junior Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Senior Representative and any Junior Priority Representative or Junior Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Junior Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Senior Representative.

SECTION 5.2. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Junior Priority Representative for the benefit of the Junior Priority Debt Parties pursuant to the terms of the applicable Junior Priority Debt Documents and (iii) third, if no Junior Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Priority Representative or any Junior Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.3. Amendments to Junior Priority Collateral Documents.

(a) Except to the extent not prohibited by any Senior Debt Document, no Junior Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Company agrees to deliver to the Senior Representative copies of (i) any amendments, supplements or other modifications to the Junior Priority Collateral Documents and (ii) any new Junior Priority Collateral Documents promptly after effectiveness thereof. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that each Junior Priority Collateral Document under its Junior Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Junior Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to [                    ], as administrative agent, pursuant to or in connection with the [define Credit Agreement], and the other parties thereto, and (ii) the exercise of any right or remedy by the [Junior Priority Representative] hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of [    ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among [                                    ], as Administrative Agent, [                                        ] and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(b) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Junior Priority Collateral Document without the consent of any Junior Priority Representative or any Junior Priority Debt Party and without any action by any Junior Priority Representative, the Company or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to each Junior Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

SECTION 5.4. [Reserved].

SECTION 5.5. Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Junior Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Junior Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Junior Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Junior Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Junior Priority Collateral Documents did not exist. The rights of the Junior Priority Representatives and the Junior Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Junior Priority Representatives or any Junior Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Junior Priority Representative for purposes of perfecting the Lien held by such Junior Priority Representative.

(e) The Senior Representatives shall not have by reason of the Junior Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Priority Representative or any Junior Priority Debt Party, and each, Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Junior Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Junior Party Representative is entitled to approve any awards granted in such proceeding. The Company and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith. The Senior Representatives have no obligations to follow instructions from any Junior Priority Representative or any other Junior Priority Debt Party in contravention of this Agreement.

(g) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Company or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.6. When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time after the Discharge of Senior Obligations has occurred, the Company or any Subsidiary incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Junior Priority Representative (including the Designated Junior Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Company), including amendments or supplements to this Agreement, as the Company or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Junior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

ARTICLE 6.

Insolvency or Liquidation Proceedings

SECTION 6.1. Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Company’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other

Bankruptcy Law (“DIP Financing”), then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement and (y) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (c) objection to (and will not otherwise contest) any exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (e) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor for which any Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Junior Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Junior Priority Debt Obligations pursuant to this Agreement. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 6.2. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral.

SECTION 6.3. Adequate Protection. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of Title 11 of the United States Code or any similar provision of any other

Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, may seek or request adequate protection in the form of a replacement Lien or superpriority claim on such additional collateral, which Lien or superpriority claim is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (ii) in the event any Junior Priority Representatives, for themselves and on behalf of the Junior Priority Debt Parties under their Junior Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional collateral, then such Junior Priority Representatives, for themselves and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Junior Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.

SECTION 6.4. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Company or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.5. Separate Grants of Security and Separate Classifications. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Junior Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Junior Priority Debt Obligations, with each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Debt Parties.

SECTION 6.6. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Priority Debt Party, including the seeking by any Junior Priority Debt Party of adequate protection or the asserting by any Junior Priority Debt Party of any of its rights and remedies under the Junior Priority Debt Documents or otherwise.

SECTION 6.7. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.8. Other Matters. To the extent that any Junior Priority Representative or any Junior Priority Debt Party has or acquires rights under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Junior Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.9. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Junior Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Junior Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE 7.

Reliance; Etc.

SECTION 7.1. Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Junior Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Company or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that it and such Junior Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made the decision to enter into the Junior Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Junior Priority Debt Documents or this Agreement.

SECTION 7.2. No Warranties or Liability. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Priority Representatives and the Junior Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Junior Priority Representative or Junior Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Company or any Subsidiary (including the Junior Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Junior Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.3. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Junior Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Junior Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Company or any other Grantor in respect of the Senior Obligations or (ii) any Junior Priority Representative or Junior Priority Debt Party in respect of this Agreement.

ARTICLE 8.

Miscellaneous

SECTION 8.1. Conflicts. Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Junior Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Secured Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement, the provisions of the First Lien Intercreditor Agreement shall control.

SECTION 8.2. Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Junior Priority Representatives or any Junior Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.3. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this

Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any Grantor, shall require the consent of the Company. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Junior Priority Debt Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Junior Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.4. Information Concerning Financial Condition of the Company and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Junior Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Junior Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Junior Priority Representative or any Junior Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.5. Subrogation. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.6. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.7. Additional Grantors. The Company agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Junior Priority Representative and the Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.8. Dealings with Grantors. Upon any application or demand by the Company or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), the Company or such Grantor, as appropriate, shall furnish to such Representative a certificate of an Authorized Officer ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.9. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and the Junior Priority Debt Documents, the Company may incur or issue and sell one or more series or classes of Junior Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Junior Priority Debt (the “Junior Priority Class Debt”) may be secured by a junior priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Junior Priority Collateral Documents for such Junior Priority Class Debt, if and subject to the condition that the Representative of any such Junior Priority Class Debt (each, a “Junior Priority Class Debt Representative”), acting on behalf of the holders of such Junior Priority Class Debt (such Representative and holders in respect of any Junior Priority Class Debt being referred to as the “Junior Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Junior Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Junior Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Junior Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Junior Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii) the Company shall have delivered to the Senior Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an Authorized Officer of the Company; and

(iii) the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i) if to the Company or any Grantor, to the Company, at its address at: [ ], Attention of [ ], telecopy [ ];

(ii) if to the Initial Junior Priority Representative to it at: [ ], Attention of [ ], telecopy [ ];

(iii) if to the Administrative Agent, to it at: [                                    ], Attention of [☐], (Fax No.: [☐]) (e-mail: [☐]), with a copy];

(iv) if to any other Senior Representative a party hereto on the date hereof, to it at: : [ ], Attention of [ ], telecopy [ ];

(v) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.12. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Junior Party Representative, on behalf of itself, and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives, the Junior Priority Debt Parties, the Company, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.15. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Initial Junior Priority Representative represents and warrants that this Agreement is binding upon the Initial Junior Priority Debt Parties.

SECTION 8.18. No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.19. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20. Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Section 12 of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [ ] is entering into this Agreement in its capacity as [Trustee] under [indenture] and the provisions of Article [ ] of such indenture applicable to the Trustee thereunder shall also apply to the Trustee hereunder.

SECTION 8.21. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Junior Priority Debt Documents, or permit the Company or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Junior Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Company or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Junior Priority Debt Document.

SECTION 8.22. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[ ], as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[ ], Title: as [ ] for the holders of [applicable Additional Senior Debt Facility]

By:
Name:
Title:

[ ], as Initial Additional Authorized Representative

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO

By:
Name: Title:

ANNEX I

Grantors

[            ]

ANNEX II

SUPPLEMENT NO.         dated as of             , to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[ ] (the “Junior Lien Intercreditor Agreement”), among [            ] (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), [                        ], as Administrative Agent under the Credit Agreement, [            ], as Initial Junior Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. The Grantors have entered into the Junior Lien Intercreditor Agreement. Pursuant to the Credit Agreement, certain Additional Senior Debt Documents and certain Junior Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Company are required to enter into the Junior Lien Intercreditor Agreement. Section 8.07 of the Junior Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Junior Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Senior Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Junior Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

Annex II-1

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Company as specified in the Junior Lien Intercreditor Agreement.

SECTION 8. The Company agrees to reimburse the Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Senior Representative.

Annex II-2

IN WITNESS WHEREOF, the New Grantor, and the Senior Representative have duly executed this Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

[ ], as Senior Representative

By:

Name:
Title:

[ ], as Designated Junior Priority Representative

By:

Name:
Title:

Annex II-3

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 20[    ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[            ] (the “Junior Lien Intercreditor Agreement”), among [                ] (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), [                ], as Administrative Agent under the Credit Agreement, [                ], as Initial Junior Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. As a condition to the ability of the Company to incur Junior Priority Debt and to secure such Junior Priority Class Debt with the Junior Priority Lien and to have such Junior Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Junior Priority Collateral Documents, the Junior Priority Class Representative in respect of such Junior Priority Class Debt is required to become a Representative under, and such Junior Priority Class Debt and the Junior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Junior Priority Class Debt Representative may become a Representative under, and such Junior Priority Class Debt and such Junior Priority Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Junior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Junior Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.

Accordingly, the Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Junior Priority Class Debt and Junior Priority Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Junior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Junior Priority Representative and to the Junior Priority Class Debt Parties that it represents as Junior Priority Debt Parties. Each reference to a “Representative” or “Junior Priority Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

Annex III-1

SECTION 2. The New Representative represents and warrants to the Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Junior Priority Debt Documents relating to such Junior Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Junior Priority Class Debt Parties in respect of such Junior Priority Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Junior Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Company agrees to reimburse the Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Senior Representative.

Annex III-2

IN WITNESS WHEREOF, the New Representative and the Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[ ], as Senior Representative

By:
Name:
Title:

Annex III-3

Acknowledged by: [COMPANY]
By:
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Annex III-4

Schedule I to the

Representative Supplement to the

Junior Lien Intercreditor Agreement

Grantors

[                             ]

Annex III-5

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 20[    ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Junior Lien Intercreditor Agreement”), among [                    ] (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), [                    ], as Administrative Agent under the Credit Agreement, [            ], as Initial Junior Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. As a condition to the ability of the Company to incur Senior Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.

Accordingly, the Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Company agrees to reimburse the Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Senior Representative.

2

IN WITNESS WHEREOF, the New Representative and the Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[ ], as Senior Representative

By:
Name:
Title:

3

Acknowledged by: [COMPANY]
By:
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

4

ANNEX III

Schedule I to the

Representative Supplement to the

Junior Lien Intercreditor Agreement

Grantors

[                             ]

5

EXHIBIT F

FORM OF

SOLVENCY CERTIFICATE

Dated:

Reference is made to Credit Agreement dated as of January 23, 2014 (the “Credit Agreement”) among CHC GROUP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Guarantor”), 6922767 HOLDING S.À R.L., a Luxembourg private limited liability company (“Company”), CHC HELICOPTER HOLDING S.À R.L., a Luxembourg private limited liability company (“Holdco”), CHC HELICOPTER S.A., a Luxembourg société anonyme (“Initial Borrower”), the Designated Borrowers and the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII of the Credit Agreement, the “Administrative Agent”) for the Lenders, HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings.

1. I, the undersigned, (as defined below), DO HEREBY CERTIFY on behalf of the Company that:

2. Immediately after giving effect to the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan on the date hereof, (a) the fair value of the assets of Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries on a consolidated basis at a fair valuation will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

F-1

3. The Company, Holdco, the Borrowers and their Wholly Owned Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Company, Holdco, any Borrower or any such Wholly Owned Subsidiary and the timing and amounts of cash to be payable on or in respect of the Indebtedness of the Company, Holdco, any Borrower or any such Wholly Owned Subsidiary.

[Signature Page Follows]

F-2

IN WITNESS WHEREOF, I have hereunto set my hand on the date first written above.

6922767 HOLDING S. À R.L

By:
Name:
Title: [Chief Financial Officer]

F-3

EXHIBIT G

FORM OF PROMISSORY NOTE

$	Dated:

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER] (the “Borrower”), HEREBY PROMISES TO PAY to the order of [NAME OF LENDER] (the “Lender”) or its registered assigns for the account of its applicable lending office the aggregate principal amount of the Loans (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of January 23, 2014 (the “Credit Agreement”) among CHC GROUP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Guarantor”), 6922767 HOLDING S.À R.L., a Luxembourg private limited liability company (“Company”), CHC HELICOPTER HOLDING S.À R.L., a Luxembourg private limited liability company (“Holdco”), CHC HELICOPTER S.A., a Luxembourg société anonyme (“Initial Borrower”), the Designated Borrowers and the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII of the Credit Agreement, the “Administrative Agent”) for the Lenders, HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings.

The Borrower promises to pay to the Lender or its registered assigns interest on the unpaid principal amount of each Revolving Facility Loan owing to the Lender by the Borrower from the date of such Revolving Facility Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in [U.S. dollars][Canadian dollars][Euros][Sterling] to HSBC Bank plc, as Administrative Agent, at 8 Canada Square, Canary Wharf, London E14 5HQ, England, Attention: Loan Agency Operations, in immediately available funds. Each Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the promissory notes referred to in Section 2.11(f) of the Credit Agreement, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of loans (the “Loans”) by the Lenders to or for the benefit of the Borrowers from time to time in an aggregate amount not to exceed at any time outstanding [U.S.$        ], the indebtedness of the Borrowers resulting from each such Loan being, on request of a Revolving Facility Lender, evidenced by such promissory notes, and (ii) contains provisions for acceleration of the maturity of any Loan upon the happening of certain stated events and also for prepayments on account of principal of any Loan prior to the maturity thereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties or the Process Agent in Section 9.01(a) of the Credit Agreement or the Process Agent. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Promissory Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Promissory Note or the other Loan Documents against Company, Holdco, Borrower or any Loan Party or their properties in the courts of any jurisdiction.

The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents in any New York State or federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[CHC HELICOPTER S.A., as Initial Borrower]

By:
Name:
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loans	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT H

FORM OF DESIGNATED BORROWER REQUEST

AND ASSUMPTION AGREEMENT

This Designated Borrower Request and Assumption Agreement (the “Request and Assumption Agreement”) is dated as of [Insert Date] and is entered into by 6922767 HOLDING S.À R.L., a Luxembourg private limited liability company (“Company”) and [INSERT NAME OF SUBSIDIARY] (the “Subsidiary”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as may be amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Subsidiary. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Request and Assumption Agreement as if set forth herein in full.

Pursuant to Section 2.23 of the Credit Agreement, Company hereby requests that the Subsidiary be designated a “Designated Borrower” in respect of the Facility, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement. Subsidiary hereby agrees, as of the date on which the Administrative Agent delivers to it a Designated Borrower Notice, to assume all of the rights and obligations of a Borrower under the Credit Agreement and any other documents or instruments delivered pursuant thereto, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement.

1. Subsidiary:                                                                               (and is a Subsidiary of [specify Borrower]).

2. Administrative Agent: HSBC Bank plc, as administrative agent under the Credit Agreement (in such capacity, the “Administrative Agent”).

3. Credit Agreement: Reference is made to the Credit Agreement dated as of January 23, 2014 (the “Credit Agreement”) among CHC GROUP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Guarantor”), 6922767 HOLDING S.À R.L., a Luxembourg private limited liability company (“Company”), CHC HELICOPTER HOLDING S.À R.L., a Luxembourg private limited liability company (“Holdco”), CHC HELICOPTER S.A., a Luxembourg société anonyme (“Initial Borrower”), the Designated Borrowers and the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII of the Credit Agreement, the “Administrative Agent”) for the Lenders,

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings.

[Signature Page Follows]

The terms set forth in this Request and Assumption Agreement are hereby agreed to:

6922767 HOLDING S.À.R.L.

By:
Name:
Title:

[INSERT NAME OF SUBSIDIARY]

By:
Name:
Title:

Consented to and accepted on :

HSBC BANK PLC, as Administrative Agent

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

BORROWER REQUEST AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 The Subsidiary (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Request and Assumption Agreement and to consummate the transactions contemplated hereby and to become a Borrower under the Credit Agreement, (ii) it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to become a Borrower, (iii) upon delivery to it by the Administrative Agent of a Designated Borrower Notice, it shall be deemed to have made the representations and warranties made by the Borrowers in the Credit Agreement as of the date of such delivery (unless such representations and warranties relate to an earlier date, in which case, as of such earlier date) and be bound by the provisions of the Credit Agreement as a Borrower thereunder and shall have the obligations of a Borrower thereunder and (iv) it has received a copy of the Credit Agreement; and (b) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Borrower.

1.2 Attached hereto as Exhibit A is a true and complete copy of the resolutions duly adopted by the [Board of Directors/members] of the Subsidiary, authorizing the execution, delivery and performance (as applicable) of each of this Request and Assumption Agreement, the Credit Agreement and the other Loan Documents, and the borrowings under the Credit Agreement. These resolutions have not been superseded, revoked, modified, amended or rescinded and are still in full force and effect on the date hereof.

1.3 Attached hereto as Exhibit B is a true and complete copy of a certificate of good standing or the equivalent from the Subsidiary’s jurisdiction of organization dated as of a recent date prior to the date hereof.

1.4 Attached hereto as Exhibit C is a list of the duly elected and qualified officers of the Subsidiary holding the offices indicated next to their respective names on such Exhibit C. The signatures appearing opposite their respective names on such Exhibit C are the true and genuine signatures of such officers.

1.5 Attached hereto as Exhibit D is the legal opinion of [            ], counsel to the Subsidiary.

[1.6 Attached hereto as Exhibit E is [such other information as the Administrative Agent may reasonably request].]

2. General Provisions. This Request and Assumption Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

This Request and Assumption Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Request and Assumption Agreement by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance; provided, however, that it shall be promptly followed by an original. This Request and Assumption Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT I-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of January 23, 2014 (the “Credit Agreement”) among CHC GROUP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Guarantor”), 6922767 HOLDING S.À R.L., a Luxembourg private limited liability company (“Company”), CHC HELICOPTER HOLDING S.À R.L., a Luxembourg private limited liability company (“Holdco”), CHC HELICOPTER S.A., a Luxembourg société anonyme (“Initial Borrower”), the Designated Borrowers and the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII of the Credit Agreement, the “Administrative Agent”) for the Lenders, HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 2.19(e)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty.

The undersigned has furnished the Administrative Agent and the U.S. Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the U.S. Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the U.S. Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

I-1-1

[NAME OF LENDER]

By:
Name:
Title:

Date:	________ __, 20[ ]

I-1-2

EXHIBIT I-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of January 23, 2014 (the “Credit Agreement”) among CHC GROUP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Guarantor”), 6922767 HOLDING S.À R.L., a Luxembourg private limited liability company (“Company”), CHC HELICOPTER HOLDING S.À R.L., a Luxembourg private limited liability company (“Holdco”), CHC HELICOPTER S.A., a Luxembourg société anonyme (“Initial Borrower”), the Designated Borrowers and the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII of the Credit Agreement, the “Administrative Agent”) for the Lenders, HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 2.19(e)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business or are effectively connected but are not includible in the partners/members’ gross income for U.S. federal income tax purposes under an income tax treaty.

I-2-1

The undersigned has furnished the Administrative Agent and the U.S. Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the U.S. Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the U.S. Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:	________ __, 20[ ]

I-2-2

EXHIBIT I-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of January 23, 2014 (the “Credit Agreement”) among CHC GROUP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Guarantor”), 6922767 HOLDING S.À R.L., a Luxembourg private limited liability company (“Company”), CHC HELICOPTER HOLDING S.À R.L., a Luxembourg private limited liability company (“Holdco”), CHC HELICOPTER S.A., a Luxembourg société anonyme (“Initial Borrower”), the Designated Borrowers and the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII of the Credit Agreement, the “Administrative Agent”) for the Lenders, HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 2.19(e)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

I-3-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

I-3-2

EXHIBIT I-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of January 23, 2014 (the “Credit Agreement”) among CHC GROUP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Guarantor”), 6922767 HOLDING S.À R.L., a Luxembourg private limited liability company (“Company”), CHC HELICOPTER HOLDING S.À R.L., a Luxembourg private limited liability company (“Holdco”), CHC HELICOPTER S.A., a Luxembourg société anonyme (“Initial Borrower”), the Designated Borrowers and the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII of the Credit Agreement, the “Administrative Agent”) for the Lenders, HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 2.19(e)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business or are effectively connected but are not includible in the partners/members’ gross income for U.S. federal income tax purposes under an income tax treaty.

I-4-1

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

I-4-2

EXHIBIT J

FORM OF DESIGNATED BORROWER NOTICE

TO: Each Borrower and Lender set out in Annex I

RE: New Designated Borrower

Pursuant to (i) the Credit Agreement dated as of January 23, 2014 (the “Credit Agreement”) among CHC GROUP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Guarantor”), 6922767 HOLDING S.À R.L., a Luxembourg private limited liability company (“Company”), CHC HELICOPTER HOLDING S.À R.L., a Luxembourg private limited liability company (“Holdco”), CHC HELICOPTER S.A., a Luxembourg société anonyme (“Initial Borrower”), the Designated Borrowers and the other Borrowers party thereto from time to time, the Lenders party thereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII of the Credit Agreement, the “Administrative Agent”) for the Lenders, HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, J.P. MORGAN SECURITIES LLC and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), HSBC BANK CANADA, J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) and ROYAL BANK OF CANADA and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and (ii) the Designated Borrower Request and Assumption Agreement dated [INSERT DATE], the Administrative Agent hereby notifies each of the addressees hereof that as of [INSERT EFFECTIVE DATE] (the “Effective Date”), [INSERT NAME OF SUBSIDIARY] shall be a Designated Borrower for purposes of the Credit Agreement and each other Loan Document.

Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

As of the Effective Date, [INSERT NAME OF SUBSIDIARY] is permitted to receive Loans under the Revolving Facility, on the terms and conditions set forth in the Credit Agreement, and shall be a Borrower under the Revolving Facility for all purposes of the Credit Agreement.

HSBC BANK PLC

By:
Name:
Title:

Date:             , 20

J-1

BORROWERS AND LENDERS

Designated Borrowers

CHC Helicopter S.A.

CHC Global Operations International Inc.

Heli-One Canada Inc.

Heli-One Leasing Inc.

CHC Global Operations (2008) Inc.

CHC Den Helder B.V.

CHC Holding NL B.V.

CHC Netherlands B.V.

CHC Norway Acquisition Co AS

Heli-One (Norway) AS

Heli-One (Europe) AS

Lenders

Barclays Bank PLC

BNP Paribas (Canada)

HSBC Bank Canada

JPMorgan Chase Bank, N.A., Toronto Branch

Royal Bank of Canada

The Standard Bank of South Africa Limited

UBS Limited

Wells Fargo Bank, N.A.

J-2

EXHIBIT K-1

FORM OF SECURED PARTY/AGENT ACCESSION UNDERTAKING TO

THE COLLATERAL AGENT AND ADMINISTRATIVE AGENT APPOINTMENT DEED

To: HSBC Corporate Trustee Company (UK) Limited for itself and each of the other parties to the Collateral Agent and Administrative Agent Appointment Deed referred to below.

From: [Acceding Creditor/Agent]

1.	THIS UNDERTAKING is made on [—] by [insert full name of new Secured Party/Administrative Agent/Notes Trustee/Collateral Agent] (the “Acceding [Secured Party/Administrative Agent/Notes Trustee/Collateral Agent]”) in relation to the Collateral Agent and Administrative Agent Appointment Deed (as amended, supplemented or otherwise modified from time to time, the “Collateral Agent and Administrative Agent Appointment Deed”) dated 4 October 2010 between, among others, HSBC Bank plc as Administrative Agent, The Bank of New York Mellon as the Notes Trustee, HSBC Corporate Trustee Company (UK) Limited as Collateral Agent and the Grantors. Terms defined in the Collateral Agent and Administrative Agent Appointment Deed shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

2.	In consideration of the Acceding [Secured Party/Administrative Agent/Notes Trustee/Collateral Agent] being accepted as a [Secured Party/Administrative Agent/Notes Trustee/Collateral Agent] for the purposes of the Collateral Agent and Administrative Agent Appointment Deed, the Acceding [Secured Party/Administrative Agent/Notes Trustee/Collateral Agent] confirms that, as from [—], it intends to be party to the Collateral Agent and Administrative Agent Appointment Deed as a [Secured Party/Administrative Agent/Notes Trustee/Collateral Agent] and undertakes to perform all the obligations expressed in the Collateral Agent and Administrative Agent Appointment Deed to be assumed by a [Secured Party/Administrative Agent/Notes Trustee/Collateral Agent] and agrees that it shall be bound by all the provisions of the Collateral Agent and Administrative Agent Appointment Deed, as if it had been an original party to the Collateral Agent and Administrative Agent Appointment Deed.

3.	The address of the Acceding [Secured Party/Administrative Agent/Notes Trustee/Collateral Agent] for purposes of all notices and other communications is [—], Attention of [—] (Fax No: [—]).

This Undertaking and any non-contractual obligations arising out of or in connection with it are governed by English law.

K-1-1

THIS UNDERTAKING has been entered into on the date stated above.

Acceding [Secured Party/Agent]

[Name of New Party]

By:

Address/Fax:

Accepted by the Collateral Agent

for and on behalf of HSBC Corporate Trustee Company (UK) Limited

Date:

K-2-2

EXHIBIT K-2

Form of Grantor Accession Deed

THIS AGREEMENT is made on [    ] and made between:

(1)	[Insert Full Name of New Grantor] (the “Acceding Grantor”); and

(2)	[Insert Full Name of Current Collateral Agent] (the “Collateral Agent”), for itself and each of the other parties to the Collateral Agent and Administrative Agent Appointment Deed referred to below.

This agreement is made on [date] by the Acceding Grantor in relation to a Collateral Agent and Administrative Agent appointment deed (as amended, supplemented or otherwise modified from time to time, the “Collateral Agent and Administrative Agent Appointment Deed”) dated 4 October 2010 between, amongst others, HSBC Bank plc as Administrative Agent, The Bank of New York Mellon as the Notes Trustee, HSBC Corporate Trustee Company (UK) Limited as Collateral Agent and the Grantors. Terms defined in the Collateral Agent and Administrative Agent Appointment Deed shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

The Acceding Grantor intends to [incur Secured Obligations under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Secured Obligations under the following documents]:

[Insert details (date, parties and description) of relevant documents], the “Relevant Documents”.

IT IS AGREED as follows:

1. The Acceding Grantor and the Collateral Agent agree that the Collateral Agent shall hold:

(a)	any Security in respect of Secured Obligations created or expressed to be created pursuant to the Relevant Documents;

(b)	all proceeds of that Security; and

(c)	all obligations expressed to be undertaken by the Acceding Grantor to pay amounts in respect of the Secured Obligations to the Collateral Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Grantor (in the Relevant Documents or otherwise) in favour of the Collateral Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Collateral Agent and Administrative Agent Appointment Deed.

K-2-1

3.	The Acceding Grantor confirms that it intends to be party to the Collateral Agent and Administrative Agent Appointment Deed as a Grantor, undertakes to perform all the obligations expressed to be assumed by a Grantor under the Collateral Agent and Administrative Agent Appointment Deed and agrees that it shall be bound by all the provisions of the Collateral Agent and Administrative Agent Appointment Deed as if it had been an original party to the Collateral Agent and Administrative Agent Appointment Deed.

This Agreement and any non-contractual obligations arising out of or in connection with it are is governed by, English law.

K-2-2

THIS AGREEMENT has been signed on behalf of the Collateral Agent and executed as a deed by the Acceding Grantor and is delivered on the date stated above.

The Acceding Grantor

[EXECUTED AS A DEED		)
By: [Full Name of Acceding Grantor]		)
Director
Director/Secretary
OR
[EXECUTED AS A DEED
By: [Full name of Acceding Grantor]
Signature of Director
Name of Director
in the presence of
Signature of witness
Name of witness
Address of witness

Occupation of witness]
Address for notices:
Address:
Fax:

The Collateral Agent
[Full Name of Current Collateral Agent]
By:
Date:

K-2-3

Schedule I

Designated Borrower Subsidiaries

Name of Designated Borrower	Jurisdiction
CHC Global Operations International Inc.	Canada
Heli-One Canada Inc.	Canada
Heli-One Leasing Inc.	Canada
CHC Global Operations (2008) Inc.	Canada
CHC Den Helder B.V.	Netherlands
CHC Holding NL B.V.	Netherlands
CHC Netherlands B.V.	Netherlands
CHC Norway Acquisition Co AS	Norway
Heli-One (Norway) AS	Norway
Heli-One (Europe) AS	Norway

Schedule II

Existing Letters of Credit

Borrower Name	Issuing Bank	Reference Number	Issue Date	Currency	LOC Outstanding Amount	Expiry Date	Auto- Renewal
CHC HELICOPTER S.A.	HSBC Bank Canada	PEBHCV92 8167	October 16, 2009	USD	6,922,576.50	May 15, 2014	Yes

CHC HELICOPTER S.A.	HSBC Bank Canada	PEBHTO31 8081	December 6, 2013	PLN	8,400,000.00	August 9, 2014	No

HELI-ONE CANADA INC.	HSBC Bank Canada	SDCHTO31 1581	March 19, 2013	CAD	8,812,000.00	March 31, 2014	Yes

HELI-ONE CANADA INC.	HSBC Bank Canada	SDCHTO31 1579	March 19, 2013	CAD	8,541,000.00	March 31, 2014	Yes

CHC HELICOPTER S.A.	HSBC Bank Canada	SDCHCV11 1130	March 15, 2011	GBP	150,000.00	March 15, 2015	Yes

HELI-ONE CANADA INC.	HSBC Bank Canada	SDCHTO31 1576	March 19, 2013	CAD	5,860,200.00	March 31, 2014	Yes

HELI-ONE CANADA INC.	HSBC Bank Canada	SDCHTO31 1582	March 12, 2013	CAD	3,098,000.00	March 31, 2014	Yes

HELI-ONE CANADA INC.	HSBC Bank Canada	SDCHCV21 1324	April 11, 2012	CAD	1,750,000.00	July 13, 2014	No

CHC HELICOPTER S.A.	HSBC Bank Canada	PEBHTO21 8840	November 30, 2012	PLN	6,000,000.00	June 30, 2014	No

HELI-ONE CANADA INC.	HSBC Bank Canada	APGHTO21 7360	December 18, 2012	USD	435,000.00	July 13, 2014	Yes

HELI-ONE CANADA INC.	HSBC Bank Canada	PEBHTO21 7557	December 18, 2012	USD	290,000.00	July 13, 2015	Yes

HELI-ONE CANADA INC.	HSBC Bank Canada	SDCHTO31 0909	April 2, 2013	CAD	2,223,300.00	March 31, 2014	Yes

CHC HELICOPTER S.A.	HSBC Bank Canada	REBHTO31 1462	March 8, 2013	EUR	11,526.00	May 11, 2014	No

CHC HELICOPTER S.A.	HSBC Bank Canada	FNGHTO31 7877	November 20, 2013	EUR	40,000.00	November 14, 2014	Yes

CHC HELICOPTER S.A.	HSBC Bank Canada	SDCHTO31 1731	July 5, 2013	BRL	1,969,693.30	July 4, 2014	Yes

HELI-ONE CANADA INC.	HSBC Bank Canada	APGHTO31 4609	July 18, 2013	USD	525,000.00	July 18, 2014	Yes

HELI-ONE CANADA INC.	HSBC Bank Canada	PEBHTO31 4615	July 18, 2013	USD	350,000.00	July 18, 2014	Yes

HELI-ONE CANADA INC.	HSBC Bank Canada	SDNHTO31 4694	August 14, 2013	CAD	100,000.00	August 14, 2014	Yes

CHC HELICOPTER S.A.	HSBC Bank Canada	FNGHTO31 5928	August 28, 2013	AUD	75,000.00	August 27, 2014	Yes

CHC HELICOPTER S.A.	HSBC Bank Canada	PEBHTO31 4981	October 2, 2013	PLN	250,000.00	January 30, 2015	No

Schedule III

Security Documents

Part A. Closing Date Security Documents

SECURITY DOCUMENT			PARTIES	GOVERNING LAW
U.S.

1.	Pledge and Security Agreement dated January 24, 2014		Heli-One (U.S.) Inc. Heli-One USA Inc.	New York

2.	Stock pledge over shares of Heli-One (U.S.) Inc. dated January 24, 2014		CHC Helicopter S.A.	New York

AUSTRALIA

3.	Confirmation Deed Poll dated January 24, 2014 in respect of the following existing Australian security documents:

Lloyd Helicopters

Pty. Ltd.

CHC Helicopter

Australia Pty Ltd

(formerly Lloyd Off-Shore Helicopters Pty. Ltd.)

Lloyd Bass Strait Helicopters Pty. Ltd.

Lloyd Helicopters International Pty. Ltd.

Lloyd Helicopter Services Pty. Ltd.

Management Aviation Limited CHC Helicopters (Barbados) Limited Heliworld Leasing Limited

Australia
	Document	Parties
Aircraft Mortgage dated 1 December 2010

Lloyd Helicopters Pty. Ltd.

CHC Helicopter Australia Pty Ltd (formerly Lloyd Off- Shore Helicopters Pty. Ltd.)

Lloyd Bass Strait Helicopters Pty. Ltd.

Lloyd Helicopters International Pty. Ltd.

(in its own capacity and as trustee for the Australian Helicopters Trust)

Lloyd Helicopter Services Pty. Ltd.

Fixed and Floating Charge dated 1 December 2010

Lloyd Helicopters Pty. Ltd.

CHC Helicopter Australia Pty Ltd

(formerly Lloyd Off- Shore Helicopters Pty. Ltd.)

Lloyd Bass Strait Helicopters Pty. Ltd.

Lloyd Helicopters International Pty. Ltd.

(in its own capacity and as trustee for the Australian Helicopters Trust)

SECURITY DOCUMENT			PARTIES	GOVERNING LAW
Lloyd Helicopter Services Pty. Ltd.

	Equitable Mortgage of Shares relating to the shares in Lloyd Helicopter Services Pty Ltd. dated 1 December 2010	Management Aviation Limited

	Aircraft Mortgage (CHC Helicopters (Barbados) Limited) dated 1 December 2010	CHC Helicopters (Barbados) Limited

	Aircraft Security Deed in respect of newly acquired aircrafts dated 28 September 2012	Heliworld Leasing Limited

BARBADOS

4.	Amendment Agreement dated January 24, 2014 in respect of the Debenture dated 25 November 2010		CHC Helicopters (Barbados) Limited CHC Capital (Barbados) Limited	Barbados

5.	Amendment Agreement dated January 24, 2014 in respect of the Charge over shares of CHC Helicopters (Barbados) Limited and CHC Capital (Barbados) Limited dated 25 November 2010		CHC Helicopter S.A. CHC Helicopters (Barbados) Limited	Barbados

CANADA

6.	Confirmation Agreement dated January 24, 2014 in respect of the following existing Canadian security documents:

Heli-One Canada Inc.

Heli-One Leasing Inc.

CHC Global

Operations International Inc.

CHC Global Operations (2008) Inc.

CHC Helicopter Australia Pty Ltd (formerly Lloyd Off-Shore

Helicopters Pty. Ltd.)

CHC Capital (Barbados) Limited

Capital Aviation Services B.V.

Heli-One Leasing (Norway) AS

CHC Helicopters (Barbados) Limited CHC Helicopter S.A

Ontario, Canada
	Document	Parties
	General Security Agreement dated 24 November 2010	Heli-One Canada Inc.
	General Security Agreement dated 24 November 2010	Heli-One Leasing Inc.
	General Security Agreement dated 24 November 2010	CHC Global Operations International Inc.
	General Security Agreement dated 24 November 2010	CHC Global Operations (2008) Inc.
	Aircraft Security Agreement dated 24 November 2010	Capital Aviation Services B.V.
	Aircraft Security Agreement dated 24 November 2010	Heli-One Canada Inc.
	Aircraft Security Agreement dated 24 November 2010	Heli-One Leasing (Norway) AS
	Aircraft Security Agreement dated 17 November 2010	CHC Helicopters (Barbados) Limited
	Aircraft Security Agreement dated 24 November 2010	Heli-One Leasing Inc.
	Aircraft Security Agreement dated 17 November 2010	CHC Helicopter Australia Pty Ltd (formerly Lloyd Off-Shore Helicopters Pty. Ltd.)

SECURITY DOCUMENT			PARTIES	GOVERNING LAW
	Intellectual Property Security Agreement dated 17 November 2010	CHC Capital (Barbados) Limited	CHC Global Operations Canada (2008) Inc.

	Securities Pledge Agreement over shares of CHC Global Operations International Inc., Heli-One Canada Inc. and Heli-One Leasing Inc. dated 25 November 2010	CHC Helicopter S.A.

	General Security Agreement dated 20 February 2012	CHC Global Operations Canada (2008) Inc.

ENGLAND & WALES

7.	Supplemental Debenture dated January 24, 2014		Heliworld Leasing Limited Heli-One Holdings (UK) Limited Management Aviation Limited	England & Wales

8.	Supplemental Aircraft Mortgage dated January 24, 2014		CHC Helicopters (Barbados) Limited Heli-One Leasing Inc.	England & Wales

9.	Supplemental Account Charge dated January 24, 2014

Heli-One (UK) Limited

Heli-One (Netherlands) B.V. Capital Aviation Services B.V.

CHC Netherlands B.V.

CHC Hoofddorp B.V.

CHC Helicopter Holding S.à r.l. CHC Helicopter S.A.

CHC Capital (Barbados) Limited

CHC Helicopters (Barbados) Limited

Lloyd Helicopters Pty. Ltd.

England & Wales

10.	Supplemental Pledge over shares of Heliworld Leasing Limited, Management Aviation Limited and Heli-One Holdings (UK) Limited dated January 24, 2014		CHC Helicopter S.A. Heli-One (UK) Limited Lloyd Helicopter Services Limited	England & Wales

11.	Supplemental Aircraft Mortgage dated January 24, 2014		Heliworld Leasing Limited	England & Wales

SECURITY DOCUMENT			PARTIES	GOVERNING LAW
12.	Supplemental Account Charge dated January 24, 2014		CHC Global Operations Canada (2008) Inc.	England & Wales

IRELAND

13.	Debenture dated January 24, 2014		CHC Leasing (Ireland) Limited (formerly known as Justinvale Limited)	Ireland

14.	Share Charge dated January 24, 2014 relating to the shares of CHC Leasing (Ireland) Limited (formerly known as Justinvale Limited)		CHC Helicopter S.A.	Ireland

LUXEMBOURG

15.	Amendment and Confirmation Agreement dated January 24, 2014 in respect of the following existing Luxembourg security documents:		6922767 Holding S.à r.l. CHC Helicopter Holding S.à r.l. CHC Helicopter S.A. CHC Norway Acquisition Co AS Heli-One Canada Inc. Heli-One Leasing Inc. CHC Holding NL B.V. Heli-One Holdings (UK) Limited	Luxembourg
	Document	Parties
	Share Pledge Agreement in respect of the shares in CHC Helicopter Holding S.à r.l. dated 4 October 2010	6922767 Holding S.à r.l. CHC Helicopter Holding S.à r.l.
	Share Pledge Agreement in respect of the shares in CHC Helicopter S.A. dated 4 October 2010	CHC Helicopter Holding S.à r.l. CHC Helicopter S.A.
	Accounts Pledge Agreement dated 25 November 2010	6922767 Holding S.à r.l.
	Accounts Pledge Agreement dated 25 November 2010	CHC Helicopter S.A.
	Accounts Pledge Agreement dated 25 November 2010	CHC Helicopter Holding S.à r.l.
	Pledge over Receivables Agreement dated 25 November 2010	6922767 Holding S.à r.l.
	Pledge over Receivables Agreement dated 25 November 2010	CHC Helicopter S.A.
NETHERLANDS

16.	Confirmation Agreement dated January 24, 2014 in respect of the following existing Netherlands security documents:		Capital Aviation Services B.V. CHC Hoofddorp B.V. CHC Netherlands B.V. Heli-One (Netherlands) B.V. CHC Helicopter S.A.	Netherlands
	Document	Parties
	Pledge of Moveable Assets dated 17 November 2010	Capital Aviation Services B.V.
	Pledge of Moveable Assets dated 17 November 2010	CHC Hoofddorp B.V.
	Pledge of Moveable Assets dated 17 November 2010	CHC Netherlands B.V.
	Pledge of Moveable Assets dated 17 November 2010	Heli-One (Netherlands) B.V.

SECURITY DOCUMENT			PARTIES	GOVERNING LAW
	Certified Deed of Mortgage dated 17 November 2010	Capital Aviation Services B.V.	CHC Holding NL B.V. CHC Den Helder B.V.

	Pledge over shares of CHC Holding NL B.V. dated 17 November 2010	CHC Helicopter S.A. CHC Holding NL B.V.

	Pledge over shares of Capital Aviation Services B.V. dated 17 November 2010	CHC Hoofddorp B.V. Capital Aviation Services B.V.

	Pledge over shares of CHC Hoofddorp B.V. dated 17 November 2010	CHC Netherlands B.V. CHC Hoofddorp B.V.

	Pledge over shares of Heli-One (Netherlands) B.V. dated 17 November 2010	CHC Hoofddorp B.V. Heli-One (Netherlands) B.V.
	Pledge over shares of CHC Den Helder B.V. dated 17 November 2010	CHC Netherlands B.V. CHC Den Helder B.V.

	Pledge of Receivables dated 17 November 2010	CHC Holding NL B.V.

	Pledge of Receivables dated 17 November 2010	CHC Den Helder B.V.

	Pledge of Receivables dated 17 November 2010	Capital Aviation Services B.V.

	Pledge of Receivables dated 17 November 2010	CHC Hoofddorp B.V.

	Pledge of Receivables dated 17 November 2010	CHC Netherlands B.V.

	Pledge of Receivables dated 17 November 2010	Heli-One (Netherlands) B.V.

17.	Share Pledge dated January 24, 2014 relating to the shares of CHC Netherlands B.V. held by CHC Holding NL B.V.		CHC Holding NL B.V.	Netherlands

NORWAY

18.	Amendment Agreement dated January 24, 2014 in respect of the following existing Norwegian security documents:		Heli-One (Europe) AS Helicopter Services Group AS Integra Leasing AS Heli-One Leasing (Norway) AS Heli-One (Norway) AS CHC Norway Acquisition Co AS CHC Netherlands B.V.	Norway
	Document	Parties
	Charge Agreement relating to Security Assets dated 17 November 2010	Heli-One (Europe) AS Helicopter Services Group AS Integra Leasing AS Heli-One Leasing (Norway) AS Heli-One (Norway) AS Helikopter Service AS
	Aircraft Mortgage Agreement dated 17 November 2010	Heli-One Leasing (Norway) AS
	Account Charge dated 17 November 2010	CHC Norway Acquisition Co AS
	Pledge over shares of Heli-One (Europe) AS dated 17 November 2010	CHC Norway Acquisition Co AS

SECURITY DOCUMENT			PARTIES	GOVERNING LAW
	Pledge over shares of Helicopter Services Group AS and Integra Leasing AS dated 17 November 2010	Heli-One (Europe) AS

	Pledge over shares of Heli-One Leasing (Norway) AS and Heli-One (Norway) AS dated 17 November 2010	Helicopter Services Group AS

	Pledge over shares of CHC Norway Acquisition Co AS dated 17 November 2010	CHC Netherlands B.V.

	Assignment Agreement relating to the Intra-Group Receivables Agreement dated 17 November 2010	CHC Norway Acquisition Co AS

SCOTLAND

19.	Supplemental Bond and Floating Charge dated January 24, 2014		CHC Holding (UK) Limited	Scotland

20.	Supplemental Bond and Floating Charge dated January 24, 2014		Heli-One (UK) Limited	Scotland

21.	Amended and Restated Pledge over shares of CHC Holding (UK) Limited dated January 24, 2014		Heli-One Holdings (UK) Limited	Scotland

22.	Amended and Restated Pledge over shares of Lloyd Helicopter Services Limited dated January 24, 2014		Helicopter Services Group AS	Scotland

23.	Amended and Restated Pledge over shares of Heli-One (UK) Limited dated January 24, 2014		CHC Holding (UK) Limited	Scotland

24.	Amended and Restated Aircraft Mortgage dated January 24, 2014		CHC Helicopters (Barbados) Limited Heliworld Leasing Limited	Scotland

Part B. Post-Closing Security Documents

Document	Parties	Governing Law
Share Pledge Agreement in respect of the shares in FR Horizon Holding S.à r.l.	CHC Group Ltd. FR Horizon Holding S.à r.l.	Luxembourg

Part C. Post-Liquidation Security Documents

Document	Parties	Governing Law
Share Pledge Agreement in respect of the shares in Horizon Newco S.à r.l.	FR Horizon Holding S.à r.l. Horizon Newco S.à r.l.	Luxembourg

Share Pledge Agreement in respect of the shares in FR Horizon Topco S.à r.l.	CHC Group Ltd. FR Horizon Topco S.à r.l.	Luxembourg

Share Pledge Agreement in respect of the shares in 6922767 Holding S.à r.l.	FR Horizon Topco S.à r.l. 6922767 Holding S.à r.l.	Luxembourg

Schedule IV

Closing Date Guarantors

Guarantor	Jurisdiction
Lloyd Helicopter Services Pty. Ltd.	Australia
Lloyd Helicopters Pty. Ltd.	Australia
CHC Helicopter Australia Pty Ltd (formerly Lloyd Off-Shore Helicopters Pty. Ltd.)	Australia
Lloyd Bass Strait Helicopters Pty. Ltd.	Australia
Lloyd Helicopters International Pty. Ltd.	Australia
CHC Helicopters (Barbados) Limited	Barbados
CHC Capital (Barbados) Limited	Barbados
CHC Global Operations Canada (2008) Inc.	Canada
CHC Global Operations (2008) Inc.	Canada
CHC Global Operations International Inc.	Canada
Heli-One Canada Inc.	Canada
Heli-One Leasing Inc.	Canada

Heli-One (U.S.) Inc.	Delaware
Heli-One USA Inc.	Texas
Heli-One Holdings (UK) Limited	England & Wales
Heliworld Leasing Limited	England & Wales
Management Aviation Limited	England & Wales
CHC Leasing (Ireland) Limited (formerly Justinvale Limited)	Ireland
Capital Aviation Services B.V.	Netherlands
CHC Den Helder B.V.	Netherlands
CHC Holding NL B.V.	Netherlands
CHC Hoofddorp B.V.	Netherlands
CHC Netherlands B.V.	Netherlands
Heli-One (Netherlands) B.V.	Netherlands
CHC Norway Acquisition Co AS	Norway
Helicopter Services Group AS	Norway
Heli-One (Europe) AS	Norway

Heli-One (Norway) AS	Norway
Heli-One Leasing (Norway) AS	Norway
Integra Leasing AS	Norway
CHC Holding (UK) Limited (formerly Canadian Helicopters (U.K.) Limited)	Scotland
Heli-One (UK) Limited	Scotland
Lloyd Helicopter Services Limited	Scotland

Schedule V

Agreed Security Principles

1.	Agreed Security Principles

a.	The guarantees and security to be provided by the Parent Guarantor, the Company and its Subsidiaries (the “Group”) will be given in accordance with certain agreed security principles (the “Agreed Security Principles”). This Schedule addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

b.	The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from members of the Group in jurisdictions in which it has been agreed that guarantees and security will be granted. In particular:

i.	general statutory limitations, regulatory requirements or restrictions, financial assistance, corporate benefit, fraudulent preference, “earnings stripping”, “controlled foreign corporation” rules, “thin capitalisation” rules, tax restrictions, retention of title claims, employee consultation or approval requirements, capital maintenance rules and similar principles may prevent or limit a member of the Group from providing a guarantee or security or may require that the guarantee or security be limited in amount or otherwise;

ii.	a key factor in determining whether or not a guarantee or security shall be taken is the applicable cost (including adverse effects on interest deductibility and stamp duty, notarisation and registration fees) which shall not be disproportionate to the benefit to the Lenders of obtaining such guarantee or security;

iii.	the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit to the Lenders of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties;

iv.	where there is material incremental cost involved in creating security over all assets owned by a Loan Party in a particular category (e.g. real estate), the principle stated at paragraph 1(b)(ii) above shall apply and, subject to the Agreed Security Principles, only the material assets in that category (e.g. real estate valued at at least U.S.$5,000,000) shall be subject to security;

v.	it is acknowledged that in certain jurisdictions it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

vi.	any assets subject to third party arrangements (other than with Affiliates) which may prevent those assets from being charged will be excluded from any relevant security document to the extent, and for so long as, so prevented from being charged provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the Group if the Collateral Agent (in good faith) determines the relevant asset to be material and provided further that the shares held by any member of the Group in the EMEA JV and the Canadian JV shall not be excluded from any relevant security document pursuant to application of this paragraph 1(b)(vi);

vii.	security will not be taken over any assets that are (or will within a definitive timeframe become) subject to an Aircraft Sale and Leaseback Transaction or a Designated Building and Equipment Transaction or over which there is (or within a definitive timeframe be) any Lien that is permitted pursuant to paragraph (xxxiv) of the definition of “Permitted Liens” and no guarantees will be given by members of the Group which are lessees under such lease arrangements (except in each case to the extent permitted under such lease arrangements);

viii.	members of the Group will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant members of the Group or if the same would conflict with the fiduciary duties of the directors of the relevant members of the Group or contravene any legal prohibition or would result in (or in a risk of) personal or criminal liability on the part of any officer or director, provided that the relevant member of the Group shall use all reasonable endeavours to overcome any such obstacle. For the avoidance of doubt, neither the EMEA JV nor the Canadian JV nor any of their subsidiaries shall give guarantees or enter into security documents;

ix.	the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if it would be reasonably likely to have a material adverse effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents;

x.	to the extent possible security will be granted in favour of the Collateral Agent and not the Secured Parties individually. “Parallel Debt” provisions will be used where necessary and will be included in the Intercreditor Agreement and not the individual security documents (except in the Luxembourg law governed Security Documents in relation to Collateral not falling within the scope of Luxembourg law on financial collateral); and

xi.	unless required to maintain the validity, perfection or priority of any security interest or the enforceability of any guarantee, to the extent legally possible, no action will be required to be taken in relation to any guarantee or security where any Lender transfers or assigns any of its participation in the Revolving Facility. For the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and any other relevant legal provisions, to the extent required under applicable law and without prejudice to any other terms of any Loan Documents, the Secured Parties and the Collateral Agent will expressly reserve and the pledgor shall agree to the preservation of the security interest created under any Security Documents in case of assignment, novation in whatever form, amendment or any other transfer of the Secured Obligations or any other rights arising under the Loan Documents. No Loan Party will be liable, except in the case of a voluntary registration by any Loan Party, for any fees, costs, taxes or expenses in relation to any required re-registration, re-notarisation or other requirement for perfection or protection of security or guarantees on transfer or assignment other than in connection with a replacement of the Collateral Agent.

2.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken as part of this transaction:

a.	security will secure the obligations of the Loan Party granting the security and will not be enforceable until an Event of Default has occurred and notice of acceleration of the loans has been given by the Administrative Agent under this Agreement;

b.	notification of pledges over bank accounts will be given to the bank holding the account provided that this is not inconsistent with the Group retaining control over and the ability to use freely the balance of any account (but no member of the Group will be required to ensure that any account bank declare a consent or acknowledgement of notice of security) and until an Event of Default has occurred and notice of acceleration of the loans has been given by the Agent under this Agreement there will be no restriction on the Group’s ability to move and apply cash from out of its bank accounts, subject to the provisions of this Agreement;

c.	unless the Company otherwise agrees, notification of receivables security to debtors (other than, subject to regulatory requirements or restrictions, to the EMEA JV investor or the Canadian JV investor) will only be given if an Event of Default has occurred and notice of an acceleration of the loans has been given by the Administrative Agent under this Agreement;

d.	notification of security over insurance policies (not being third party policies) will not be served until the occurrence of any Event of Default which is continuing;

e.	the security documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they should not contain any additional representations or undertakings (such as in respect of title, ranking, insurance, protection of assets, information or the payment of costs) unless these are required for the creation or perfection of the security and are no more onerous than any equivalent representation or undertaking in this Agreement;

f.	in respect of any share charges, until an Event of Default has occurred and notice of acceleration of the loans has been given by the Administrative Agent under this Agreement, the chargors shall be permitted to retain and to exercise voting rights to any shares charged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the chargors shall be permitted to receive payment of cash dividends (other than in connection with any liquidation) upstream on charged shares to the extent permitted under this Agreement;

g.	the Security Documents will not contain repeating representations unless these are required for the creation or perfection of the security;

h.	the Secured Parties/Collateral Agent should only be able to exercise any power of attorney granted to them under the security documents following the occurrence of an Event of Default in respect of which notice of acceleration of the loans has been given by the Administrative Agent or failure to comply with a further assurance or perfection obligation;

i.	the security documents shall not operate so as to prevent any transaction otherwise permitted under this Agreement and will permit the disposal of any asset where such disposal is permitted under the Loan Documents and the release of security where such release is provided for under this Agreement;

j.	no security will be taken over stock, moveable plant, equipment or receivables (other than helicopters) if it would require labelling, segregation or periodic listing or specification of such stock, plant, equipment or receivables;

k.	the security documents will not contain separate provisions for default or penalty interest, tax, gross-up or indemnification provisions;

l.	the security documents will not require any Loan Party to specifically charge or pledge any shares or other investment it owns except for shares in another Loan Party, a Material Subsidiary, the EMEA JV or the Canadian JV;

m.

at the option of the relevant Loan Party, so long as no Event of Default is outstanding, the Collateral may exclude any aircraft with a greater of book or Fair Market Value of $7,000,000 or less, so long as the aggregate value of all aircraft owned by the Loan Parties and registered in Security Jurisdictions that is not part of the Collateral does not at any time exceed $50,000,000. If an Event of Default has occurred and is continuing, and the relevant Security Documents do not operate so as to automatically include such aircraft as Collateral while such Event of Default is continuing, the relevant Loan Parties shall promptly upon the request of the Administrative Agent or the Collateral Agent provide security over aircraft that have been excluded from the Collateral by operation of the preceding sentence; provided, that such security will at the request of the relevant Loan Party be released from the Collateral upon the waiver or cure of such Event of Default; and

n.	no guarantee or security will be required from members of the Group incorporated in any jurisdiction (or pursuant to documentation governed by the laws of any jurisdiction) other than the UK, the Netherlands, Norway, Luxembourg, Canada, Australia, Sweden, the US, Barbados and Ireland (together, the “Security Jurisdictions”).

Schedule 2.01

Commitments

Name of Initial Lender	Revolving Facility Commitment (US$)	Swingline Commitment (US$)	Revolving L/C Commitment (US$)
Barclays Bank PLC	67,500,000	N/A	N/A
BNP Paribas (Canada)	15,000,000	N/A	N/A
HSBC Bank Canada	70,000,000	50,000,000	70,000,000
JPMorgan Chase Bank, N.A., Toronto Branch	67,500,000	N/A	N/A
Royal Bank of Canada	45,000,000	N/A	N/A
The Standard Bank of South Africa Limited	30,000,000	N/A	N/A
UBS Limited	50,000,000	N/A	N/A
Wells Fargo Bank, N.A.	30,000,000	N/A	N/A
Total:	375,000,000	50,000,000	70,000,000

Schedule 3.01

Organization and Good Standing

None.

Schedule 3.04

Governmental Approvals

None.

Schedule 3.07(d)

Condemnation Proceedings

None.

Schedule 3.07(f)

Subsidiaries

Subsidiary Name	Jurisdiction of Organization	Direct Parent Entity	% Equity Ownership
CHC Helicopter Holding S.à r.l.	Luxembourg	6922767 Holding S.à r.l.	100%

CHC Helicopter S.A.	Luxembourg	CHC Helicopter Holding S.à r.l.	100%

CHC Cayman Investments II Ltd.	Cayman Islands	CHC Helicopter Holding S.à r.l.	100%

CHC Cayman Investments I Ltd.	Cayman Islands	CHC Helicopter S.A.	100%

CHC Helicopters (Barbados) Limited	Barbados IBC	CHC Helicopter S.A.	100% Common shares 100% Class A Redeemable Preference shares

CHC Leasing (Barbados) Limited	Barbados RBC	CHC Helicopters (Barbados) Limited	100%

CHC Capital (Barbados) Limited[1]	Barbados IBC	CHC Helicopters (Barbados) Limited	100%

FR Horizon Swapco Ltd.	Cayman Islands	CHC Helicopter S.A.	100%

38286 Bermuda Ltd.	Bermuda	CHC Helicopter S.A.	100%

CHC Labuan Inc.	Malaysia (Federal Territory of Labuan)	38286 Bermuda Ltd.	100%

CHC Leasing (Ireland) Limited	Ireland	CHC Helicopter S.A.	100%

CHC Holding NL B.V.	Netherlands	CHC Helicopter S.A.	100%

Heli-One Australia Pty. Ltd.[2]	Australia	CHC Holding NL B.V.	100%

CHC Netherlands B.V.	Netherlands	99% owned by CHC Sweden AB and 1% owned by CHC Holding NL B.V.	99% owned by CHC Sweden AB and 1% owned by CHC Holding NL B.V.

CHC Norway	Norway	CHC Netherlands B.V.	100%

Acquisition Co AS

Heli-One (Europe) AS	Norway	CHC Norway Acquisition Co AS	100%

Helicopter Services Group AS3	Norway	Heli-One (Europe) AS	100%

Integra Leasing AS	Norway	Heli-One (Europe) AS	100%

[1]	Company is in the process of being dissolved or liquidated.
[2]	Company is in the process of being dissolved or liquidated.
[3]	Company is in the process of being merged into its parent entity, Heli-One (Europe) AS.

Subsidiary Name	Jurisdiction of Organization	Direct Parent Entity	% Equity Ownership
Lloyd Helicopter Services Limited	Scotland	Helicopter Services Group AS	100% Ordinary shares 100% Redeemable Ordinary shares

Management Aviation Limited	England and Wales	Lloyd Helicopter Services Limited	100%

Lloyd Helicopter Services Pty. Ltd.	Australia	Management Aviation Limited	100%

Lloyd Bass Strait Helicopters Pty. Ltd.[4]	Australia	Lloyd Helicopter Services Pty. Ltd.	100%

Lloyd Helicopters International Pty. Ltd.[5]	Australia	Lloyd Bass Strait Helicopters Pty. Ltd.	100%

CHC Helicopter Australia Pty Ltd (formerly Lloyd Off- Shore Helicopters Pty. Ltd.)	Australia	33 1/3% owned by Lloyd Bass Strait Helicopters Pty. Ltd. and 66 2/3% owned by Lloyd Helicopter Services Pty. Ltd.	33 1/3% owned by Lloyd Bass Strait Helicopters Pty. Ltd. and 66 2/3% owned by Lloyd Helicopter Services Pty. Ltd.

Lloyd Helicopters Pty. Ltd.	Australia	Lloyd Helicopter Services Pty. Ltd.	100%

CHC Reinsurance S.A.	Luxembourg	99.99% owned by Helicopter Services Group AS and 0.01% owned by Heli-One Leasing (Norway) AS	99.99% owned by Helicopter Services Group AS and 0.01% owned by Heli-One Leasing (Norway) AS

Heli-One Leasing (Norway) AS	Norway	Helicopter Services Group AS	100%

Court Helicopter Services (Proprietary) Limited	South Africa	Helicopter Services Group AS	100%

Heli-One (Norway) AS	Norway	Helicopter Services Group AS	100%

CHC Helicopters (Mauritius) Limited	Mauritius	Helicopter Services Group AS	100%

Court Air (Proprietary) Limited	South Africa	Court Helicopter Services (Proprietary) Limited	100%

CHC Helicopters (Africa) (Pty) Ltd	South Africa	Court Air (Proprietary) Limited	100%

CHC Helicopters (Africa) Equatorial Guinea Inc.	Equatorial Guinea	CHC Helicopters (Africa) (Pty) Ltd	60%

CHC Hoofddorp B.V.	Netherlands	CHC Netherlands B.V.	100%

[4]	Company is in the process of being dissolved or liquidated.
[5]	Company is in the process of being dissolved or liquidated.

Subsidiary Name	Jurisdiction of Organization	Direct Parent Entity	% Equity Ownership
Heli-One (Netherlands) B.V.	Netherlands	CHC Hoofddorp B.V.	100%

Capital Aviation Services B.V.	Netherlands	CHC Hoofddorp B.V.	100%

CHC Den Helder B.V.	Netherlands	CHC Netherlands B.V.	100%

Schreiner Airways Panama Operating S.A.[6]	Netherlands	CHC Den Helder B.V.	100%

Schreiner Airways Panama S.A.[7]	Netherlands	CHC Den Helder B.V.	100%

CHC South East Asia Company Limited	Thailand	CHC Helicopter S.A.	99.98%

Heli-One Holdings (UK) Limited	England and Wales	CHC Helicopter S.A.	100%

CHC Holding (UK) Limited	Scotland	Heli-One Holdings (UK) Limited	100% Class A Preference shares 100% Class B Preference shares 100% Ordinary shares

Helideck Certification Agency Limited	Scotland	CHC Holding (UK) Limited	50%

Heli-One (UK) Limited	Scotland	CHC Holding (UK) Limited	100% Ordinary shares 100% Class “A” Participating Ordinary shares 100% Cumulative Redeemable “A” Preference shares 100% Cumulative Redeemable “B” Preference shares

Heliworld Leasing Limited	England and Wales	Heli-One (UK) Limited	100%

Vinland Denmark A/S	Denmark	Brintel Helicopters Limited	100%

Aviation Personnel Recruitment & Management (APRAM) Ltd.	Cyprus	CHC Helicopter S.A.	100%

Inter Aviation Support (IAS) Ltd.	Cyprus	Aviation Personnel Recruitment & Management (APRAM) Ltd.	100%

OSCO & CHI Arabian Co. Ltd.[8]	Saudi Arabia	CHC Helicopter S.A.	90%

[6]	Company is dormant.
[7]	Company is dormant.
[8]	Company is dormant.

Subsidiary Name	Jurisdiction of Organization	Direct Parent Entity	% Equity Ownership
Heli-One Leasing Inc.	Canada	CHC Helicopter S.A.	100%

Heli-One (U.S.) Inc.	Delaware	CHC Helicopter S.A.	100%

Heli-One American Support, LLC	Delaware	Heli-One (U.S.) Inc.	100%

Heli-One USA Inc.[9]	Texas	Heli-One (U.S.) Inc.	100%

CHC Global Operations (Cyprus) Limited	Cyprus	CHC Helicopter S.A.	100%

CHC (Chad) S.A.	Chad	CHC Global Operations (Cyprus) Limited	100%

CHC Global Operations International Inc.	Canada	90% owned by CHC Helicopter S.A. and 10% owned by Heli-One Canada Inc.	90% owned by CHC Helicopter S.A. and 10% owned by Heli-One Canada Inc.

Heli-One Canada Inc.	Canada	36% owned by CHC Helicopter S.A. and 64% owned by Heli- One Leasing Inc.	36% owned by CHC Helicopter S.A. and 64% owned by Heli-One Leasing Inc.

CHC Global Operations (2008) Inc.	Canada	Heli-One Canada Inc.	100%

CHC Global Operations Canada (2008) Inc.	Canada	Heli-One Canada Inc.	100%

Heli-One American Leasing Inc.	Canada	Heli-One Canada Inc.	100%

[9]	Company is in the process of being dissolved or liquidated.

Schedule 3.07(g)

Subscriptions

None.

Schedule 3.08(a)

Litigation

International operations are subject to laws and regulations, including regulations administered by the Office of Foreign Assets Control (“OFAC”), restricting activities in certain countries such as Iran and Sudan.

In 2006, we voluntarily disclosed to OFAC that several of our subsidiaries formerly operating as Schreiner Airways may have violated applicable US laws and regulations by re-exporting to Iran, Sudan, and Libya certain helicopters, related parts, map data, operation and maintenance manuals, and aircraft parts for third party customers. OFAC’s investigation is ongoing and we continue to fully cooperate. Should the US government determine that these activities violated applicable laws and regulations, we or our subsidiaries may be subject to civil or criminal penalties, including fines and/or suspension of the privilege to engage in trading activities involving goods, software and technology subject to the US jurisdiction. At this time, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and results of operations.

Brazilian customs authorities seized one of our helicopters (customs value of $10.0 million) as a result of allegations that we violated Brazilian customs law by failing to ensure our customs agent and the customs agent’s third party shipping company followed approved routing of the helicopter during transport. We secured release of the helicopter and are disputing through court action any claim for penalties associated with the seizure and the alleged violation. We have preserved our rights by filing a civil action against our customs agent for any losses that may result. At this time, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and results of operations.

Our Brazilian subsidiary is disputing claims from the Brazilian tax authorities that it was not entitled to certain credits in 2004 and 2007. The tax authorities are seeking up to $4.8 million in additional taxes plus interest and penalties. We believe that based on our interpretation of tax legislation and well established aviation industry practice we are in compliance with all applicable tax legislation and plan to defend this claim vigorously. At this time, it is not possible to determine the outcome of this matter or the significance, if any, to our business, financial condition and result of operations.

Our Brazilian subsidiary is also disputing assessments from the municipal governments in Macae and Cabo Frio related to cross-border flights and invoicing. The municipalities are seeking up to $5 million in taxes and penalties. We do not believe the Company is liable for these amounts and will continue to dispute these assessments through administrative and judicial processes. At this time, it is not possible to determine the outcome of this matter or the significance, if any, to our business, financial condition and result of operations.

In the United Kingdom, the Ministry for Transport is investigating potential wrongdoing involving two exemployees in conjunction with the SAR-H bid award processes. This arose from our self-reporting potential improprieties by these individuals upon their discovery in 2010. The SAR-H bid process was subsequently cancelled. We will continue to cooperate in all aspects of the investigation. At October 31, 2013, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and results of operations.

Schedule 3.08(b)

Violations

None.

Schedule 3.12

Taxes

None.

Schedule 3.15

Environmental Matters

The claims described in the following attachment headed “Environmental Matters” are all known environmental claims related to CHC’s operations. While we presently do not believe any or all will have a material impact on the company, it is not possible to determine at this time the outcome of these claims or the significance, if any, to our business, financial condition and result of operations.

Schedule 3.19

Labor Matters

None.

Schedule 3.20

Insurance

As at January 23, 2014

COVERAGE TYPE AND INSURER	POLICY NO.	EFFECTIVE	EXPIRATION	LIMITS OF LIABILITY/AMOUNTS
Aviation - Main Hull and Liability (AIG lead, & various others)	10545A13	July 1, 2013	July 1,2014

•   Hull $40 mm

•   Spares $40 mm

•   Liability $500 mm, sub limited as follows:

•     $125 mm Grounding Liability

•     $25 mm TP personal injury

•   $250 mm AVN52E

•   $25 mm Non aviation xs of underlyings

•   $1 mm Chemical liability

•   $12.5 mm Noise

•   $50 mm for all except AIG (10% coinsurance)

•   $1.5 mm Cargo/Baggage

Aviation - Hull war (Talbot)	11342A13	July 1, 2013	July 1,2014	• Hull $40 mm • $250 mm AGG any one location • Spares $40 mm • Extortion $6 mm (10% co-ins) • Hi-jacking/Confiscation—$6 mm aggregate

Aviation - Brazil (AIG lead, & various others)	10545A13	July 1, 2013	July 1,2014	• Hull $40 mm • Spare Parts $40 mm • Liability $500 mm

COVERAGE TYPE AND INSURER	POLICY NO.	EFFECTIVE	EXPIRATION	LIMITS OF LIABILITY/AMOUNTS
Property - Worldwide (FM Global)	SV 584	May 1, 2013	May 1, 2014	• $500 mm

Primary Directors & Officers Liability (Nexus/Chubb/Lloyds London)	B080112869P 13	September 16, 2013	September 16, 2014	• $40 mm Primary • $ 25 mm Excess

Global Public Liability Inc. Residual Employers’ Liability & Excess Auto Liability (AIG Toronto)	GL1111516	April 30,2013	April 30,2014	• $2 mm Primary (Aviation is excess)

Schedule 4.02(k)

Governmental Approvals

None.